UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

March 29, 2013

Dear Shareholder,

We are pleased to invite you to attend KeyCorp’s 2013 Annual Meeting of Shareholders on Thursday, May 16, 2013. The meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, beginning at 8:30 a.m., local time.

The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. We encourage you to read it carefully before voting. We hope you will attend the meeting, but even if you plan to attend, we encourage you to vote your shares by telephone, over the internet, or by returning your completed proxy card to us.

Every shareholder vote is important and we want to ensure your shares are represented at the meeting. Please vote your shares as promptly as possible.

Thank you for your support of KeyCorp. We look forward to seeing you at the annual meeting.

Sincerely,

Beth E. Mooney
Chairman of the Board

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Notice of Annual Meeting of Shareholders of KeyCorp

Date and Time:	Thursday, May 16, 2013 at 8:30 a.m., local time

Place:	One Cleveland Center 1375 East Ninth Street Cleveland, Ohio 44114

Items of Business:

At the meeting, the shareholders will vote on the following matters:

1.     Election of the 12 directors named in the proxy statement to serve for one-year terms expiring in 2014,

2.     Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2013,

3.     Advisory approval of KeyCorp’s executive compensation,

4.     Approval of KeyCorp’s 2013 Equity Compensation Plan, and

5.     The transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date:	Shareholders of record of KeyCorp Common Shares at the close of business on March 19, 2013 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Delivery of Proxy Materials:	We will mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 4, 2013. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.

Internet Availability of Proxy Materials:	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2013: Our 2013 proxy statement, proxy card, 2012 Annual Review and 2012 Annual Report on Form 10-K are available at www.envisionreports.com/key.

Voting:	It is important that your shares are represented and voted at the meeting. You may vote your shares by telephone, the internet, or by mailing your signed proxy card in the enclosed return envelope if the proxy statement was mailed to you. If you decide to attend the meeting, you may withdraw any previously voted proxy and vote personally on any matter properly brought before the meeting.

By Order of the Board of Directors

Paul N. Harris
Secretary
March 29, 2013

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement. This summary does not contain all information that you should consider, and you should read the entire proxy statement carefully for complete information before you vote.

2013 Annual Meeting Information

Date and Time:	Thursday, May 16, 2013 at 8:30 a.m., local time

Place:	One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114

Proposals for the 2013 Annual Meeting

Proposal	Page	Board Recommendation
1. Election of Directors You are being asked to elect 12 directors. Two of our current directors, Messrs. Sanford and Stevens, will retire from our Board when their respective terms end at the Annual Meeting. Each of our other current directors is standing for election to hold office until the next annual meeting of shareholders or until his or her successor is duly elected or qualified. Effective with Messrs. Sanford’s and Stevens’ retirements, our Board will have 12 members.	3	“FOR” all nominees
2. Auditor Ratification We are asking shareholders to ratify our Audit Committee’s appointment of our current independent auditor, Ernst & Young LLP, as our independent auditor for fiscal year 2013. One or more representatives of Ernst & Young will be present at the meeting, will be given the opportunity to present a statement, and will be available to respond to appropriate questions from shareholders.	58	“FOR”
3. Say-on-Pay We are asking shareholders to give advisory approval of compensation for KeyCorp’s Named Executive Officers (as defined in the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement). This advisory vote is held on an annual basis.	59	“FOR”
4. 2013 Equity Compensation Plan We are asking for your approval of KeyCorp’s 2013 Equity Compensation Plan for KeyCorp’s employees and non-employee directors. A copy of the 2013 Equity Compensation Plan is attached to this proxy statement as Appendix A.	60	“FOR”

2012 Performance Highlights

KeyCorp achieved strong business results for the fiscal year ended December 31, 2012, including net income from continuing operations attributable to Key Common Shareholders of $827 million, or $0.88 per Common Share. This strong financial performance was driven by our success on a broad range of initiatives that are intended to position us for future growth:

•	On July 13, 2012, we completed our acquisition of 37 retail banking branches in Western New York, adding approximately $2 billion in assets and deposits to our balance sheet.

•	On August 1, 2012, we acquired approximately $718 million of Key-branded credit card assets from Elan Financial Services as part of our strategy to diversify our revenue stream.

•

We continued our work toward our goal of achieving an expense run-rate reduction of $150 to $200 million by the end of 2013. We achieved $60 million in annualized expense savings in 2012, exceeding the original goal set for the year.

Additionally, in accordance with the capital plan that we submitted in January 2012 to the Federal Reserve, our Board of Directors announced a Common Share repurchase program in the amount of $344 million in March 2012, and approved an increase in our quarterly cash dividend and declared a quarterly cash dividend of $0.05 per Common Share, or $0.20 per Common Share on an annualized basis, in May 2012. In connection with our January 2013 capital plan submission which was not objected to by the Federal Reserve, our Board of Directors announced a Common Share repurchase program in the amount of $426 million, and will consider increasing our quarterly cash dividend to $0.055 per Common Share, at the Board’s May 2013 meeting.

Executive Compensation

We emphasize performance-based compensation, with approximately 85% and 77% of target total direct compensation being tied to performance for our Chief Executive Officer and other Named Executive Officers (as defined on page 27 of this proxy statement), respectively. Our Named Executive Officers’ compensation opportunities are dependent upon achieving a balanced mix of financial and strategic goals directly aligned with our approved risk tolerances.

Chief Executive Officer’s Pay Mix	Other Named Executive Officers’ Pay Mix

In 2012, we revised our compensation program to require the deferral of a fixed percentage of our Named Executive Officers’ “total incentive award” over a multi-year period subject to risk-based vesting—at least 60% for our Chief Executive Officer and at least 50% for our other Named Executive Officers.

With respect to the financial metrics that were used as targets for our 2012 short-term incentive plan, we achieved a return on average assets from continuing operations in 2012 of 1.05%, completing our second consecutive year of a return on average assets above 1% and within our strategic target range. We increased 2012 pre-provision net revenue by $38 million or 2.9% over 2011, demonstrating improved noninterest income resulting from the early termination of leveraged leases, net gains from loan sales, and the redemption of trust preferred securities. For 2012, KeyCorp had earnings per share of $0.88, well within the upper end of the target range set for this metric by the Compensation and Organization Committee in early 2012. Certain of these financial metrics are defined in more detail on page 41 of this proxy statement.

Based on our performance in 2012, our short-term incentive plan was funded at 110% of target. Ms. Mooney and Messrs. Weeden and Stevens participate in our short-term incentive plan and achieved 110% of their short-term targets. Mr. Gorman and Mr. Koehler, due to their roles as the President of the Corporate Bank and the President of the Community Bank, respectively, participate in a modified short-term incentive structure that reflects the KeyCorp performance scorecard (75% of short-term incentive) and the performance of each officer’s respective line of business (25% of short-term incentive). Mr. Gorman and Mr. Koehler achieved a blended rate of 130% and 103% of their short-term targets, respectively.

The following table sets forth both the annual and long-term incentive compensation awards of our Named Executive Officers, including the percentage of the incentive award that was subject to mandatory deferral:

Name	2012 Short-Term Incentive ($)(1)	2013 LTI Award ($)(2)		Total Incentive Award ($)	% of Total Incentive Award Deferred
Beth E. Mooney	2,035,000	4,000,000		6,035,000	66%
Jeffrey B. Weeden	650,000	1,400,000		2,050,000	68%
Thomas C. Stevens	594,000	—	(3)	594,000	—%
Christopher M. Gorman	1,500,000	1,900,000		3,400,000	56%
William R. Koehler	775,000	1,300,000		2,075,000	63%

(1)	Represents short-term incentive earned in 2012 and awarded in early 2013.

(2)

Reflects 2013 LTI Award (as that term is defined on page 29 of this proxy statement) consisting of long-term incentives granted in early 2013 based on a combination of 2012 performance and expected future contributions.

(3)	Due to Mr. Stevens’ previously announced retirement, effective June 30, 2013, he did not receive a 2013 LTI Award.

For further discussion, see our Compensation Discussion and Analysis begins on page 27 of this proxy statement and our Summary Compensation Table on page 42 of this proxy statement.

Director Nominees

Name	Age	Director Since	Independent		Committee Memberships
Edward P. Campbell	63	1999	Yes	(1)	• Compensation and Organization (Chair) • Nominating and Corporate Governance
Joseph A. Carrabba	60	2009	Yes		• Compensation and Organization • Nominating and Corporate Governance • Executive
Charles P. Cooley	57	2011	Yes	(2)	• Audit • Executive
Alexander M. Cutler	61	2000	Yes	(3)	• Compensation and Organization • Nominating and Corporate Governance (Chair) • Executive
H. James Dallas	54	2005	Yes		• Risk (Chair) • Nominating and Corporate Governance
Elizabeth R. Gile	57	2010	Yes	(1)	• Risk
Ruth Ann M. Gillis	58	2009	Yes	(2)	• Audit (Chair) • Nominating and Corporate Governance
William G. Gisel, Jr.	60	2011	Yes		• Risk
Richard J. Hipple	60	2012	Yes		• Risk
Kristen L. Manos	53	2009	Yes		• Audit • Executive
Beth E. Mooney	57	2010	No		• Executive (Chair)
Barbara R. Snyder	57	2010	Yes		• Compensation and Organization • Executive

(1)	Qualifies as an audit committee financial expert, but does not serve on the Audit Committee.

(2)	Qualifies as an audit committee financial expert.

(3)	Serves as KeyCorp’s Lead Director.

Corporate Governance

We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some highlights of our corporate governance practices include:

Director Elections

•	Annual elections for all directors
•	Majority voting in uncontested elections (Page 3)
•	Director skills and qualifications (Page 3)

Board Independence

•	Other than Ms. Mooney, all director nominees are independent under the New York Stock Exchange’s and KeyCorp’s standards of independence (Page 16)
•	Standing Board committees consist solely of independent directors (Page 14)
•	Lead Director—Alexander M. Cutler (Page 14)

Standing Board Committees

•	Audit Committee—14 meetings in 2012 (Page 10)
•	Compensation and Organization Committee—10 meetings in 2012 (Page 11)
•	Nominating and Corporate Governance Committee—6 meetings in 2012 (Page 12)
•	Risk Committee—7 meetings in 2012 (Page 14)

Board Practices and Policies

•	The independent directors met in executive session at every regularly scheduled 2012 Board meeting
•	98.2% average attendance by directors at Board and committee meetings
•	Governance policies are disclosed on Key’s website at www.key.com/ir

¡	Director retirement policy
¡	Director and senior executive officer stock ownership guidelines

•	Clawback policy (Page 29)
•	Expanded Lead Director Role (Page 14)
•	Active Shareholder Engagement Program (Pages 14 and 32)
•	Board Oversight of Risk (Page 15)
•	Communications with the Board (Page 18)
•	Insider Trading Policy prohibits the hedging or pledging of Common Shares by directors or the management committee (Page 31)
•	No Tax Gross-Ups on Perquisites or on a Change of Control (Page 30)

Voting Information

Who May Vote:	Shareholders of record as of the close of business on March 19, 2013.

Voting by Internet:	Registered holders can go to www.envisionreports.com/key and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form.

Voting by Telephone:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope provided if the proxy statement was mailed to you.

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127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Proxy Statement

This proxy statement is first being mailed to our shareholders on or about April 4, 2013 in connection with the solicitation on behalf of KeyCorp’s Board of Directors of shareholder proxies to be voted at the 2013 Annual Meeting of Shareholders to be held on May 16, 2013 (the “Annual Meeting”), and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 19, 2013 are entitled to vote. On that date, there were 923,117,024 KeyCorp Common Shares outstanding and entitled to vote at the meeting.

KeyCorp employs the cost-effective and environmentally-conscious “notice and access” delivery method that allows us to give our shareholders access to the full set of our proxy materials over the internet. As a result, beginning on or about April 4, 2013, we are sending to most of our shareholders, by mail or e-mail, a notice detailing how to access our proxy materials on the internet and to vote online. The notice is not a proxy card and cannot be used to vote your shares.

General Information About the 2013 Annual Meeting

Matters to Be Presented

KeyCorp’s Board of Directors (sometimes referred to herein as the “Board of Directors” or the “Board”) does not know of any matters to be presented at the Annual Meeting other than those described in this proxy statement. However, if other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, the person or persons voting your shares according to the instructions you provided by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

How Votes Will Be Counted

Each KeyCorp Common Share is entitled to one vote on each matter to be considered at the Annual Meeting.

To transact business at the Annual Meeting, a majority of the outstanding KeyCorp Common Shares must be present either in person or by proxy. This is known as a quorum. If you have returned a valid proxy, your shares will be counted for the purpose of determining whether there is a quorum.

You may vote “FOR” or “AGAINST” or choose to “ABSTAIN” from voting for each nominee for the Board of Directors and for each of the other proposals. Generally, choosing to “ABSTAIN” from a vote is counted as a vote “AGAINST” a particular proposal. However, a vote to “ABSTAIN” from the election of any director (as in Proposal One of this proxy statement) will not be counted “FOR” or “AGAINST” that director. Even if you choose to “ABSTAIN” on any or every proposal, your proxy still will be counted towards the quorum.

A broker’s ability to vote your shares on your behalf is governed by the rules of the New York Stock Exchange. Without your specific instruction, your broker or other nominee may only vote your shares on routine proposals. A “broker non-vote” occurs when a broker submits a proxy on your behalf but leaves certain proposals (typically, the non-routine proposals) unvoted. Broker non-votes will be counted towards the quorum at the Annual Meeting. The further effect of your broker’s “non-vote”

depends on whether the non-vote relates to a routine or non-routine proposal. Your broker’s non-vote with respect to Proposals One, Three, and Four, which the New York Stock Exchange considers non-routine proposals, will not be counted “FOR” or “AGAINST” that proposal. Proposal Two is considered a routine matter than your broker may vote on without your instruction.

You are urged to vote your KeyCorp Common Shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelopes to ensure your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification whatsoever is made on an otherwise properly executed proxy card or your internet vote makes no specification whatsoever, except in the case of broker non-votes the proxies will vote “FOR” the election of the nominees named herein as directors (Proposal One of this proxy statement), “FOR” the ratification of the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2013 (Proposal Two of this proxy statement), “FOR” advisory approval of KeyCorp’s executive compensation (Proposal Three of this proxy statement), and “FOR” approval of KeyCorp’s 2013 Equity Compensation Plan (Proposal Four of this proxy statement).

Revoking Your Proxy

You may revoke your previously submitted proxy at any time prior to its exercise at the Annual Meeting by: (i) filing a notice to revoke the proxy with the Secretary of KeyCorp, (ii) filing a subsequently dated proxy (whether by proxy card, internet, or telephone), or (iii) by attending the Annual Meeting and electing to vote your shares in person. Even if you plan to attend the Annual Meeting in person, you are encouraged to vote your shares by proxy. Your mere presence at the Annual Meeting will not automatically revoke your previously submitted vote.

Cost of Proxy Solicitation

KeyCorp will bear all of the expense of preparing, printing, and mailing these proxy materials. Officers and other employees of KeyCorp and its subsidiaries may solicit the return of proxies, but will not receive any additional compensation for these efforts. KeyCorp has engaged D.F. King to assist in the solicitation of proxies at an anticipated cost of $12,500 plus expenses. KeyCorp will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.

Attending the Annual Meeting

In Person

If you attend the Annual Meeting in person, you will be asked to present photo identification, such as a state-issued driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability serves as your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must obtain and bring with you a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Internet Access

You may listen to the Annual Meeting on the Internet by visiting our website: www.key.com/ir. You may wish to visit the website a few minutes prior to the start of the meeting if you need to download any required software.

PROPOSAL ONE: Election of Directors

In accordance with KeyCorp’s Amended and Restated Code of Regulations (the “Regulations”), the Board of Directors has been fixed at 12 members, effective as of the Annual Meeting. Messrs. Sanford and Stevens will continue to serve as directors of KeyCorp until this Annual Meeting, when each will retire and their respective terms as directors will end. Under the Regulations, directors are elected to one-year terms that expire at each annual shareholder meeting. If elected, the 12 director nominees will serve one-year terms expiring at the 2014 annual shareholder meeting (or until their respective successors are elected and qualified).

The director nominees for this Annual Meeting are listed below. All nominees are current members of the Board. Should any nominee be unable to accept nomination or election, the proxies will be voted for the election of a substitute nominee recommended by the Board. Alternatively, the Board may, at its option, recommend a vote to hold a vacancy to be filled by the Board at a later date. The Board has no reason to believe that any of the individuals identified below will be unable to accept nomination or election.

KeyCorp has adopted majority voting in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an incumbent nominee receives more “AGAINST” votes than “FOR” votes, the nominee will be elected as a “holdover director” and must submit an offer to resign as a director to the Board. Thereafter, the Nominating and Corporate Governance Committee of the Board will consider the holdover director’s resignation and will submit its recommendation to accept or reject the resignation to the Board. The Board (excluding the holdover director) will act on the Committee’s recommendation and publicly disclose its decision.

The next pages set forth each director nominee’s biographical information and information concerning his or her qualifications to serve as a director of KeyCorp. The information provided is as of January 1, 2013 unless otherwise indicated. The following chart summarizes each director nominee’s skills, qualifications and relevant experience.

Director Qualifications and Experience

Name	Financial Expert	Specialized Industry Skills	Committee Skills	Public Company Experience	M & A Experience	Risk Management	Banking or Financial Industry
Edward P. Campbell	Yes	Industrial (Foreign/Domestic)	All	Yes	Yes
Joseph A. Carrabba		Mining/Environment	All	Yes	Yes	Yes
Charles P. Cooley	Yes	Specialty Chemical	Audit	Yes	Yes		Yes
Alexander M. Cutler		Industrial (Foreign/Domestic)	All	Yes	Yes
H. James Dallas		Technology	Risk/Audit	Yes	Yes	Yes	Yes
Elizabeth R. Gile	Yes	Risk Management	Risk			Yes	Yes
Ruth Ann M. Gillis	Yes	Utility	All	Yes	Yes	Yes	Yes
William G. Gisel, Jr.		Food Services	Risk		Yes	Yes	Yes
Richard J. Hipple		Manufacturing	All	Yes	Yes
Kristen L. Manos		Marketing/Manufacturing	Audit	Yes
Beth E. Mooney		Banking/Financial Services		Yes	Yes	Yes	Yes
Barbara R. Snyder		Education	All

Nominees for Director

EDWARD P. CAMPBELL
Age: 63 Director Since: 1999	KeyCorp Committee(s): • Compensation and Organization (Chair) • Nominating and Corporate Governance	Former Public Directorships (in last five years): • The Lubrizol Corporation (2009-2011) • Nordson Corporation (1994-2010) • OMNOVA Solutions, Inc. (1999-2009)

Mr. Campbell previously served on the Risk Committee and the Audit Committee where he served as Chair. Mr. Campbell qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission.

In 2010, Mr. Campbell retired as Chairman, Chief Executive Officer and President of Nordson Corporation. Nordson is a multi-national maker of capital equipment, which as of 2012 had approximately 5,400 employees and direct operations and sales support offices in over 30 countries. Mr. Campbell joined Nordson in 1988 as Vice President of Corporate Development and rose to positions of greater responsibility. He was elected Chief Executive Officer in 1997 and Chairman of the Board and Chief Executive Officer in 2004.

Prior to joining Nordson, Mr. Campbell spent 11 years in operating and financial management positions at The Standard Oil Company/British Petroleum, with responsibility for such functions as capital markets, treasury, cash management, financial planning, pension asset management, equity and fixed income management, and investment management functions, including fixed income and foreign exchange and derivatives trading. Mr. Campbell also had experience leading the retail operations of the company.

Mr. Campbell has held leadership roles in a number of civic and community organizations.

JOSEPH A. CARRABBA
Age: 60 Director Since: 2009	KeyCorp Committee(s): • Compensation and Organization • Nominating and Corporate Governance • Executive	Public Directorships: • Cliffs Natural Resources (since 2006) • Newmont Mining Corporation (since 2008)

Since 2007, Mr. Carrabba has been the Chairman, President, and Chief Executive Officer of Cliffs Natural Resources, Inc. Cliffs is an international mining and natural resources company with 2012 revenues of $5.9 billion and approximately 7,600 employees. Mr. Carrabba joined Cliffs in 2005 as President and Chief Operating Officer and became President and Chief Executive Officer in 2006.

Mr. Carrabba joined Cliffs from Rio Tinto, a global mining company where he served for 22 years in a variety of leadership capacities at locations worldwide, including the United States, Asia, Australia, Canada, and Europe. Before relocating to Rio Tinto’s Diavik Diamond Mines, Inc. in Canada’s Northwest Territory where he served most recently as President, he spearheaded the development and implementation of Rio Tinto’s Six Sigma initiative (an initiative using data measurements and statistics to identify factors to reduce waste, defects and costs and thereby increase bottom line benefits to customers and shareholders) at its bauxite mining operation in Australia.

Mr. Carrabba serves in leadership roles in a number of civic and community organizations.

CHARLES P. COOLEY
Age: 57 Director Since: 2011	KeyCorp Committee(s): • Audit • Executive	Public Directorships: • Modine Manufacturing (since 2006) (Chair of Audit Committee)

Mr. Cooley qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission.

Mr. Cooley was Chief Financial Officer of The Lubrizol Corporation from 1998 until he retired in 2011 following Berkshire Hathaway’s purchase of the company. Lubrizol, with annual revenues of approximately $6.1 billion in 2011, is a specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. At Lubrizol, Mr. Cooley had global responsibility for all aspects of its finance function and also oversaw its corporate development and strategic planning activities.

Prior to joining Lubrizol, Mr. Cooley held positions of increasing responsibility in finance at Atlantic Richfield Company for 15 years, including treasury, capital markets, corporate development, and operating segment financial management. Mr. Cooley began his career in the National Banking Division of Manufacturers Hanover Trust Company following completion of the bank’s management training program.

Mr. Cooley serves in leadership roles in a number of civic and community organizations.

ALEXANDER M. CUTLER
Age: 61 Director Since: 2000	KeyCorp Committee(s): • Compensation and Organization • Nominating and Corporate Governance (Chair) • Executive	Public Directorships: • Eaton (since 2000) • E.I. du Pont Nemours (since 2008)

Mr. Cutler is KeyCorp’s Lead Director.

Mr. Cutler is the Chairman, Chief Executive Officer, and President of Eaton, a global diversified power management company with approximately 103,000 employees that sells products in more than 170 countries. As chairman and chief executive officer of a Fortune 200 company, Mr. Cutler regularly reviews financial reports, risk management structure, policies and compliance activities, controls systems, information technology systems, company pension and deferred compensation plans, and foreign exchange and interest rate risks. He also has extensive experience in acquisition/divestiture negotiations and integrations. Mr. Cutler assumed his current position at Eaton in 2000 after 25 years with the company and its predecessors.

Mr. Cutler serves in leadership roles in civic and community organizations. He chairs The Business Roundtable Corporate Governance Committee and is also a member of The Business Council.

H. JAMES DALLAS
Age: 54 Director Since: 2005	KeyCorp Committee(s): • Risk (Chair) • Nominating and Corporate Governance

Mr. Dallas is Senior Vice President of Quality and Operations at Medtronic, Inc., a global medical technology company that employs approximately 45,000 people and does business in more than 120 countries. Mr. Dallas previously served as Senior Vice President and Chief Information Officer at Medtronic.

In his role as Senior Vice President of Quality and Operations, Mr. Dallas has responsibility for executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also serves as a member of Medtronic’s executive management team. Prior to joining Medtronic in 2006, Mr. Dallas was Vice President and Chief Information Officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas began his career as an internal auditor for C&S National Bank, a large regional bank in Atlanta, Georgia, and has experience as a cost accountant with a focus on profitability and key profit drivers. The majority of Mr. Dallas’s career has been focused on bridging the gap between strategy and execution; specifically, leading large, enterprise-wide projects and acquisition integration. In addition, he has years of experience with IT security and data privacy.

Mr. Dallas serves on the boards of civic and community organizations.

ELIZABETH R. GILE
Age: 57 Director Since: 2010	KeyCorp Committee(s): • Risk KeyBank Board of Directors

In 2005, Ms. Gile retired from Deutsche Bank AG (“Deutsche Bank”) where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). During her career, Ms. Gile had the opportunity to focus on many aspects of credit origination and risk management. In her role at Deutsche Bank, she created and ran a business division to manage the bank’s $80 billion wholesale loan portfolio using capital market instruments and derivatives to reduce the volatility of financial results. Ms. Gile also spent the first 24 years of her career at J.P. Morgan (1977 to 2001) where she was responsible at varying points for J.P. Morgan’s North American business involving high grade credit markets trading, credit portfolio management, corporate lending and credit research. Following her service at J.P. Morgan, Ms. Gile served as Vice Chair of Toronto Dominion Securities and Head of Portfolio Management for the company from 2001 to 2002.

Since her retirement, Ms. Gile served from 2007 to 2009 as Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company.

Ms. Gile has been a Director of Deutsche Bank Trust Corporation and Deutsche Bank Americas since 2005 and serves in leadership roles in a number of civic and community organizations.

Ms. Gile has been designated as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission, although she does not serve on the Audit Committee.

RUTH ANN M. GILLIS
Age: 58 Director Since: 2009	KeyCorp Committee(s): • Audit (Chair) • Nominating and Corporate Governance	Public Directorships: • Potlatch Corporation (since 2003) (chair of Compensation Committee; member of Audit and Finance Committees)

Ms. Gillis has been designated as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission.

Since 2008, Ms. Gillis has been an Executive Vice President of the Exelon Corporation, serving as Chief Administrative Officer. Exelon is an electric utility company. Previously, Ms. Gillis was a Senior Vice President at Exelon from 2005 to 2008. Ms. Gillis serves as President of Exelon Business Services Company, a subsidiary of Exelon, which encompasses information technology, supply chain, legal, communications, human resources and finance, as well as other advisory, professional, technical and support services. As President of Exelon Business Services Company, Ms. Gillis is responsible for providing oversight for transactional and corporate services for the Exelon system of companies. Ms. Gillis is a member of Exelon’s executive committee, pension investment committee, and the corporate risk management committee as well as a member of the Exelon Foundation Board. Ms. Gillis previously served as Chief Financial Officer of Exelon.

Ms. Gillis’ previous experience includes service as Unicom Corporation’s Chief Financial Officer and prior thereto as Treasurer where she was responsible for overseeing Unicom Corporation’s financing activities, cash management, financial risk management, and treasury functions. She began her professional career in banking and held leadership positions at First Chicago and American National Bank & Trust (now J.P. Morgan).

Ms. Gillis serves in leadership roles in a number of civic and community organizations.

WILLIAM G. GISEL, JR.
Age: 60 Director Since: 2011	KeyCorp Committee(s): • Risk	Public Directorships: • MOD-PAC CORP. (since 2002) • Moog Inc. (since 2012)

Mr. Gisel serves as President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3 billion. Rich Products is a leading supplier to the food service and in-store bakery segment of the food industry internationally.

Prior to becoming Chief Executive Officer in 2006, Mr. Gisel held positions of increasing responsibility with the company, including Chief Operating Officer and President of the company’s Food Group and Executive Vice President for International and Strategic Planning. Mr. Gisel began his career at Rich’s as General Counsel and also spent four years at Philips, Lytle, LLC.

Mr. Gisel is a member of the Board of Directors of the Grocery Manufacturers Association and holds leadership roles in a number of civic and community organizations.

RICHARD J. HIPPLE
Age: 60 Director Since: 2012	KeyCorp Committee(s): • Risk	Public Directorships: • Materion Corporation (since 2006) • Ferro Corporation (since 2007) (Lead Director)

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of highly engineered advanced materials and related services. Materion Corporation had sales of approximately $1.5 billion in 2011. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since 2006 and President since 2005. Mr. Hipple was Vice President of Strip Products, Performance Alloys of Materion from July 2001 to May 2002, when he became President of Performance Alloys of Materion.

Prior to joining Materion, Mr. Hipple served in the steel industry for 26 years in a number of capacities including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management.

Mr. Hipple is a member of the boards of a number of civic and community organizations.

KRISTEN L. MANOS
Age: 53 Director Since: 2009	KeyCorp Committee(s): • Audit • Executive	Public Directorships: • Select Comfort Corporation (2007-2008)

Ms. Manos has been President of Wilsonart Americas since February 2012. Located in Temple, Texas, Wilsonart is the leading producer of high pressure decorative laminate in North America.

Ms. Manos was a partner at Sanderson Berry Co., a private investment advisory services firm located in Holland, Michigan from 2009 to February 2012, where she was involved in business strategy and marketing consulting.

Ms. Manos is a former Executive Vice President of Herman Miller, Inc. (2004 to 2009). Herman Miller researches, designs, manufactures, and distributes furnishings for use worldwide in various environments including office, healthcare, educational, and residential settings. Ms. Manos was President of Herman Miller’s North American office business, where she directly participated in corporate risk evaluation, risk management and scenario planning for clients and their facilities.

Ms. Manos’ experience spans marketing, finance, manufacturing, and general management. She has led global product development, business development, customer service, and manufacturing teams, and has experience in mergers and acquisitions.

Ms. Manos serves on the Board and Finance Committee of International Relief and Development, a non-governmental organization that delivers approximately $500 million in development assistance annually.

BETH E. MOONEY
Age: 57 Director Since: 2010	KeyCorp Committee(s): • Executive (Chair)

Ms. Mooney has been KeyCorp’s Chairman and Chief Executive Officer since May 1, 2011. She was elected President and Chief Operating Officer on November 18, 2010 and served in that role until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Bank.

Ms. Mooney has over 30 years of banking experience in retail banking, commercial lending, and real estate financing. Prior to joining KeyCorp, beginning in 2000 she served as Senior Executive Vice President at AmSouth Bancorp, a large regional bank holding company that has merged with Regions Financial Corporation, and became Chief Financial Officer at AmSouth Bancorp as well in 2004. Ms. Mooney ran AmSouth’s banking operations in Tennessee and Northern Louisiana before becoming its Senior Executive Vice President and Chief Financial Officer.

Prior to joining AmSouth, Ms. Mooney completed line assignments of increasing responsibility at Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. At Bank One, Ms. Mooney served as Regional President in Akron and Dayton, Ohio, and then as President of Bank One Ohio, managing major markets throughout the state.

Ms. Mooney is a member of the Financial Services Roundtable and serves in leadership roles in a number of civic and community organizations.

BARBARA R. SNYDER
Age: 57 Director Since: 2010	KeyCorp Committee(s): • Compensation and Organization • Executive

Ms. Snyder is President of Case Western Reserve University, a private research university located in Cleveland, Ohio, and has held this post since 2007.

Prior to becoming President of Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She previously served as Vice Provost for Academic Affairs and Human Resources at OSU. She served as a faculty member of the university’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder began her academic career in 1983 as an assistant professor at Case Western Reserve University’s School of Law.

Ms. Snyder has taken a leadership role on the boards of several nonprofit organizations including BioEnterprise, whose focus is on healthcare and bioresearch.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the Director Nominees named above.

The Board of Directors and Its Committees

Our Board of Directors, elected by KeyCorp’s shareholders, oversees the management of KeyCorp and its business and is committed to sound and effective corporate governance principles and practices. During the year ended December 31, 2012, there were seven meetings of KeyCorp’s Board of Directors. At every regularly scheduled Board meeting, the independent members of the Board met in executive session (i.e., without Ms. Mooney, Mr. Stevens, or any other employee of KeyCorp present).

Each incumbent member of the Board attended at least 75% of the aggregate of the meetings held by the Board of Directors and committees of the Board on which that member served during 2012. On average, the members of the Board attended 98.2% of Board and Board committee meetings during 2012. KeyCorp Board members are expected to attend KeyCorp’s Annual Meeting of Shareholders. All but one member of the Board attended the annual meeting held in 2012.

KeyCorp’s Board of Directors currently exercises certain of its powers through four standing committees: Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk. The Board has also established an Executive Committee that serves the functions described on page 14 of this proxy statement.

Board and Committee Membership

The following table summarizes the current membership of the Board and its committees, and the number of times each met in 2012. Messrs. Sanford and Stevens will continue to serve on the Board and their respective committees until the Annual Meeting, when each will retire and their respective terms as a director will end.

Name	Board	Audit	Compensation and Organization	Nominating and Corporate Governance	Risk	Executive
Edward P. Campbell			Chair	Member
Joseph A. Carrabba			Member	Member		Member
Charles P. Cooley		Member				Member
Alexander M. Cutler	Lead		Member	Chair		Member
H. James Dallas				Member	Chair
Elizabeth R. Gile					Member
Ruth Ann M. Gillis		Chair		Member
William G. Gisel, Jr.					Member
Richard J. Hipple					Member
Kristen L. Manos		Member				Member
Beth E. Mooney	Chair					Chair
Bill R. Sanford		Member				Member
Barbara R. Snyder			Member			Member
Thomas C. Stevens						Member
Total 2012 Meetings	7	14	10	6	7	—

Audit Committee

The Audit Committee oversees and reviews the financial information provided to KeyCorp’s shareholders; appoints KeyCorp’s independent auditors subject to shareholder ratification; reviews the fees and services of the independent auditors; oversees any material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities; serves as the audit committee for KeyCorp’s subsidiary, KeyBank National Association; together with the Risk Committee oversees and reviews our allowance for loan and lease losses methodology; oversees and reviews financial reporting, compliance, legal, and information security and fraud risk matters; and supervises and directs any special projects or investigations deemed necessary. Further discussion of the Audit Committee’s functions can be found on page 15 of this proxy statement under the heading “Board Oversight of Risk.”

Compensation and Organization Committee

The Compensation Committee reviews, approves, and oversees KeyCorp’s corporate and executive compensation philosophy and programs, ensures the competitiveness of these programs, and advises the Board on the development and succession of key executives. The Compensation Committee approves the performance goals and objectives for the Chief Executive Officer and other members of the management committee and evaluates their performance. In approving compensation, the Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and her direct reports as to the compensation of other senior executives. The Chief Executive Officer does not play any role with respect to any matter affecting her own compensation.

The Compensation Committee also oversees the development and operation of KeyCorp’s incentive compensation program and philosophy, related control processes and compliance with the interagency guidance on sound incentive compensation policies and is responsible for enforcing KeyCorp’s clawback policy. Additionally, the Compensation Committee evaluates risks related to KeyCorp’s compensation policies and practices in light of KeyCorp’s goals of maintaining safety and soundness and avoiding compensation practices that encourage excessive risk-taking.

The Compensation Committee may delegate its authority to a subcommittee of its members.

Role of Compensation Consultants

The Compensation Committee retains Compensation Advisory Partners LLC (“Compensation Advisory Partners”) to assist the Committee in its evaluation of KeyCorp’s various executive compensation programs. Compensation Advisory Partners serves as an independent consultant at the direction and for the benefit of the Compensation Committee. Annually, Compensation Advisory Partners also provides the Nominating and Corporate Governance Committee with information and analysis regarding director compensation at our compensation peer group companies. It has not performed during 2012, and will not perform, any services for any other KeyCorp entity or affiliate. A representative of Compensation Advisory Partners attends all Compensation Committee meetings and frequently meets with the Compensation Committee without the presence of KeyCorp management. From time to time, Compensation Advisory Partners meets with KeyCorp management in order to gain an understanding of KeyCorp’s business strategy, compensation and benefits practices, and culture, the scope of executives’ positions, and to obtain relevant data that is not disclosed publicly. For additional discussion of the role of Compensation Advisory Partners, please see the discussion beginning on page 39 of this proxy statement.

The Compensation Committee has discussed and evaluated the work of Compensation Advisory Partners in light of six factors identified by the rules of the Securities and Exchange Commission for determining potential conflicts of interest. After review, the Compensation Committee has concluded that no conflicts of interest are raised by the work of Compensation Advisory Partners.

A more detailed explanation of the Compensation Committee’s process and procedures regarding executive compensation is presented in the Compensation Discussion and Analysis beginning on page 27 of this proxy statement. Detailed information regarding the Compensation Committee’s role in overseeing and evaluating compensation-related risks begins on page 16 of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee serves as the nominating committee for KeyCorp and, as such, recommends to the Board nominees or candidates to stand for election as directors. The Nominating and Corporate Governance Committee oversees the annual board self-assessment process, including the individual director self-assessments, and KeyCorp’s policies and practices on significant issues of corporate social responsibility. In addition, the functions of the Nominating and Corporate Governance Committee include oversight of Board corporate governance matters generally, the annual review and recommendation to the Board of a director compensation program that may include equity-based incentive compensation plans, oversight and review of KeyCorp’s directors’ and officers’ liability insurance program, and the facilitation of a meeting of all the independent Board Committee Chairs to discuss the linkage between risk and compensation at KeyCorp.

The Nominating and Corporate Governance Committee uses market data to aid it in its annual review of KeyCorp’s director compensation program. No executive officer of KeyCorp has any role in determining the amount of director compensation although the Nominating and Corporate Governance Committee may seek assistance from our management committee in designing equity compensation plans for directors. The Nominating and Corporate Governance Committee may delegate its authority to a subcommittee of its members.

Director Recruitment

The Nominating and Corporate Governance Committee uses the following criteria in director recruitment:

•	the candidate must have a record of high integrity and other requisite personal characteristics and must be willing to make the required time commitment;
•

the candidate should have a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role, in a large or recognized organization (profit or nonprofit, private sector or governmental (including educational), civilian or military);

•

the candidate should have a high level of professional or business expertise in areas of relevance to KeyCorp (such as information technology, global commerce, marketing, finance, banking or financial industry, risk management, etc.);

•	in the case of non-employee directors, the candidate should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors;
•

the candidate should not be serving as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; and

•	the candidate must demonstrate the ability to think and act independently as well as the ability to work constructively in the overall Board process.

Additionally, the Board considers whether the candidate would improve the diversity of the Board in terms of gender, race, religion, experience, and/or geography. The current composition of the Board reflects the Nominating and Corporate Governance Committee’s efforts in this area and the importance of diversity to the Board as a whole:

•	five director nominees, including the Chair of the Board, are women;
•	three of the six directors who have joined the Board since 2010 are women; and
•	one director nominee is a minority.

The criteria used in director recruitment, other than the first, are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

In evaluating potential first-time Board nominees, the Committee will consider:

•	the skills and business experience needed for the Board;
•	the current and anticipated composition of the Board in light of the business activities and needs of KeyCorp and the diverse communities and geographies served by KeyCorp; and
•

the interplay of the candidate’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the Committee deems appropriate.

The Nominating and Corporate Governance Committee considers its search for a candidate successful if a candidate matching the needs of KeyCorp and the Board is found based on these considerations.

The invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director is extended by the Chair of the Nominating and Corporate Governance Committee after discussion with and approval by the committee as a whole. Upon acceptance of the invitation by the candidate, the recommendation of the candidate by the Nominating and Corporate Governance Committee will be made to the Board for final approval.

The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. When identifying director candidates, the Nominating and Corporate Governance Committee has generally retained an independent search firm. The Nominating and Corporate Governance Committee is continually in the process of identifying potential director candidates and Board members are encouraged to submit any potential nominee that any individual director would like to suggest to the Chair of the Nominating and Corporate Governance Committee.

Shareholder Recommendations

A shareholder may also submit any potential nominee that the shareholder would like to suggest to the Chair of the Nominating and Corporate Governance Committee. Any shareholder recommendation for a director nominee should contain the recommended nominee’s background information, including:

•	the name, age, business, and residence address of such person;
•	the principal occupation or employment of such person for the last five years;
•	the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person;
•	all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity;
•	any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and
•	a statement that the individual would be willing to serve if nominated or elected.

Any shareholder recommendation should also include, as to the shareholder giving the written notice:

•	a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected; and
•

a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

Shareholder recommendations should be provided to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The Secretary will direct the materials to the Chair of the Nominating and Corporate Governance Committee.

Page 73 of this proxy statement includes additional instructions for shareholders who would like to submit a director nominee for consideration for the 2014 annual meeting of shareholders.

Risk Committee

The Risk Committee oversees and reviews risk management matters relating to: credit risk, market risk, and liquidity risk; asset/liability management policies and strategies; compliance with regulatory capital requirements; KeyCorp’s capital structure and capital management strategies, including compliance with regulatory capital requirements; KeyCorp’s portfolio of “Corporate-Owned Life Insurance”; technology-related plans, policies, and major capital expenditures; and our capital expenditure process. Together with the Audit Committee, the Risk Committee also oversees and reviews the allowance for loan and lease losses methodology. In addition, the Risk Committee exercises the authority of the Board of Directors in connection with the authorization, sale, and issuance by KeyCorp of debt and certain equity securities. The Risk Committee is also charged with making recommendations to the Board regarding KeyCorp’s dividend and share repurchase authorizations. A further discussion of the Committee’s functions is set forth on page 15 of this proxy statement under the heading “Board Oversight of Risk.”

Executive Committee

The Executive Committee exercises the authority of the Board, to the extent permitted by law, on any matter requiring Board or Board committee action between scheduled Board or Board committee meetings.

Board Leadership Structure

The Board believes that KeyCorp should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles from time to time and on a case-by-case basis. Annually, the Board evaluates its leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. Currently, KeyCorp employs a successful leadership model under which its Chief Executive Officer also serves as Chairman of the Board. The Board has also established a position of Lead Director, and Alexander M. Cutler, who has served on the Board since 2000, is our Lead Director pursuant to the vote of the independent directors. In 2012, KeyCorp’s Board was comprised of 12 independent directors and two members of management. Five of our independent directors are currently serving or have served as the chief executive officer of a publicly traded company. Each standing committee of the Board is chaired by an independent director and is composed entirely of independent directors. The Chairman and Chief Executive Officer has benefited from the extensive leadership experience of the Board.

In our 2012 proxy statement, we included a shareholder proposal that called for the Board to separate the roles of Chairman and Chief Executive Officer. Approximately 54% of shares represented at the meeting voted in favor of the proposal. In response, the Board carefully considered the shareholders’ vote, consulted with a number of KeyCorp’s large institutional shareholders and outside advisors, and enhanced the role of the Lead Director. Among his specific responsibilities, the Lead Director now:

•	chairs executive sessions of the Board and any meetings at which the Chairman is not present;
•	serves as the liaison between the Chairman and the independent directors;
•	approves all information sent to the Board;
•	approves meeting agendas for the Board;
•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	has the authority to call meetings of the independent directors;

•	if requested by major shareholders, ensures that he is available for consultation and direct communication;
•	is in frequent contact with the Chairman with respect to major issues before KeyCorp and any significant actions contemplated by KeyCorp, which are discussed with the Lead Director at an early stage;
•	advises on the retention of independent consultants to the Board;
•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;
•	oversees initiatives to implement improvements to KeyCorp’s governance policies;
•	serves as a focal point for independent Committee Chairs, providing guidance and coordination; and
•	together with the Chair of the Compensation Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

The Board recognizes that different leadership models may work for other companies depending upon their circumstances, and may become appropriate for KeyCorp under different circumstances. The Board believes that KeyCorp has greatly benefited from having a single person setting the overall tone and direction for KeyCorp and having primary responsibility for managing its operations, while allowing the Board to carry out its oversight responsibilities with the full involvement of each independent director.

In the past several years, we have developed an active shareholder engagement program that facilitates communication and transparency with our shareholders. The many conversations between our Directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, provides the necessary independent leadership to compliment the combined Chairman and Chief Executive Officer role and, with formal and informal mechanisms we have in place to facilitate the work of the Board and its Committees, results in the Board effectiveness and Board efficiency that our shareholders expect.

Board Oversight of Risk

We believe that our leadership structure supports the Board’s risk oversight function. At each Board meeting, the Chair of each Board committee reports to the full Board on risk oversight issues. The Board of Directors has delegated primary oversight responsibility for risk, generally, to the Audit Committee and the Risk Committee, and primary oversight responsibility for compensation-related risks to the Compensation Committee. These committees receive, review, and evaluate management reports on risk. Generally, each Board committee oversees the following risks:

•

The Audit Committee oversees internal audit, financial reporting, compliance and legal matters; the implementation, management, and evaluation of operational and compliance risk and controls; and information security and fraud risk.

•

The Risk Committee oversees KeyCorp’s enterprise-wide risks, including credit risk, market risk, interest rate risk, and liquidity risk, including the actions taken to mitigate these risks, as well as reputational and strategic risks.

•	The Compensation Committee oversees risk as it relates to KeyCorp’s compensation policies and practices.

The Audit and Risk Committees jointly oversee and review the allowance for loan and lease losses methodology.

As part of the risk oversight process, KeyCorp has formed a senior level management committee called the Enterprise Risk Management Committee (the “ERM Committee”). The ERM Committee consists of Ms. Mooney and other senior officers at KeyCorp, including Mr. Hartmann, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is the central management committee ensuring that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Program which encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Committee. The Board of Directors approves the Enterprise Risk Management Program and determines KeyCorp’s risk appetite.

Oversight of Compensation-Related Risks

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite and defined risk tolerances, and shareholders’ interests. Reviews of KeyCorp’s compensation plans by the Compensation Committee and KeyCorp management did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp or that would incentivize excessive risk taking. The Compensation Committee also reviewed KeyCorp’s compensation plans to monitor compliance with KeyCorp’s risk management tolerances and safety and soundness requirements.

KeyCorp has a well-developed governance structure for its incentive compensation programs, including roles for its Board of Directors, senior management, businesses and control functions. The KeyCorp Board of Directors oversees KeyCorp’s incentive compensation programs, primarily through its Compensation Committee, with additional input and guidance from its Nominating and Corporate Governance, Risk, and Audit Committees. In addition to directly approving compensation decisions for senior executives, the Compensation Committee also approves KeyCorp’s overall Incentive Compensation Program and Policy so that KeyCorp’s incentive compensation practices remain in alignment with KeyCorp’s risk management practices. KeyCorp’s Incentive Compensation Program and Policy are intended to enhance KeyCorp’s risk management practices by rewarding appropriate risk-based performance.

We maintain a detailed and effective strategy for implementing and executing incentive compensation arrangements that provide balanced risk-taking incentives. KeyCorp’s incentive compensation arrangements are designed, monitored, administered and tested by a multidisciplinary team drawn from various areas of KeyCorp, including Risk Management. This team is charged with ensuring that our incentive compensation arrangements align with risk management practices and support the safety and soundness of the organization. From initial plan design to individual awards, KeyCorp’s program incorporates sound compensation principles and risk-balancing at every stage of the incentive compensation process, including:

•	the identification of employees who have the ability to influence or control material risk;
•	the utilization of risk-balancing mechanisms across all incentive plans that take into account the primary risks associated with employee roles;
•	the deferral of incentive compensation to risk balance and align an employee’s individual interests with KeyCorp’s future success and safety and soundness;
•	the development of clawback procedures to recoup certain incentive compensation paid to employees based on certain risk-based events; and
•

the annual assessment of risk-balancing features, the degree to which selective plan design features affect risk-taking, the alignment of incentive metrics with business objectives, the overall competitiveness of the pay opportunity, the participation of control functions, and the effectiveness of monitoring and administration of the plan.

Director Independence

The Board has adopted categorical standards to assist it in assessing the independence of each of our directors. These standards conform to (and in some cases are stricter than) the independence standards set by the New York Stock Exchange. Our Standards for Determining Independence of Directors are available on our website: www.key.com/ir.

Ms. Mooney and Mr. Stevens are not independent because they are employees of KeyCorp. As employees of KeyCorp, Ms. Mooney and Mr. Stevens (and members of his immediate family) received in 2012 a standard discount on trust services provided by KeyCorp affiliates totaling approximately $2,709 and $2,727, respectively. The Board of Directors has determined that all other members of the Board of Directors (i.e., Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, and Sanford) are independent. This determination was made after reviewing the relationship of each of these individuals to KeyCorp in light of KeyCorp’s categorical standards of independence and such other factors, if any, as the Board deemed relevant.

In determining the independence of the members of the Board, the Board considered certain transactions, relationships, or arrangements described below between those directors and KeyCorp. The Board determined that none of these transactions, relationships, or arrangements is in conflict with KeyCorp’s categorical standards of independence and that no such transaction, relationship, or arrangement is material or impairs any director’s independence for any other reason. The transactions, relationships, and arrangements considered by the Board and determined to be immaterial were:

•

Messrs. Campbell, Carrabba, Cooley, Cutler, Gisel, and Hipple were customers of one or more of KeyCorp’s subsidiaries during 2012 and had transactions with such banks or other subsidiaries in the ordinary course of business.

•

In addition, during 2012, Messrs. Carrabba, Cutler, Hipple, and Sanford, and Mss. Gillis and Snyder were officers of, or had a relationship with, corporations or were members of partnerships that were customers of one or more of KeyCorp’s subsidiaries and had transactions with such subsidiaries in the ordinary course of business. Similar transactions continue to be effected during 2013.

•

All loans included in the foregoing transactions were made on substantially the same terms, including rate and collateral terms, as those prevailing at the time for comparable transactions between KeyCorp and unrelated third-parties, and did not present heightened risks of collectability or other unfavorable features.

Related Party Transactions

KeyCorp has adopted a Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. A copy of the Policy can be found at www.key.com/ir. The transactions subject to the Policy include any transaction, relationship, or arrangement with KeyCorp in which any director, executive officer, or other related person has a direct or indirect material interest other than transactions, relationships, or arrangements excepted by the Policy. These exceptions include transactions available to all KeyCorp employees generally, transactions involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, transactions involving reimbursement for routine expenses, and transactions occurring in the ordinary course of business. The Nominating and Corporate Governance Committee is responsible for applying the Policy and uses the following factors in making its determinations:

•	whether the transaction is in conformity with KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests;
•	whether the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party;
•	whether the transaction is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act; and
•	whether the transaction could call into question the independence of any of KeyCorp’s non-employee directors.

The Vanguard Group, Inc., State Street Corporation, and BlackRock, Inc. have reported that each of them, together with their respective affiliates, is a beneficial owner more than 5% of KeyCorp’s

Common Shares, as indicated under the heading “Ownership of KeyCorp Common Shares” beginning on page 22 of this proxy statement. During 2012, KeyCorp’s broker-dealer subsidiaries engaged in the purchase and sale of fixed income and equity securities and mutual funds with The Vanguard Group, Inc., State Street Corporation, and BlackRock, Inc. and their respective affiliates. The commissions earned by KeyCorp’s affiliates on these transactions were: from The Vanguard Group, Inc. and its affiliates, approximately $1.5 million; from State Street Corporation and its affiliates, approximately $300,000; and from BlackRock, Inc., approximately $1.9 million. All of these transactions were conducted at arms’ length and in the ordinary course of business.

Communications with the Board

Interested parties may submit comments and views about KeyCorp to the directors in writing to KeyCorp at its corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The correspondence should be addressed to “Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and marked “Confidential.”

Corporate Governance Documents

The KeyCorp Board of Directors’ Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons, KeyCorp’s Limitation on Luxury Expenditures Policy and KeyCorp’s Statement of Political Activity are all posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at (216) 689-4221.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties and responsibilities. The Corporate Governance Guidelines take into consideration, and are updated from time to time to reflect, corporate governance best practices and applicable laws and regulations. The Guidelines address a number of matters applicable to directors (such as director qualification standards and independence requirements, share ownership guidelines, succession planning and management) and management (such as stock ownership guidelines for management, certain limits on executive compensation, Key’s compensation philosophy, and procedures for annual evaluation of our Chief Executive Officer).

Code of Ethics

We are committed to the highest standards of ethical integrity. Accordingly, the Board of Directors has adopted a Code of Ethics for all of Key’s employees, officers, and directors which was last amended on July 13, 2012. We will disclose any waiver or amendment to our Code of Ethics by posting such information on our website. Our Code of Ethics ensures that each employee, officer, and director understands the basic principles that govern our corporate conduct and our core values of Teamwork, Respect, Accountability, Integrity, and Leadership.

Statement of Political Activity

An important part of our commitment to our community includes active participation in the political and public policy process that impacts the lives of our customers, shareholders, and business. As a large financial institution, our business is highly regulated at the federal, state, and local levels. We believe it’s critically important to take a constructive role in the political process that will shape the future of business, our industry, and our community.

The Nominating and Corporate Governance Committee of KeyCorp’s Board of Directors meets annually with a member of KeyCorp’s Government Relations team to review KeyCorp’s policies and practices regarding political contributions. Policies and practices reviewed by the Nominating and Corporate Governance Committee include Key’s policies regarding doing business with public entities, the Government Relations pre-approval process for ballot issue support and the KeyCorp Advocates Fund (political action committee) annual report.

A statement of our political activities, including our annual U.S. political contributions, is made available to our shareholders on our website: www.key.com/ir.

Management Committee

Our management committee is principally responsible for making policy for KeyCorp, subject to the supervision and direction of the Board of Directors. All members of the management committee are executive officers of KeyCorp and are subject to annual election at the annual organizational meeting of the directors in May.

There are no family relationships among the directors or the members of the management committee. Other than Mr. Hartmann and Ms. Brady, all members of the management committee have been executive officers of KeyCorp or one of its subsidiaries for the past five years or more.

Set forth below are the names and ages of the members of the management committee of KeyCorp as of January 1, 2013, the positions held by them at KeyCorp during the past five years, and the year they first became executive officers of KeyCorp. Because Mr. Hartmann and Ms. Brady have been employed at KeyCorp for less than five years, information is being provided concerning their previous business experiences.

AMY G. BRADY (46)

Ms. Brady has been Chief Information Officer since May 16, 2012. Prior to joining KeyCorp, Ms. Brady spent 25 years at Bank of America, where she most recently served as Chief Information Officer, Enterprise Technology and Operations at Bank of America, supporting technology and operations delivery for key enterprise functions. Ms. Brady has been an executive officer of KeyCorp since 2012.

CHRISTOPHER M. GORMAN (52)

Mr. Gorman has been the President of Key Corporate Bank since 2010. He previously served as a KeyCorp Senior Executive Vice President and head of Key National Banking during 2010. Mr. Gorman was an Executive Vice President of KeyCorp (2002 to 2010) and served as President of KeyBanc Capital Markets (2003 to 2010). He became an executive officer of KeyCorp in 2010.

PAUL N. HARRIS (54)

Mr. Harris has been the General Counsel and Secretary of KeyCorp since 2003 and an executive officer of KeyCorp since 2004.

WILLIAM R. KOEHLER (48)

Mr. Koehler has been the President of Key Community Bank since 2010. Mr. Koehler previously served as Great Lakes Regional President (during 2010); as leader of KeyCorp’s Keyvolution initiative (2008 to 2010); as Michigan District President (2007 to 2008); and prior to, as Managing Director and Segment Leader of the Financial Sponsors Group and Regional Banking within KeyBanc Capital Markets. Mr. Koehler became an executive officer of KeyCorp in 2010.

BETH E. MOONEY (57)

Ms. Mooney has been the Chairman and Chief Executive Officer of KeyCorp since 2011 and the President of KeyCorp since 2010. She served as Chief Operating Officer during 2010. Ms. Mooney joined KeyCorp in 2006 as a Vice Chair and head of Key Community Banking and served in those positions until 2010. She has been an executive officer since joining KeyCorp.

ROBERT L. MORRIS (60)

Mr. Morris has been the Chief Accounting Officer of KeyCorp since 2006 and an executive officer of KeyCorp since 2006.

WILLIAM L. HARTMANN (59)

Mr. Hartmann has been the Chief Risk Officer of KeyCorp since July 12, 2012. Mr. Hartmann joined KeyCorp in 2010 as its Chief Credit Officer. Prior to joining KeyCorp, Mr. Hartmann spent 29 years at Citigroup (a multinational financial services institution) where his most recent position was global head of Large Corporate Risk Management. While at Citigroup, he held numerous roles with increasing responsibility, including chief risk officer, Asia Pacific, head of Global Portfolio Management, co-head of Leveraged Finance Capital Markets and global head of Loan Sales & Trading. Mr. Hartmann has been an executive officer of KeyCorp since 2012.

THOMAS C. STEVENS (63)

Mr. Stevens has been the Vice Chair and Chief Administrative Officer of KeyCorp since 2003 and an executive officer of KeyCorp since 1996. Mr. Stevens will continue to serve as Vice Chair until our Annual Meeting, and will retire as Chief Administrative Officer effective June 30, 2013.

JEFFREY B. WEEDEN (56)

Mr. Weeden has been the Chief Financial Officer of KeyCorp since 2002 and an executive officer of KeyCorp since 2002.

Ownership of KeyCorp Common Shares

The following table sets forth the number of KeyCorp Common Shares that were beneficially owned by the directors of KeyCorp, the Named Executive Officers, and all directors and members of the management committee of KeyCorp as a group. Additionally, the table sets forth certain information with respect to the number of other phantom shares, if any, owned and the combined beneficial ownership of KeyCorp Common Shares and other phantom shares. The table also sets forth each person known to us to be the beneficial owner of more than 5% of our Common Shares.

Unless otherwise noted, this information is provided as of December 31, 2012.

Name(1)(2)	Common Shares Beneficially Owned(4) (5)	Percent of Common Shares Outstanding(6)	Other Phantom Shares(5)	Total Beneficial Ownership of Common Shares and Other Phantom Shares
Edward P. Campbell	19,732	—	89,725	109,457
Joseph A. Carrabba	15,666	—	—	15,666
Charles P. Cooley	5,557	—	—	5,557
Alexander M. Cutler	23,166	—	69,396	92,562
H. James Dallas	36,227	—	26,859	63,086
Elizabeth R. Gile	14,466	—	—	14,466
Ruth Ann M. Gillis	15,666	—	5,520	21,186
William G. Gisel, Jr.	7,157	—	—	7,157
Christopher M. Gorman(3)	630,602	—	79,428	710,030
Richard J. Hipple	4,557	—	—	4,557
William R. Koehler	190,578	—	32,797	223,375
Kristen L. Manos	34,442	—	44,393	78,835
Beth E. Mooney(3)	1,242,393	—	83,840	1,326,233
Bill R. Sanford	44,369	—	—	44,369
Barbara R. Snyder	15,166	—	6,985	22,151
Thomas C. Stevens(3)	1,469,156	—	85,029	1,554,185
Jeffrey B. Weeden(3)	1,418,494	—	38,580	1,457,074
All directors and members of the management committee as a group (21 persons)	5,840,611	—	767,536	6,608,147
The Vanguard Group, Inc. (7)	57,814,875	6.19%	—	57,814,875
State Street Corporation (8)	50,522,993	5.4%	—	50,522,993
BlackRock, Inc. (9)	46,231,758	4.95%	—	46,231,758

(1)

KeyCorp’s Corporate Governance Guidelines state that, by the fifth anniversary of his or her election to the Board or an office of KeyCorp: (i) each non-employee director should own KeyCorp Common Shares with a value at least equal to five times KeyCorp’s non-employee director annual retainer, of which 1,000 shares should be directly owned in the form of Common Shares; (ii) the Chief Executive Officer should own KeyCorp Common Shares with a value at least equal to six times her base salary, of which at least 10,000 shares should be directly owned in the form of Common Shares; and, (iii) the members of the management committee should own KeyCorp Common Shares with a value at least equal to three times his or her base salary, of which at least 5,000 shares should be directly owned in the form of Common Shares.

(2)

Pursuant to Key’s Insider Trading Policy, no director or member of the management committee is permitted to pledge, and in 2012 no director or member of the management committee has pledged, KeyCorp Common Shares.

(3)	The number of KeyCorp Common Shares beneficially owned by each of these persons through the KeyCorp 401(k) Savings Plan is included as of December 31, 2012.

(4)

Beneficially owned shares include options exercisable as of March 1, 2012. No directors held vested options as of March 1, 2013. The members of the management committee identified above hold vested options as follows:

Name	Vested Options (#)
Christopher M. Gorman	313,392
William R. Koehler	122,603
Beth E. Mooney	829,111
Thomas C. Stevens	1,120,649
Jeffrey B. Weeden	1,025,633
All directors and members of the management committee as a group (21 persons)	3,913,534

(5)

The beneficially owned shares of our non-employee directors include some phantom shares issued under the KeyCorp Directors’ Deferred Share Plan that, under certain circumstances described below, may be distributed to a director as Common Shares within 60 days of December 31, 2012. The amounts of such phantom shares are as follows:

Name	Phantom Shares (#)
Edward P. Campbell	13,166
Joseph A. Carrabba	13,166
Charles P. Cooley	4,557
Alexander M. Cutler	13,166
H. James Dallas	13,166
Elizabeth R. Gile	13,166
Ruth Ann M. Gillis	13,166
William G. Gisel, Jr.	4,557
Richard J. Hipple	4,557
Kristen L. Manos	13,166
Bill R. Sanford	13,166
Barbara R. Snyder	13,166
All non-employee directors as a group (12 persons)	132,165

Investments in phantom shares by non-employee directors are made pursuant to the KeyCorp Second Director Deferred Compensation Plan and the Directors’ Deferred Share Plan (collectively, the “Deferred Share Plans”). Phantom shares are granted to non-employee directors each year under the Directors’ Deferred Share Plan and are payable in three years, one-half in cash and one-half in Common Shares. Phantom shares payable in cash are not included in this table. If a director’s directorship ends, the phantom shares become immediately payable even if the three-year period has not ended.

Investments in phantom shares made by members of the management committee pursuant to the KeyCorp Deferred Savings Plan, or granted as Restricted Stock Unit or phantom share awards under the KeyCorp 2010 Equity Compensation Plan, and phantom shares held in the Second Directors’ Deferred Compensation Plan, or issued to directors under the Directors’ Deferred Share Plan but contributed into the Second Directors’ Deferred Compensation Plan are included in the column “Other Phantom Shares” because the members of the management committee and directors holding them do not receive beneficial ownership of KeyCorp Common Shares and did not have the right to acquire beneficial ownership of KeyCorp Common Shares on or before March 1, 2013.

For each phantom share issued under the foregoing plans, one Common Share is deducted from the aggregate number of Common Shares available for issuance under that respective plan However, an actual Common Share is only issued to the holder of phantom shares upon a distribution to be paid in Common Shares from the phantom share account. Distributions to be paid in Common Shares from the phantom share account occur on a share-for-share basis. Directors and members of the management committee participating in these plans and holding phantom shares do not have any Common Share voting rights or investment power with respect to or on account of the phantom shares until a distribution in Common Shares is made from the phantom share account.

(6)	No director or member of the management committee beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 1, 2013.

(7)

Based solely upon information contained in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 11, 2013. Vanguard reported that it owned beneficially 57,814,875 Common Shares, held sole voting power over 1,625,899 Common Shares, held sole power to dispose or to direct the disposition of 56,252,273 Common Shares, and held shared power to dispose or to direct the disposition of 1,562,602 Common Shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,303,607 Common Shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 581,287 Common Shares as a result of its serving as investment manager of Australian investment offerings. The reported address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Based solely upon information contained in the Schedule 13G filed by State Street Corporation (“State Street”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on February 12, 2013. State Street reported that it owned beneficially, and had shared voting power and shared power to dispose or to direct the disposition of 50,522,993 Common Shares. Each of the following entities has been identified by State Street as a subsidiary that beneficially owns KeyCorp Common Shares: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., State Street Global Advisors, Asia Limited, and SSARIS Advisors LLC. The reported address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(9)

Based solely upon information contained in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 10, 2013. BlackRock reported that it owned beneficially, held sole power to dispose or to direct the disposition of, and held sole power to vote or direct the voting power over, all of the 46,231,758 Common Shares reported in the table above. The reported address of BlackRock is 40 East 52nd Street, New York, NY 10022.

Section 16(A) Beneficial Ownership Reporting Compliance

KeyCorp’s directors and members of the management committee are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any required report during 2012.

Equity Compensation Plan Information

KeyCorp currently maintains and is authorized to issue Common Shares under the (i) KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”), (ii) the KeyCorp Deferred Equity Allocation Plan (the “Deferred Equity Plan”), providing a pool of Common Shares for existing and future KeyCorp deferred compensation arrangements with employees and directors, (iii) the KeyCorp Directors’ Deferred Share Plan, and (iv) the KeyCorp Amended and Restated Discounted Stock Purchase Plan. KeyCorp is no longer authorized to issue Common Shares under, but still has awards outstanding under, the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”) and the KeyCorp Amended and Restated 1991 Equity Compensation Plan (amended as of March 13, 2003) (the “1991 Plan”).

Shareholders approved the 2010 Plan at the 2010 annual shareholders meeting. At December 31, 2012, 12,444,457 Common Shares remained available for future issuance under the 2010 Plan.

Shareholders approved the Deferred Equity Plan and the Directors’ Deferred Share Plan at the 2003 annual shareholders meeting. Under the Deferred Equity Plan and the Directors’ Deferred Share Plan, all or a portion of the deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Plan include funding an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about the Deferred Equity Plan or Directors’ Deferred Share Plan because options, warrants and rights awards are not available under these plans. As of December 31, 2012, 4,679,047 and 132,161 Common Shares, respectively, have been allocated to accounts of participants under the Deferred Equity

Plan and the Directors’ Deferred Share Plan (including vested awards that have not yet been distributed to participants), and 5,717,784 and 153,901 Common Shares, respectively, remained available for future issuance.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2012:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(1)	32,607,384	$19.36	15,587,901	(2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	32,607,384	$19.36	15,587,901

(1)

The table does not include 10,941,328 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2010 Plan, 2004 Plan and 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s Common Shares outstanding.

(2)

The Compensation Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(3)

The table does not include outstanding options to purchase 12,435 Common Shares assumed in connection with an acquisition from a prior year. At December 31, 2012, these assumed options had a weighted average exercise price of $25.29 per share. No additional options may be granted under the plan that governs these options.

If our shareholders approve KeyCorp’s 2013 Equity Compensation Plan, as described more fully beginning on page 60 of this proxy statement, we will no longer have authorization to issue Common Shares under the 2010 Equity Plan, the Deferred Equity Plan, or the KeyCorp Directors’ Deferred Share Plan (collectively, the “Prior Plans”). Outstanding awards granted under the Prior Plans, as well as the 1991 Plan and 2004 Plan, will remain outstanding, subject to the terms and conditions of the respective plan each award was granted under. Upon approval of KeyCorp’s 2013 Equity Compensation Plan by our shareholders, we will deregister with the Securities and Exchange Commission the Common Shares that would otherwise remain reserved for issuance and available for grants under the Prior Plans.

The following equity awards were outstanding under all KeyCorp equity compensation plans as of December 31, 2012:

Unexercised Stock Options
Number Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Life
32,619,819	$19.36	4.7 years
Unvested Full-Value Awards(1)
Number	Vesting	Type
5,145,713	Service condition	Long-term incentive
4,092,563(2)	Performance/Service condition	Long-term incentive
2,716,654	Service	Other
1,195,849	Service	Deferred compensation programs

(1)

This table presents the aggregate number of unvested restricted stock, restricted stock unit and phantom share awards (including cash-settled awards). No Common Shares have yet been issued with respect to unvested restricted stock units or phantom shares, and no Common Shares will ever be issued with respect to unvested cash-settled awards. As a result, the number of unvested full-value awards reflected in this table differs from the number of restricted stock awards set forth in footnote 1 to the table above, which excludes unvested restricted stock units, phantom shares and cash-settled awards. This table also excludes awards that have vested and been allocated to the accounts of participants (such as under our Deferred Equity Allocation Plan, Directors’ Deferred Share Plan or other deferred compensation plans) but which have not yet been distributed to participants. Awards that are vested and allocated, but not yet distributed, are nonetheless treated as shares outstanding for purposes of the discussion before the tables on the preceding page.

(2)	Consists of performance-based restricted stock units that may only be settled in cash and, consequently, are not considered shares outstanding.

More information about these awards can be found in Footnote 18 to the Consolidated Financial Statements beginning on page 191 of our 2012 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 26, 2013.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and provides a review of the compensation decisions and awards that the Compensation Committee has made with regard to the following members of our management committee:

•	Beth E. Mooney, Chairman and Chief Executive Officer;
•	Jeffrey B. Weeden, Chief Financial Officer;
•	Christopher M. Gorman, President, Key Corporate Bank;
•	Thomas C. Stevens, Vice Chair and Chief Administrative Officer; and
•	William R. Koehler, President, Key Community Bank.

As used throughout this discussion, the term “Named Executive Officers” refers to the five members of our management committee listed above.

Executive Summary

Highlights of 2012 Performance

During 2012, the economy continued to be sluggish with overall GDP and payroll growth remaining modest and in-line with 2010 and 2011 levels. A continued low-interest-rate environment, global financial instability, U.S. federal government gridlock, and regulatory changes directly impacted the way we ran and grew our business. Despite this challenging business climate, we generated growth, acquired and developed new businesses, and continued to deliver positive shareholder returns. We demonstrated disciplined capital management by investing in our franchise, increasing our quarterly cash dividend, implementing a share repurchase program and executing on growth opportunities. Our 2012 results showed continued improvement in asset quality, an improving deposit mix and overall loan growth.

With respect to the financial metrics that were used as targets for our 2012 short-term incentive plan, we achieved a return on average assets from continuing operations in 2012 of 1.05%, completing our second consecutive year of return on average assets above 1% and within our strategic target range. We increased 2012 pre-provision net revenue (“PPNR”) by $38 million or 2.9% over 2011, demonstrating improved noninterest income resulting from the early termination of leveraged leases, net gains from loan sales driven by an increase in our commercial mortgage banking business and the redemption of trust preferred securities. In addition, PPNR to risk-weighted assets was 1.83% for 2012, just slightly below the target for this measure. For 2012, Key had earnings per share of $0.88, well within the upper end of the target range set for this metric by the Compensation Committee in early 2012.

We made significant progress in the pursuit of our strategic objectives which served as an additional basis upon which we compensated our Named Executive Officers.

•	We completed the acquisition of 37 retail-banking branches in Western New York, which added approximately $2 billion in assets and deposits to our balance sheet.

•	We acquired $718 million in Key-branded credit card assets to further diversify our revenue streams and allow for future growth opportunities.

•

We continued our work toward our goal of achieving an expense run-rate reduction of $150 to $200 million by the end of 2013. We achieved $60 million in annualized expense savings in 2012, exceeding the original goal set for the year.

During 2012, our profitability and strong revenue growth demonstrated our Named Executive Officers’ commitment to enhancing long-term shareholder value by executing our distinctive relationship business model and completing strategic actions that position us well for the future.

Compensation of Our Chief Executive Officer in 2012

Based on the strong financial performance of Key in 2012 and the significant progress we made in executing our strategy, the Compensation Committee took the following actions with respect to the total direct compensation of Ms. Mooney, our Chief Executive Officer:

•	Established her 2012 base salary at $950,000, reflecting her performance to date as she entered her first full year as Chief Executive Officer.

•

Paid her a short-term incentive based on 2012 performance of $2,035,000. This represents a payout of 110% of her short-term incentive target and was directly tied to the level of achievement against the performance metrics set forth in the 2012 Annual Incentive Plan. This performance, which is summarized on the preceding page and described in more detail under the “Short-Term Incentive” section of this discussion, resulted in funding of our PPNR goal at 107%, our PPNR to risk-weighted assets goal at 98%, our return on average assets goal at 128% and our earnings per share goal at 135%. Additionally, achievement of our strategic goals resulted in an additional funding opportunity of 10%.

•

Awarded her long-term incentives in 2012 with a target value of $3,350,000. This award was based on her performance during her first year as Chief Executive Officer, the level of achievement of our financial and strategic goals, her assembly of a strong management team, as well as the Committee’s recognition of her leadership. In addition, the Committee established compensation levels to provide Ms. Mooney with compensation more reflective of the market.

The amount of compensation actually realized by Ms. Mooney in 2012 differs significantly from the Securities and Exchange Commission’s calculation of total compensation, as set forth in the Summary Compensation Table. The Summary Compensation Table includes amounts, such as the estimated future value of equity awards, deferred compensation, changes in pension value and other amounts that Ms. Mooney may not receive until some future date, if at all. As a result, it is useful to report the amount of compensation actually realized by Ms. Mooney in 2012, which was $3,559,865.

For this purpose, we define “realized” compensation to include the following:

•	gross base salary received in 2012 of $923,077;
•	gross annual incentive earned in 2012 of $2,035,000; and
•	fair market value of restricted stock awards that vested in 2012, irrespective of when granted, of $601,788.

Please see the “Compensation Realized by Our Chief Executive Officer in 2012” table on page 44 of this proxy statement for more information about how we calculated Ms. Mooney’s realized compensation.

Our Pay-for-Performance Compensation Philosophy

We have adopted a pay-for-performance compensation philosophy which recognizes that our success is dependent upon attracting, retaining and motivating a talented workforce. To support this objective:

•	We provide for a competitive compensation program that is aligned with long-term shareholder value and conforms to regulatory requirements.

•

Our compensation policies and practices focus on the link between pay and sustainable performance, both at the company and individual levels and reinforce both short- and long-term financial performance objectives.

•

Because our businesses are based on risk-taking within our approved risk tolerances, our compensation policies are developed with a focus on prudent risk-taking and the balance between risk and reward.

The Compensation Committee is responsible for developing, reviewing and approving our compensation philosophy and compensation programs for our Named Executive Officers, and we discuss our compensation philosophy and our compensation programs at least annually with the full Board.

We execute our Pay-for-Performance philosophy by:

•

Emphasizing Performance-Based Compensation:  A significant portion of each Named Executive Officer’s compensation opportunity is dependent upon achieving a balanced mix of financial and strategic goals that are directly aligned with our approved risk tolerances. In 2012, approximately 85% of the target total direct compensation of our Chairman and Chief Executive Officer, and approximately 77% of the target total direct compensation of our other Named Executive Officers, was performance-based and not guaranteed, as illustrated in the charts below.

Chief Executive Officer’s Pay Mix	Other Named Executive Officers’ Pay Mix

•

Requiring Deferral of Incentive Awards:  For 2012, we revised our compensation program to require the deferral of a fixed percentage of our Named Executive Officers’ “total incentive award” consisting of: (i) the short-term incentive earned by the Named Executive Officer during 2012, and (ii) the long-term incentive opportunity granted to the executive in early 2013 based on a combination of 2012 performance and expected future contributions (the “2013 LTI Award”). This change was intended to require that a significant percentage of our Named Executive Officers’ total incentive award (at least 60% for our Chief Executive Officer and at least 50% for our other Named Executive Officers) be deferred over a multi-year period and remain subject to annual risk balancing.

•

Setting Competitive Compensation Levels:  We strive to maintain a competitive pay mix of both variable and fixed compensation that is reflective of our compensation peer group in which we compete for talent.

•

Balancing Compensation Risk and Reward:  We design our compensation programs to appropriately balance risk and reward. We regularly monitor these programs to ensure that we do not create incentives that encourage imprudent risk-taking. The Compensation Committee retains the right to modify incentive plan payout formulas and awards to provide for forfeiture, reduction, offset, or clawback, to the extent it determines it necessary or desirable in order to comply with the intent of the plan, our risk requirements, the participant’s risk requirements, and/or applicable regulations and guidance. Our clawback policy also allows us to recover incentive compensation if it was based on financial results that are subsequently restated and cancel outstanding equity awards, and recover realized gains, if an executive engages in certain “harmful activity.”

What we do:

We support our Pay-for-Performance philosophy through a number of other sound governance practices:

•

Impose Robust Stock Ownership Guidelines:  Our stock ownership guidelines contain robust stock ownership requirements, ranging from six times base salary for our Chief Executive Officer, with a minimum of 10,000 shares being directly owned, to three times base salary for our other Named Executive Officers, with a minimum of 5,000 shares being directly owned. Also, each Named Executive Officer must hold the net shares purchased under a stock option and any shares delivered upon vesting of other equity awards until the executive officer satisfies our stock ownership guidelines and, in the case of shares acquired upon the exercise of stock options, for not less than one year. These stock ownership guidelines closely align the interests of our Named Executive Officers with those of our shareholders.

•

Require “Double Trigger”:  Our change of control arrangements are subject to “double trigger” requirements, meaning that severance benefits are due, and equity awards vest, only if a Named Executive Officer experiences a qualifying termination of employment in connection with a change of control. These requirements are intended to prevent our Named Executive Officers from receiving windfall benefits in the event of a change of control.

•

Review Tally Sheets:  The Compensation Committee annually reviews a tally sheet for each Named Executive Officer, which includes potential severance payments, the accumulated value of vested and unvested equity awards, and the retirement benefits of each Named Executive Officer, along with comparisons against the levels and types of compensation provided to executive officers maintaining similar positions in our compensation peer group. This practice enables the Compensation Committee to evaluate the total compensation package for each Named Executive Officer, as well as isolated adjustments or incremental changes to specific elements of the package.

•	Review Share Utilization: We regularly review share overhang levels and run-rates and maintain share utilization levels well within industry norms.

•

Retain an Independent Consultant:  The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and program. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

What we don’t do:

Our executive compensation philosophy provides for:

•	No Employment Agreements: We do not maintain employment agreements with any of our employees, including our Named Executive Officers.

•	No Tax Gross-Ups: We have eliminated all tax gross-ups in the event of a change of control and all tax gross-ups for perquisites (other than on relocation).

•	No SERPs: We froze all of our executive pension plans in 2009. None of our Named Executive Officers actively participate in a supplemental defined benefit plan.

•

No Hedging or Pledging of Company Stock:  Our Insider Trading Policy restricts our employees, officers and directors from engaging in hedging transactions involving our Common Shares and it restricts our officers and directors who are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 from pledging our Common Shares.

•

No “Timing” of Equity Grants:  We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Repricing: We do not reprice or back-date stock options.

Important 2012 Compensation Design Changes

During 2012, we participated in a review and assessment of our incentive compensation programs and procedures in connection with the adoption by our regulators, including the Federal Reserve, of the interagency guidance on sound incentive compensation policies. This guidance emphasizes, among other things, increased deferral of compensation and reduced use of stock options. As part of this process, we made the following modifications to the incentive compensation of our Named Executive Officers:

Mandatory Deferral.  We revised our compensation program to provide a “total incentive award” for each Named Executive Officer consisting of: (i) the short-term incentive earned by the Named Executive Officer during 2012 and awarded in 2013, plus (ii) the 2013 LTI Award. At least 60% of the total incentive award of our Chief Executive Officer, and at least 50% of the total incentive award of our other Named Executive Officers, is required to be deferred. We determine whether our Named Executive Officers satisfy this requirement by first considering whether their long-term incentive (100% of which is delivered in the form of equity-based compensation subject to a multi-year, risk-adjusted vesting schedule) satisfies the required deferral percentage. If not, a portion of the Named Executive Officers’ short-term incentive is converted into and delivered as equity-based compensation subject to a multi-year, risk-adjusted vesting schedule.

Reduced Use of Stock Options.  We are reducing our use of stock options. Beginning with our Named Executive Officers’ 2013 LTI Award, we have allocated 50% of the long-term incentive opportunity to cash performance shares, 40% to restricted stock units and 10% to stock options. In 2012, our Named Executive Officers’ long-term incentive opportunity was split equally between cash performance shares and stock options.

Enhanced Risk Balancing.  All incentive awards, both short- and long-term, are required to be risk balanced throughout the incentive process. The Compensation Committee participates in a review of the deferred incentive awards relative to the actual risk-related outcomes of each Named Executive Officer’s performance on which the award is based. Based on individual risk performance, business performance that includes significant credit, market or operational losses or negative pre-provision net revenue, we will undertake a root cause analysis to determine how much, if any, of the executive’s deferred incentive should be forfeited.

Reduced Maximum Funding Cap.  We reduced the maximum funding opportunity of our short-term incentive plan from a maximum of 200% of target to a maximum of 150% of target. We also made corresponding adjustments to the payout curve of this plan, such that achievement of 75% of target performance results in a 50% payout, and achievement of 125% of target performance results in a 150% payout. No short-term incentive payouts will be made to our Named Executive Officers for performance below 75% of target performance.

Consideration of Our Say-on-Pay Shareholder Vote

At our 2012 Annual Meeting, our shareholders supported our executive compensation program by approving the compensation of our Named Executive Officers by a vote of approximately 96% of the KeyCorp Common Shares represented at the meeting. Since this vote, we have continued to review our executive compensation program in light of our business performance and market demands. We regularly solicit feedback from institutional investors about the structure of our compensation program. These continuing conversations with institutional investors help us better understand matters of importance to investors with regard to our Named Executive Officers’ compensation programs, and help us to shape our pay-for-performance strategy.

Our 2012 Executive Compensation Program

Core Direct Compensation

The principal components of our core direct compensation program, consisting of base salary, short-term incentive compensation and long-term incentive compensation, are described in the table below.

Component	Characteristic	Purpose	Summary of 2012 Actions
Base Salary	Fixed compensation subject to annual adjustment and review if appropriate.	Attract, retain and motivate executives and to align with market practices.	Base salary increases in 2012 between $0 and $100,000 to reflect recent promotions and expanded roles.
Short-Term Incentive	Variable compensation based on achievement of corporate and/or business unit performance goals and other strategic objectives.	Motivate and reward Named Executive Officers for achieving our annual financial and strategic goals and for effectively managing risks within our approved risk tolerances.	Short-term incentive awards ranged from $594,000 to $2,035,000, based on our performance against the financial and strategic goals in our Annual Incentive Plan.
Long-Term Incentives	Variable compensation based on share price growth and achievement of performance relative to that of our peers and other corporate performance goals.	Motivate and reward Named Executive Officers for achieving our long-term financial and strategic goals and for continued management of our risk profile, while aligning their interests with those of our shareholders.

Long-term incentive awards granted in 2012 ranged from $1,000,000 to $3,350,000, which were split equally between cash performance shares, subject to 3-year performance vesting, and stock options.

Long-term incentive awards granted in 2013 ranged from $1,300,000 to $4,000,000 which were allocated 50% to cash performance shares, 40% to restricted stock units and 10% to stock options.

Base Salary

The Compensation Committee reviews and establishes base salaries on a competitive basis each year following a market assessment of the base compensation paid to comparable executives at peer companies, to the extent that a comparable position can be identified.

For 2012, the Compensation Committee made the following adjustments to our Named Executive Officers’ base salaries (which were effective with the pay period including April 1, 2012):

Name	2012	2011	Increase
Beth E. Mooney	$950,000	$850,000	12%
Jeffrey B. Weeden	$650,000	$630,000	3%
Thomas C. Stevens	$720,000	$720,000	0%
Christopher M. Gorman	$600,000	$600,000	0%
William R. Koehler	$550,000	$450,000	22%

The adjustments for Ms. Mooney and Mr. Koehler reflect their recent promotions and expanded roles in our company. As Ms. Mooney and Mr. Koehler continue to gain experience and drive performance in their new roles, the Compensation Committee may further adjust their base salary levels to better align them with competitive market levels, as the Compensation Committee deems appropriate.

Short-Term Incentive

The Compensation Committee regards our short-term incentive program as an important component of our Named Executive Officers’ total cash compensation package.

Institutional investors with whom we have had discussions express a preference that we employ a formulaic approach to determine the amount of short-term incentive compensation payable to our Named Executive Officers. The performance scorecard for 2012 consisted of a mix of financial and strategic goals and an objective payout formula, with specific targets and weightings, as described below. The Compensation Committee also established a fixed funding percentage for each financial goal ranging from 0% to 150% of the target opportunity apportioned to each measure, with no payout for the goal if the threshold level of performance (75%) was not achieved. The Compensation Committee reviewed performance against the financial and strategic goals throughout the year and at each regularly scheduled meeting reported to the full Board the performance relative to pre-established targets.

Performance goals for Ms. Mooney, Mr. Weeden, and Mr. Stevens:  Ms. Mooney, Mr. Weeden, and Mr. Stevens participated in the KeyCorp Annual Incentive Plan. Under the Annual Incentive Plan’s funding scorecard, 90% of the 2012 short-term incentive funding opportunity was based on the extent to which we achieved four equally-weighted financial goals, with the remaining 10% of the 2012 short-term incentive funding opportunity based on the extent to which we achieved certain strategic goals, all of which are described below.

Unlike the financial goals, the Compensation Committee did not use pre-established weightings for the strategic goals; rather, funding levels for the strategic goals were based on the Compensation Committee’s assessment of overall performance relative to the mix of strategic measures. The strategic goals included:

•	our achieving an identified $30 to $50 million in cost savings run-rate by December 31, 2012;
•	the successful integration of the Western New York branch acquisition; and
•	the achievement of specified revenue growth priorities, such as the Enterprise Commercial Payment initiative.

When evaluating our achievement of these goals, the Compensation Committee considered the quality of earnings in light of one-time items of expense or revenue that were not contemplated at the time targets were set for 2012 and the impact these items had on our actual results.

KeyCorp 2012 Annual Incentive Plan

Performance Metrics	Actual Result	Performance Required for Target Payout	Funding Rate	Weight	Final Funding
PPNR ($ in millions)	$1,348	$1,301	107%	22.5%	24%
PPNR/RWA	1.83%	1.85%	98%	22.5%	22%
ROA	1.05%	0.92%	128%	22.5%	29%
EPS	$0.88	$0.75	135%	22.5%	30%
Additional Performance Metrics
Execution of Cost Savings/Efficiency Priorities Roadmap Successful Integration of HSBC Branches Revenue Growth	Met Expectations			10%	10%
Calculated Funding Compensation Committee Approved Funding					115 110	% %

Mr. Gorman and Mr. Koehler, due to their respective roles as the President of the Corporate Bank and the President of the Community Bank, maintained a modified short-term incentive structure that reflected KeyCorp’s strategic and financial performance, as well as each executive’s individual line of business performance criteria.

Performance goals for Mr. Gorman:  As the President of the Corporate Bank, Mr. Gorman’s performance goals were weighted (i) 75% based on the achievement of the 2012 financial and strategic goals as set forth under the KeyCorp Annual Incentive Plan as described above, and (ii) 25% based on the achievement of the following core Corporate Bank Annual Incentive Plan financial goal, subject to reduction based on our overall performance and corporate bank risk performance:

Corporate Bank 2012 Annual Incentive Plan Performance Metrics

Performance Metric	Result	Funding
Plan Pre-Incentive Compensation PPNR (“Pre-IC PPNR”)	$856 million
Actual Pre-IC PPNR	$890 million	104%
Potential Negative Adjustment
Corporate Bank Risk Performance	No adjustment	—
Overall KeyCorp Annual Incentive Plan Performance at 90% or less	No adjustment	—
Calculated Funding Compensation Committee Approved Funding		108% 108%

Actual Pre-IC PPNR compared to the planned level of Pre-IC PPNR was 104% and resulted in 108% funding for Mr. Gorman under the Corporate Bank Annual Incentive Plan. Based on the continued strong financial performance of the Corporate Bank, in which investment banking income and debt placement fees under his leadership have increased ten-fold, as well as Mr. Gorman’s leadership in driving strategic change within the Corporate Bank, the Committee approved an increase to Mr. Gorman’s short-term incentive award, raising his total short-term incentive award to 130% of target. Mr. Gorman’s total incentive award did not exceed his applicable cap under Section 162(m), as described below.

Performance goals for Mr. Koehler:  Similarly, as the President of the Community Bank, Mr. Koehler’s performance goals were weighted (i) 75% based on the achievement of the 2012 financial and strategic goals as set forth under the KeyCorp Annual Incentive Plan as described above, and (ii) 25% based on the achievement of the following Community Bank Annual Incentive Plan financial and strategic goals:

Community Bank 2012 Annual Incentive Performance Metrics

Performance Metrics	Result	Performance Required for Target Payout	Funding Rate	Weight	Final Funding
Total Pre-IC PPNR	$262 million	$332 million	58%	44%	25%
Pre Tax and IC Net Income	$106 million	$115 million	84%	15%	13%
Additional Performance Metrics
Overall KeyCorp Performance				26%	29%
Other Factors
Community Bank Strategic Initiatives				15%	15%
Calculated Funding					82%
Compensation Committee Approved Funding					82%

Please see page 41 of this proxy statement for the definitions of certain of the financial and strategic goals described above.

2012 Short-term incentive payouts:  Based on the foregoing financial and strategic metrics, our Named Executive Officers’ 2012 short-term incentive payouts were calculated as follows:

Name	2012 Target STI Opportunity ($)	Actual Payout (as % of Target)	Actual Payout ($)(1)
Beth E. Mooney	1,850,000	110%	2,035,000
Jeffrey B. Weeden	590,000	110%	650,000
Thomas C. Stevens	540,000	110%	594,000
Christopher M. Gorman(2)	1,150,000	130%	1,500,000
William R. Koehler(2)	750,000	103%	775,000

(1)	100% of the short-term incentive was paid in cash as each Named Executive Officer’s 2013 LTI Award satisfied the minimum required deferral percentage of our mandatory deferral.

(2)	Reflects both KeyCorp’s and the respective line of business (Corporate Bank and Community Bank) achievement levels.

When determining the short-term incentive funding and payout levels for 2012, the Compensation Committee retained the authority to adjust all incentive funding downward or to not provide an incentive opportunity if our Enterprise Risk Management dashboard performance fell outside of permissible risk tolerance levels. Qualitative performance feedback was provided to the Compensation Committee from the Risk and Audit Committees regarding our risk profile and current and emerging risk issues prior to determining the amount of short-term incentive funding. In addition, before determining the actual payouts, the Compensation Committee also considered the quality of our Named Executive Officers’ demonstrated scorecard performance, including their individual risk performance.

In order to comply with the requirements of Section 162(m) of the Internal Revenue Code, we capped the maximum short-term incentive actually payable to any Named Executive Officer. This cap was determined by multiplying a participation percentage assigned by the Compensation Committee to each Named Executive Officer by a bonus pool equal to 1% of our 2012 PPNR. The amount of short-term incentive compensation actually paid to each Named Executive Officer did not exceed the cap applicable to the Named Executive Officer.

Long-Term Incentives

The Compensation Committee establishes long-term incentive grant levels by reviewing our company’s historic grant levels, the dilutive impact and financial accounting cost of the long-term incentive program, and the long-term incentive practices of companies in our compensation peer group. The Compensation Committee also considered the balance between long-term and short-term incentive compensation.

Long-term incentive grants:  The following table reflects: (i) the forward-looking long-term incentives granted to Named Executive Officers in February 2012 based on their expected future contributions, and (ii) the 2013 LTI Award granted in early 2013 based on an assessment of our combined performance and the individual performance of each Named Executive Officer during 2012 together with the expected ability of the Named Executive Officer to influence our future growth.

	Value of Long-Term Incentive Grant(1)
Name	Granted in 2012 ($)(2)	2013 LTI Award ($)(3)
Beth E. Mooney	3,350,000	4,000,000
Jeffrey B. Weeden	1,380,000	1,400,000
Thomas C. Stevens	1,340,000	—	(4)
Christopher M. Gorman	1,750,000	1,900,000
William R. Koehler	1,000,000	1,300,000

(1)

Value of award on date of grant as determined by Black-Scholes value for stock options, and grant date share price for restricted stock units (2013 LTI Award only) and cash performance shares (assuming payout at target).

(2)	Reflects long-term incentives granted in 2012 based on expected future contributions.

(3)	Reflects long-term incentives granted in 2013 based on a combination of 2012 performance and expected future contributions.

(4)	Due to Mr. Stevens’ previously announced retirement, effective June 30, 2013, he did not receive a 2013 LTI Award.

Equity vehicles:  The long-term incentives granted to our Named Executive Officers in 2012 and the 2013 LTI Award were allocated as follows:

LTI Granted in 2012	2013 LTI Award
Cash Performance Shares (50%) Stock Options (50%)	Cash Performance Shares (50%) Restricted Stock Units (40%) Stock Options (10%)

Cash performance shares:  Cash performance shares provide our Named Executive Officers with the opportunity to receive a cash payout based on the extent to which we achieve a balanced mix of financial and strategic goals during a three-year performance period together with the continued management of our risk profile. Cash performance shares encourage our Named Executive Officers to continue to make decisions and to deliver results over a multi-year time period, thereby keeping a focus on our company’s long-term performance horizons. In addition, cash performance shares allow us to retain our executive talent because executives generally must remain employed through the end of the performance period to receive a payout. Although the dollar value of a cash performance share at distribution is equal to our Common Share price on that date, any payout would be in the form of cash.

The number of cash performance shares granted to each Named Executive Officer was determined by converting the portion of each Named Executive Officer’s long-term incentive opportunity allocable to cash performance shares into a target number of phantom shares based on the closing price of our Common Shares as of the cash performance share grant date.

The Compensation Committee determines the actual payouts with respect to the cash performance shares, depending on the extent to which we achieve the following balanced mix of financial and strategic goals together with the management of our risk profile:

Financial/Quality of Earnings	Other Factors (Payout Reduction Only)
Total Shareholder Return vs. Peers ROA vs. Peers Cumulative Earnings Per Share	Enterprise Risk Management Dashboard Execution of Strategic Priorities Other Factors

Each of the “Financial/Quality of Earnings” metrics are equally weighted at 33.3% of the total, while the “Other Factors,” related to our strategic business plan covering the performance period, may reduce funding levels in the Compensation Committee’s judgment. Generally, performance at the 25th percentile of our peers results in 50% funding and performance at the 75th percentile of our peers results in 150% funding with respect to the Total Shareholder Return vs. Peers and ROA vs. Peers.

Please see page 41 of this proxy statement for the definitions of certain of the financial goals used above.

In order to comply with the requirements of Section 162(m) of the Internal Revenue Code, cash performance shares are subject to a funding “hurdle.” The hurdle is satisfied if our pre-provision net revenue/average assets (from continuing operations) during the three-year performance period is at least 75% of our pre-provision net revenue/average assets (from continuing operations) during the preceding three years. If the hurdle is satisfied, the cash performance shares fund at the maximum level of performance (200% of target for the cash performance shares granted in 2012 and 150% of target for the cash performance shares granted as part of the 2013 LTI Award). If the hurdle is not satisfied, the cash performance shares do not fund.

Restricted stock units:  Restricted stock units allow our Named Executive Officers to receive Common Shares. Restricted stock units vest ratably over a four-year period. Restricted stock units align the interests of our executives with those of our shareholders by providing a direct link to share price, ensuring that our executives maintain robust levels of share ownership, and providing strong incentives for retention of key executives.

Stock options:  Stock options allow our Named Executive Officers to purchase shares at a price equal to the grant date closing price of our Common Shares. Our stock options are granted subject to four-year ratable vesting and have a ten-year term.

We believe that stock options are an effective tool to align the interests of our shareholders with those of our executives as long as they are appropriately risk-balanced and granted in measured amounts. Our regulators, however, have expressed concerns about the leverage associated with stock options and the possibility of executives’ realizing a disproportionate award; accordingly, we have decreased our usage of stock options for long-term incentive awards granted after 2012. Instead, we increased the number of restricted stock units granted so that our executives are subject to the same leverage to changes in share price as are our shareholders.

By decreasing the use of stock options and increasing our reliance on restricted stock units we are able to reduce shareholder dilution while maintaining a strong link to shareholder interests and a direct tie to our company’s future performance.

All Incentives Subject to Risk-Based Vesting

All incentive awards granted in 2013, including both the 2013 LTI and any short-term incentive subject to mandatory deferral, are subject to annual risk-adjusted vesting and to offset, forfeiture and clawback in accordance with our clawback policy, company risk policies and “harmful activity” requirements, and applicable plan provisions, all as described earlier in this discussion.

Application of Mandatory Deferral

The following table illustrates how the new mandatory deferral requirements apply to our total incentive award and the percentage of each Named Executive Officer’s total incentive award subject to multi-year deferral and risk-adjusted vesting.

Name	2012 Short- Term Incentive ($)(1)	2013 LTI Award ($)(2)		Total Incentive Award ($)	% of Total Incentive Award Deferred
Beth E. Mooney	2,035,000	4,000,000		6,035,000	66%
Jeffrey B. Weeden	650,000	1,400,000		2,050,000	68%
Thomas C. Stevens	594,000	—	(3)	594,000	—%
Christopher M. Gorman	1,500,000	1,900,000		3,400,000	56%
William R. Koehler	775,000	1,300,000		2,075,000	63%

(1)	Represents short-term incentive earned in 2012 and awarded in early 2013.

(2)	Reflects 2013 LTI Award consisting of long-term incentives granted in early 2013 based on a combination of 2012 performance and expected future contributions.

(3)	Due to Mr. Stevens’ previously announced retirement, effective June 30, 2013, he did not receive a 2013 LTI Award. Accordingly, no deferral percentage is reported for him.

The table above contains information not included in the Summary Compensation Table and should not be viewed as a substitute for any information contained in that table.

Perquisites and Retirement Benefits

We require all of our Named Executive Officers to obtain an annual executive physical. In addition, we provide Ms. Mooney with residential security services and in some instances require her to use a secure automobile and professionally trained driver for certain business and travel. We require such use as a matter of security for Ms. Mooney. Ms. Mooney reimburses the company for the cost of the automobile and driver when the use is solely for personal purposes. Except as described above, we do not provide our Named Executive Officers with other perquisites.

Our retirement plans now consist of two defined contribution plans: the voluntary 401(k) Savings Plan for all employees and the non-qualified Deferred Savings Plan that provides senior managers with similar levels of benefits on plan-eligible compensation over the Internal Revenue Service compensation limits. The plans include a profit sharing contribution, which is determined annually on a discretionary basis and can range from 0% to 6% of plan-eligible compensation. The contribution rate will depend on the Compensation Committee’s assessment of our overall performance relative to goals that are aligned with our short-term incentive plan. Based on the level of our achievement of the financial and strategic objectives applicable to the Annual Incentive Plan, the Compensation Committee established the profit sharing contribution for 2012 at 2.4%.

We froze our Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan effective December 31, 2009.

Change of Control Agreements

All Named Executive Officers are covered under a change of control agreement. We use change of control agreements to help attract and retain executive talent. The Compensation Committee and the Board of Directors continue to believe that it is in the best interests of shareholders to ensure that our Named Executive Officers are able to objectively evaluate the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. Based on information provided by Compensation Advisory Partners, the Compensation Committee’s independent compensation consultant, most companies in our compensation peer group maintain similar change of control arrangements for their executive officers.

To receive a change of control benefit, there must be (i) a change of control and (ii) the executive must be terminated within two years following the change of control (or terminate for “good reason”). Change of control benefits include a lump sum payment representing three years of (i) the executive’s base salary, (ii) target bonus, (iii) the benefits that the executive would have received under the KeyCorp 401(k) Savings Plan and Deferred Savings Plan, and (iv) a lump sum payment of the executive’s COBRA costs for continued medical coverage. Following the executive’s termination, unvested equity awards will fully vest as outlined under the applicable equity award agreement(s). To be eligible for a change of control benefit, our executives must enter into a waiver and release agreement with our company.

Separation Pay

To assist our employees at the time of a job loss due to a termination as a result of a reduction in staff, we maintain the KeyCorp Separation Pay Plan, which generally covers all of our employees, including our Named Executive Officers. The Separation Pay Plan provides an employee with a separation pay benefit if the employee’s position is eliminated (or modified) and there is no other comparable position available to the employee. Separation pay benefits are capped at a maximum benefit amount of two-times the IRS Section 401(a)(17) compensation limit (in 2012 this cap was $500,000). To be eligible for a separation pay benefit, our executives must enter into a waiver and release agreement with our company.

The terms of our change of control agreements and the separation benefit provided under the Separation Pay Plan are described in detail in the narrative to the “Potential Payments Upon Termination or Change of Control” section on page 50 of this proxy statement.

Compensation Consultant and Compensation Peer Group

The Compensation Committee has retained the services of Compensation Advisory Partners, an independent executive compensation advisory firm. At the Compensation Committee’s request, Compensation Advisory Partners provides the Compensation Committee with information on current trends in compensation design and emerging compensation practices. It also provides the Compensation Committee with an annual review and analysis of the compensation programs of our compensation peer group, which it updates during the latter half of the year to determine whether the compensation targets of the Named Executive Officers continue to remain competitive. Compensation Advisory Partners reports directly to, and serves at the sole pleasure of, the Compensation Committee. Compensation Advisory Partners provided no other services to us other than the executive compensation consulting services that were requested by the Compensation Committee. Compensation Advisory Partners’ services to the Compensation Committee include:

•	recommending targeted pay position for total compensation and the desired mix between the primary components such as base salary, short-term and long-term incentive compensation for senior executives;
•	assisting in determining an appropriate peer group for executive compensation and performance comparisons;
•	advising on competitive compensation ranges;
•	advising on annual and long-term incentive design and implementation, including plan structure, performance metrics, award opportunities and vesting conditions;
•	assisting in determining progress against incentive compensation performance goals for senior executives; and
•	reporting on trends in executive compensation, as well as any other ad hoc services relating to executive compensation requested by the Compensation Committee.

In setting compensation for our Named Executive Officers, the Compensation Committee examines the compensation data of our peer companies to better understand whether our pay practices continue to remain appropriate when measured against the competitive landscape. While this market data is useful, the Compensation Committee does not rely only on this data for targeting compensation levels, but uses it as a basis for validating relative competitive pay for our Named Executive Officers. The Compensation Committee also considers market conditions, promotions, individual performance, and other relevant circumstances as it determines our Named Executive Officers’ compensation levels.

For 2012, the Compensation Committee continued to use the Standard and Poor’s Banks Index (without Wells Fargo, due to its size) for our compensation peer group. This index includes companies of similar size (based on assets) and diversified business models. The companies in the index maintain a strong brand and reputation and actively compete with us for executive talent. As of December 2012, the median market capitalization of the compensation peer group was $10 billion and the median asset size was $83 billion. In comparison, our market capitalization and asset size at December 31, 2012 were $7.8 billion and $89.2 billion, respectively. For 2012, the companies in the compensation peer group were (listed in alphabetical order):

BB&T Corp	Huntington Bancshares Inc.	Regions Financial Group
Comerica	M&T Bank Corp.*	SunTrust Banks Inc.
Fifth Third Bancorp	People’s United Financial Inc.	US Bancorp
First Horizon National Corp.	PNC Financial Services Group	Zions Bancorporation

*	Acquired Hudson City Bancorp during 2012. Hudson City Bancorp was part of the Standard and Poor’s Banks Index during 2011.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code allows a federal tax deduction for compensation that is paid to our Named Executive Officers if the amount of compensation is $1 million or less. For amounts in excess of $1 million, a deduction is allowed only if the compensation paid meets the definition of “performance-based” compensation.

Our short-term incentive opportunity, stock options and cash performance shares granted in 2012 were intended to qualify as performance-based compensation for purposes of Section 162(m) and to be fully deductible for federal income tax purposes. However, the Compensation Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award compensation that is not deductible if we believe that it is in our shareholders’ best interests.

Executive Officer Retirement

On October 23, 2012, Mr. Stevens, our Vice Chair and Chief Administrative Officer, announced that he will retire as a member of KeyCorp’s Board of Directors effective as of the Annual Meeting and as Chief Administrative Officer on June 30, 2013.

Definitions of Certain Financial Goals

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of performance goals under our short-term incentive program and the cash performance shares. The performance goals are defined as follows:

•	Earnings per Share (“EPS”): Net income from continuing operations attributable to KeyCorp Common Shares divided by weighted-average Common Shares and potential Common Shares outstanding.

•	Pre-Provision Net Revenue (“PPNR”) (non-GAAP measure): Net interest income (GAAP) plus taxable-equivalent adjustment plus noninterest income less noninterest expense, all from continuing operations.

•

Pre-Provision Net Revenue/Risk-Weighted Assets (“RWA”) (non-GAAP measure): Annualized pre-provision net revenue divided by average risk-weighted assets (RWA), both from continuing operations. RWA are computed by assigning specific risk weightings (as defined by the Federal Reserve) to assets and off-balance sheet instruments.

•	Return on Assets (“ROA”): Annualized net income from continuing operations attributable to KeyCorp divided by average assets of continuing operations.

•	Risk-Weighted Assets (“RWA”) (non-GAAP measure): RWA equal the total assets on-balance sheet plus off-balance sheet exposures, risk weighted as defined by the Federal Reserve.

•

Total Shareholder Return (“TSR”):  For use with the Long-Term Incentive Plan. Based on average closing share price over the last 20 trading days in the base year versus average closing share price in the last 20 days in year three, plus investment of dividends paid during the three-year measurement period.

In its judgment, the Compensation Committee may adjust the performance goals for certain extraordinary items identified by the Compensation Committee to reflect changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events. For 2012, no adjustments were made to the goals under the short-term incentive program.

A reconciliation of certain non-GAAP financial measures to GAAP financial measures and our reasons for using non-GAAP financial measures can be found beginning on page 45 of our 2012 Annual Report on Form 10-K.

Compensation of Executive Officers and Directors

2012 Summary Compensation Table

The following table sets forth the compensation paid by KeyCorp to the Named Executive Officers for the years ended December 31, 2012, 2011, and 2010 to the extent applicable.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Beth E. Mooney— Chairman and Chief Executive Officer(1)	2012	923,077	—	1,674,994	1,454,366	2,035,000	5,335	179,654	6,272,426
	2011	1,265,339	—	1,428,828	1,179,843	958,800	5,290	117,564	4,955.665
	2010	1,610,656	—	769,998	—	—	4,653	63,969	2,449,276
Jeffrey B. Weeden— Chief Financial Officer	2012	644,615	—	689,999	599,110	650,000	18,885	93,404	2,696,014
	2011	899,932	—	1,977,497	646,873	420,000	18,723	58,888	4,021,914
	2010	1,214,882	—	584,998	—	—	16,469	58,882	1,875,231
Christopher M. Gorman— President, Key Corporate Bank	2012	600,000	—	874,999	759,744	1,500,000	29,957	51,160	3,815,860
	2011	1,116,391	—	942,837	749,999	805,500	29,700	37,697	3,682,124
	2010	1,409,910	—	704,997	—	—	26,124	51,205	2,192,236
Thomas C. Stevens— Vice Chair and Chief Administrative Officer	2012	720,000	—	669,993	581,746	594,000	45,717	98,121	2,709,577
	2011	948,403	—	657,850	586,250	386,400	45,325	72,897	2,697,124
	2010	1,214,868	—	584,998	—	—	39,867	69,868	1,909,601
William R. Koehler— President, Key Community Bank	2012	523,077	93,500	499,995	434,138	775,000	17,186	87,048	2,429,944

(1)	Ms. Mooney has been Chief Executive Officer since May 2011, making 2012 the first full year she served in that position.

(2)

During all of 2010 and through June 5, 2011, a significant portion of each Named Executive Officer’s salary was paid in the form of “salary stock” due to the limitations imposed on us as a result of our participation in the Troubled Assets Relief Program (“TARP”). We repaid our TARP obligations in full on March 30, 2011 and the Compensation Committee discontinued the use of salary stock effective June 5, 2011, which had the effect of reducing the base salary levels of the Named Executive Officers.

(3)	Reflects the vesting of awards of “deferred cash” granted to Mr. Koehler in 2009 and 2010, which vested on February 18, 2012 and February 19, 2012.

(4)

In 2012, the Named Executive Officers’ long-term incentive opportunity was delivered 50% in the form of cash performance shares and 50% in the form of stock options. The amounts reported in this column reflect the aggregate grant date fair value of the cash performance shares granted to the Named Executive Officers determined by dividing the target amount of the long-term incentive opportunity by the grant date closing price of $7.98. Please see page 36 of this proxy statement for a description of the cash performance shares. The grant date fair value of the cash performance shares granted in 2012 to each Named Executive Officer, assuming that the highest level of performance would be achieved, is as follows: Ms. Mooney: $3,534,700; Mr. Weeden: $1,456,088; Mr. Gorman: $1,846,490; Mr. Stevens: $1,413,870; and Mr. Koehler: $1,055,128. For 2010, the column reflects grants of “long-term restricted stock” awarded to Named Executive Officers as permitted under TARP. For 2011, the column reflects the portion of each Named Executive Officer’s short-term incentive award that was required to be deferred and delivered in the form of restricted stock. All awards are recorded at their aggregate grant date fair value, which was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 18 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (“Annual Report”) for an explanation of the assumptions made in valuing these awards.

(5)

Reflects the aggregate grant date fair value of stock options granted to the Named Executive Officers. No stock options were granted to our Named Executive Officers in 2010 as a result of our participation in TARP. See Note 18 of the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for an explanation of the assumptions made in valuing these awards.

(6)

Reflects the cash portion of the short-term incentive earned by each Named Executive Officer for the applicable year. For 2011, a portion of each Named Executive Officer’s short-term incentive award was paid in the form of restricted shares, which vest in equal installments over a four-year period and are included in the Stock Awards column for 2011. For 2012, 100% of each Named Executive Officer’s short-term incentive award was paid in cash.

(7)

Reflects the interest credits allocated to the Named Executive Officers under the frozen Cash Balance Pension Plan and Excess Cash Balance Pension Plans. We froze our pension benefits for all employees, including the Named Executive Officers, effective December 31, 2009, as more fully described in the narrative to the 2012 Pension Benefits Table below. No above-market or preferential earnings were accrued by Named Executive Officers on deferred compensation.

(8)	Reflects the benefits and payments described in the following section, “Components of All Other Compensation.”

Components of All Other Compensation

The following table sets forth detail about the amounts reported in the “All Other Compensation” column of the 2012 Summary Compensation Table above.

Name	Executive Physical ($)(1)	Executive Security ($)(2)	Disability Insurance ($)	Matching Contribution ($)(3)	Profit Sharing ($)(4)	Total ($)
Beth E. Mooney	2,223	19,353	—	112,913	45,165	179,654
Jeffrey B. Weeden	2,223	—	2,182	63,448	25,551	93,404
Christopher M. Gorman	2,223	—	205	15,000	33,732	51,160
Thomas C. Stevens	2,223	—	2,961	66,384	26,554	98,121
William R. Koehler	2,223	—	—	60,590	24,236	87,048

(1)	The maximum benefit utilized by any Named Executive Officer was $2,222.90. For privacy reasons, this amount is shown for all Named Executive Officers, regardless of actual usage.

(2)

Based on the recommendations of an independent security study, the Compensation Committee approved a comprehensive security program for Ms. Mooney. Under this program, we are paying for certain security upgrades and have authorized, and in some instances required, her to use a secure automobile and professionally-trained driver for business and personal travel. Ms. Mooney reimburses us for the cost of the automobile and driver when used solely for personal purposes.

(3)

The amounts in this column consist of KeyCorp contributions to the qualified 401(k) Savings Plan and the nonqualified Deferred Savings Plan. For more information about these plans, see pages 38 and 49 of this proxy statement.

(4)

We provide employees who participate in our 401(k) Savings Plan and Deferred Savings Plan with a discretionary profit sharing contribution equal to a percentage of their plan-eligible compensation. The percentage of this profit sharing contribution is determined annually by the Compensation Committee based on its assessment of overall performance relative to goals that are aligned with our short-term incentive plan. For 2012, the profit sharing contribution to these plans was 2.4%.

Compensation Realized by Our Chief Executive Officer in 2012

Realized Compensation

Compensation Component	Period Earned	Target	Amount Realized	Performance Result
Base Salary	2012	$950,000	$923,077	The Compensation Committee reviews and establishes base salaries on a competitive basis each year following a market assessment of the base compensation paid to comparable executives at peer companies. Ms. Mooney’s base salary was increased from $850,000 to $950,000 effective for the pay period including April 1, 2012.
Annual Incentive	2012	$1,850,000	$2,035,000	The amount of Ms. Mooney’s short-term incentive was determined under our Annual Incentive Plan, which achieved 110% of target performance.
Long-Term Incentive	n/a	n/a	—
Restricted Stock	2012	n/a	$601,788	Reflects the vesting of an award of restricted stock granted on March 12, 2009, 100% of which vested on March 12, 2012.
Stock Option Exercises	n/a	n/a	—	Ms. Mooney currently has 829,111 exercisable options, of which 350,000 are “in the money.” Ms. Mooney did not exercise any stock options in 2012.
Total Realized Compensation			$3,559,865

Amounts Realizable Upon Vesting of Other Equity Awards; Exercises of Stock Options

Compensation Component	Period Earned	Target	Amount Realized	Performance Result
Cash Performance Shares	2011-2013	$1,428,828	To be realized in 2014, subject to performance.	In 2011, 50% of Ms. Mooney’s long-term incentive opportunity was granted in the form of cash performance shares. The cash performance shares were converted into a number of phantom shares (based on a $8.59 grant date closing price). The cash performance shares cliff vest over 3 years and the number of shares vesting is dependent upon our achievement of a balanced mix of financial and strategic goals.
Cash Performance Shares	2012-2014	$1,674,994	To be realized in 2015, subject to performance.	In 2012, 50% of Ms. Mooney’s long-term incentive opportunity was granted in the form of cash performance shares. The cash performance shares were converted into a number of phantom shares (based on a $7.98 grant date closing price). The cash performance shares cliff vest at the end of 3 years and the number of shares vesting is dependent upon our achievement of a balanced mix of financial and strategic goals.
Stock Options	—	$2,634,309	—	In both 2011 and 2012, 50% of Ms. Mooney’s long-term incentive opportunity ($1,454,366 in 2012 and $1,179,943 in 2011) was granted in the form of stock options with an exercise price equal to the grant date closing price of a share ($7.98 in 2012 and $8.59 in 2011). The stock options vest ratably over 4 years.

2012 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Beth E. Mooney		925,000	1,850,000	3,700,000	—	—	—	—	—	—
	3/2/12	—	—	—	104,950	209,899	419,798	—	—	1,674,994
	3/2/12	—	—	—	—	—	—	450,268	$7.98	1,454,366
Jeffrey B. Weeden		295,000	590,000	1,180,000	—	—	—	—	—	—
	3/2/12	—	—	—	43,233	86,466	172,932	—	—	689,999
	3/2/12	—	—	—	—	—	—	185,483	$7.98	599,110
Christopher M. Gorman		575,000	1,150,000	2,300,000	—	—	—	—	—	—
	3/2/12	—	—	—	54,825	109,649	219,298	—	—	874,999
	3/2/12	—	—	—	—	—	—	235,215	$7.98	759,744
Thomas C. Stevens		270,000	540,000	1,080,000				—	—	—
	3/2/12	—	—	—	41,980	83,959	167,918	—	—	669,993
	3/2/12	—	—	—	—	—	—	180,107	$7.98	581,746
William R. Koehler		375,000	750,000	1,500,000	—	—	—	—	—	—
	3/2/12	—	—	—	31,328	62,656	125,312	—	—	499,995
	3/2/12	—	—	—	—	—	—	134,408	$7.98	434,138

(1)

Detailed in the column titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)” are short-term incentive awards, which reflect the threshold (50% of target), target and maximum (200% of target) short-term incentive awards that each Named Executive Officer could receive for the one-year performance period ending December 31, 2012. The actual payouts are reflected in the Summary Compensation Table.

(2)

Detailed in the column titled “Estimated Future Payouts Under Equity Incentive Plan Awards (#)” are the threshold (50% of target), target and maximum (200% of target) long-term incentive awards in the form of cash performance shares that each Named Executive Officer could earn for the three-year performance period of January 1, 2012 through December 31, 2014. The cash performance shares are discussed in the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement. The dollar value awarded to each Named Executive Officer as cash performance shares was converted into a book entry target number of phantom shares based on the closing price on the date of grant (or $7.98 on March 2, 2012) that track the stock price, but pay out in the form of cash. Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying cash performance shares.

(3)

Detailed in the column titled “All Other Option Awards” is the number of Common Shares underlying the stock options granted to each of the Named Executive Officers on March 2, 2012. Stock options granted in 2012 vest ratable over the four-year period following the grant date.

(4)

We set the exercise price of all stock options using the closing price of our Common Shares on the date of grant which, on March 2, 2012, was $7.98. The Compensation Committee does not reprice options. We have not and will not back-date options, nor do we provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which our earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting or three days following the earnings release, whichever is later.

(5)

Amounts reported in the Grant Date Fair Value of Stock Options and Awards column represent the aggregate grant date fair value of equity awards granted during the respective year. See Note 18 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards.

Impact of Termination and Change of Control: The impact of terminations and a change of control on the Grants of Plan-Based Awards to the Named Executive Officers is discussed and shown in more detail in the table on page 50 of this proxy statement.

2012 Outstanding Equity Awards At Fiscal Year-End Table

The following table sets forth information for each Named Executive Officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2012, (ii) each award of unvested restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2012, and (iii) each award of cash performance shares that had not vested and remained outstanding as of December 31, 2012.

Name	Grant Date					Stock Awards
		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)(3)	Option Expiration Date
Beth E. Mooney	5/1/2006	125,000	—	37.59	5/1/2016	—	—	—	—
	7/20/2007	105,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	74,111	222,332	8.59	5/19/2021	—	—	—	—
	3/2/2012	—	450,268	7.98	3/2/2022	—	—	—	—
	Aggregate non- option awards	—	—	—	—	149,368	1,257,675	352,778	2,970,394
Jeffrey B. Weeden	7/17/2003	100,000	—	25.64	7/17/2013	—	—	—	—
	7/23/2004	85,000	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	85,000	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	90,000	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	100,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	40,633	121,898	8.59	5/19/2021	—	—	—	—
	3/2/2012	—	185,483	7.98	3/2/2022	—	—	—	—
	Aggregate non- option awards	—	—	—	—	97,006	816,787	316,684	2,666,475
Christopher M. Gorman	7/17/2003	35,000	—	25.64	7/17/2013	—	—	—	—
	7/23/2004	45,500	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	42,210	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	35,714	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	5/19/2011	47,111	141,331	8.59	5/19/2021	—	—	—	—
	3/2/2012	—	235,215	7.98	3/2/2022	—	—	—	—
	Aggregate non- option awards	—	—	—	—	131,338	1,105,867	200,034	1,684,286
Thomas C. Stevens	7/17/2003	125,000	—	25.64	7/17/2013	—	—	—	—
	7/23/2004	97,000	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	100,000	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	100,000	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	100,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	73,649	73,650	8.59	5/19/2021	—	—	—	—
	3/2/2012	—	180,107	7.98	3/2/2022	—	—	—	—
	Aggregate non- option awards	—	—	—	—	95,933	807,757	156,147	1,314,757

Name	Grant Date					Stock Awards
		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)(3)	Option Expiration Date
William R. Koehler	7/17/2003	6,500	—	25.64	7/17/2013	—	—	—	—
	7/23/2004	4,000	—	29.27	7/23/2014	—	—	—	—
	7/22/2005	4,550	—	34.40	7/22/2015	—	—	—	—
	7/21/2006	4,870	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	14,286	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	20,000	—	11.16	7/25/2018	—	—	—	—
	7/27/2009	22,000	—	5.55	7/27/2019	—	—	—	—
	7/27/2010	21,271	10,635	8.42	7/27/2020	—	—	—	—
	5/19/2011	25,126	75,377	8.59	5/19/2021	—	—	—	—
	3/2/2012	—	134,408	7.98	3/2/2022	—	—	—	—
	Aggregate non- option awards	—	—	—	—	39,496	332,560	112,010	943,121

(1)	This column shows the number of Common Shares underlying outstanding stock options that have vested as of December 31, 2012.

(2)	This column shows the number of Common Shares underlying outstanding stock options that have not vested as of December 31, 2012. The remaining vesting dates for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedules
5/19/2011	5/19/2013, 5/19/2014, 5/19/2015	25% vests each year for four years after the grant date
3/2/2012	3/2/2013, 3/2/2014, 3/2/2015, 3/2/2016	25% vests each year for four years after the grant date

Stock options granted to Mr. Stevens on May 19, 2011 vested 50% on May 19, 2012, and the remaining 50% will vest on May 19, 2013.

(3)	This column shows the exercise price for each stock option reported in the table, which equaled the fair market value per share on the date of grant.

(4)	This column shows the aggregate number of restricted shares and restricted stock units outstanding as of December 31, 2012. The remaining vesting dates for each award are as follows:

Grant Date	Remaining Vesting Dates	Vesting Schedules
2/18/2010	2/18/2013	100% vests three years from date of grant
3/5/2010	3/5/2013	33.3% vests each year for three years after the grant date
3/4/2011	3/4/2013, 3/4/2014	33.3% vests each year for three years after the grant date
3/2/2012	3/2/2013, 3/2/2014, 3/2/2015, 3/2/2016	25% vests each year for four years after the grant date

(5)

This column shows the aggregate number of cash performance shares outstanding as of December 31, 2012. The vesting dates for each award of performance shares (including reinvested dividends) are as follows:

Grant Date	Vesting Dates	Vesting Schedules
5/19/2011	5/19/2014	100% vests three years from date of grant
3/2/2012	3/2/2015	100% vests three years from date of grant

152,411 cash performance shares (including reinvested dividends through December 31, 2012) granted to Mr. Weeden on May 19, 2011 will vest 50% on May 19, 2013 and the remaining 50% will vest on May 19, 2014, although both tranches are payable on May 19, 2014 subject to attainment of performance conditions.

70,633 cash performance shares (including reinvested dividends through December 31, 2012) granted to Mr. Stevens on May 19, 2011 will vest on May 19, 2013 and be paid on May 19, 2014 subject to attainment of performance conditions.

2012 Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of restricted stock or units during the year ended December 31, 2012 for the Named Executive Officers. The Named Executive Officers did not exercise any stock options in 2012.

	Stock Award Vesting Date		Stock Awards Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Beth E. Mooney	3/12/2012	(1)	76,369	601,788
Jeffrey B. Weeden	3/12/2012	(1)	88,928	700,753
Christopher M. Gorman	3/12/2012	(1)	89,824	707,813
Thomas C. Stevens	3/12/2012	(1)	83,441	657,515
William R. Koehler	3/6/2012	(2)	4,383	33,396
	3/15/2012	(3)	15	131
	3/5/2012	(4)	3,220	25,145
	3/4/2012	(5)	2,934	23,417

(1)	Ms. Mooney and Messrs. Weeden, Gorman and Stevens each received a grant of restricted stock or restricted stock units on March 12, 2009, 100% of which vested on March 12, 2012.

(2)	Mr. Koehler received a grant of restricted stock or restricted stock units on March 6, 2009, the remaining third of which vested on March 6, 2012.

(3)	Mr. Koehler received a grant of restricted stock or restricted stock units on March 6, 2009. The dividends of the remaining third tranche were paid on March 15, 2012.

(4)	Mr. Koehler received a grant of restricted stock or restricted stock units on March 5, 2010, one-third of which vested on March 5, 2012.

(5)	Mr. Koehler received a grant of restricted stock or restricted stock units on March 4, 2011, one-third of which vested on March 4, 2012.

2012 Pension Benefits Table

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans as of December 31, 2012.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Beth E. Mooney	Cash Balance Pension Plan	3	45,381
	Second Excess Cash Balance Pension Plan	3	87,160
Jeffrey B. Weeden	Cash Balance Pension Plan	7	110,041
	Second Excess Cash Balance Pension Plan	7	359,100
Christopher M. Gorman	Cash Balance Pension Plan	18	173,898
	Second Excess Cash Balance Pension Plan	18	570,284
Thomas C. Stevens	Cash Balance Pension Plan	13	242,784
	Excess Cash Balance Pension Plan	13	471,756
	Second Excess Cash Balance Pension Plan	13	421,133
William R. Koehler	Cash Balance Pension Plan	13	173,901
	Second Excess Cash Balance Pension Plan	13	253,022

KeyCorp Cash Balance Pension Plan:  Effective December 31, 2009, KeyCorp froze the Cash Balance Pension Plan (the “Pension Plan”). Participants’ benefits accrued through December 31, 2009 will continue to be credited with interest credits until the participants’ commence distribution of their benefits from the Plan. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2012, the Pension Plan’s interest crediting rate was 4.13%. For 2013, the Pension Plan’s interest crediting rate is 2.95%. Participants’ Pension Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

KeyCorp Excess Cash Balance and Second Excess Cash Balance Pension Plans:  The KeyCorp Excess Cash Balance Pension Plan was frozen as of December 31, 2004 in conjunction with the grandfathering provisions of Section 409A of the Internal Revenue Code. A Section 409A compliant KeyCorp Second Excess Cash Balance Pension Plan was established January 1, 2005 (collectively, the Excess Cash Balance Pension Plan and the Second Excess Cash Balance Pension Plan are referred to as the “Excess Plans”). On December 31, 2009, the KeyCorp Second Excess Cash Balance Pension Plan was also frozen. Participants’ benefits accrued up through December 31, 2009 continue to be credited with interest credits until the participants’ distribution date. Each Excess Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2012, the Excess Plans’ interest crediting rate was 4.13%. For 2013, the Excess Plans’ interest crediting rate is 2.95%.

To be eligible to receive a distribution from an Excess Plan, a participant must be age 55 or older with a minimum of five years of vesting service with KeyCorp. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Excess Plan or Cash Balance Plan benefits provided the participant at the time of termination (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into an employment separation agreement (containing a full release with non-compete and non-solicitation requirements) with KeyCorp. Distributions of vested Excess Plan benefits are made upon the employee’s separation from service, subject to the “specified employee” six-month hold back requirements of Section 409A of the Internal Revenue Code. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000, in which case it is distributed as a single lump sum payment).

Ms. Mooney and Messrs. Weeden, Gorman, Stevens, and Koehler participate in the Pension Plan and Excess Plans, as detailed in the table above. Credited service for the purposes of the Pension Plan and Excess Plans was frozen as of December 31, 2009.

2012 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2012. All nonqualified executive contributions and KeyCorp contributions to each plan are also included in current-year compensation presented in the 2012 Summary Compensation Table above.

Name	Plan Name	Executive Contributions in Last FY ($)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	Deferred Savings Plan	97,913	137,078	111,517	—	1,249,600
Jeffrey B. Weeden	Deferred Savings Plan	69,815	68,428	62,962	—	729,662
Christopher M. Gorman	Deferred Savings Plan	—	27,732	121,244	—	2,977,727
Thomas C. Stevens	Deferred Savings Plan	77,076	71,938	184,243	—	2,841,287
William R. Koehler	Deferred Savings Plan	123,179	63,825	111,962	—	1,073,155

(1)	KeyCorp contributions in the last fiscal year are reflected in the 2012 Summary Compensation Table above, in the “All Other Compensation” column.

(2)

Aggregate earnings in the last fiscal year are not reflected in the 2012 Summary Compensation Table above because the earnings were neither preferential nor above-market. Each of the Named Executive Officers had positive earnings results in 2012 and benefited from the gain in the price of KeyCorp’s Common Shares as well as KeyCorp Common Share dividends since the prior year end.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and company balances) at December 31, 2012 for each Named Executive Officer.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include:  Ms. Mooney executive contributions of $1,729,432, and KeyCorp contributions of $264,219; Mr. Weeden executive contributions of $478,692, and KeyCorp contributions of $293,062; Mr. Gorman executive contributions of $1,324,424, and KeyCorp contributions of $325,450; and Mr. Stevens executive contributions of $888,804, and KeyCorp contributions of $327,246. Mr. Koehler was not a Named Executive Officer for the proxy statements filed from 2007 through 2012.

Deferred Savings Plan.  The Deferred Savings Plan allows employees in salary grade of 86 and above to defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the Plan once the employee’s compensation for the applicable plan year reaches the IRS compensation limits for the year. KeyCorp provides participants with an employer match on the first 6% of participant deferrals deferred under the Deferred Savings Plan. The employer match is subject to a three-year vesting requirement. Effective January 1, 2010, the Deferred Savings Plan was amended to provide for a discretionary profit sharing contribution in an amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized Committee. The discretionary profit sharing contribution for 2012 was 2.4% of a participant’s eligible compensation. Like the employer match, the discretionary profit sharing contribution is also subject to a three-year vesting requirement.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest-bearing fund. The interest-bearing fund is credited with a monthly interest rate equal to 120% of the applicable long-term federal rate as published by the Internal Revenue Service. Distributions of vested Deferred Savings Plan benefits are made upon the employee’s separation from service, subject to the specified employee six-month hold back requirements of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change of Control

The following table sets forth the compensation that would be paid by KeyCorp to the Named Executive Officers assuming a termination of employment and/or change of control on December 31, 2012 in the various scenarios outlined below.

Separation Date: 12/31/12 (1)	Mooney ($)	Weeden ($)	Gorman ($)	Stevens ($)	Koehler ($)
Voluntary Resignation
Acceleration of unvested equity (2) Pension Benefit / Retirement Enhancements (3) Other Benefits and Perquisites (4)	2,281,208 — —	1,304,042 — —	— — —	1,264,764 — —	— — —
Total	2,281,208	1,304,042	—	1,264,764	—

Retirement
Pro-rata annual bonus for year of termination (5) Acceleration of unvested equity (2) Pension Benefit / Retirement Enhancements (3) Other Benefits and Perquisites (4)	1,850,000 2,281,208 — —	590,000 1,304,042 — —	— — — —	540,000 1,264,764 — —	— — — —
Total	4,131,208	1,894,042	—	1,804,764	—

Disability
Pro-rata annual bonus for year of termination (5) Pension Benefit / Retirement Enhancements (3) Acceleration of unvested equity (2) Other Benefits and Perquisites (4)	1,850,000 — 2,281,208 —	590,000 — 2,150,664 —	1,150,000 570,284 1,689,513 —	540,000 — 1,264,764 —	750,000 253,022 737,672 —
Total	4,131,208	2,740,664	3,409,797	1,804,764	1,740,693

Separation Date: 12/31/12 (1)	Mooney ($)	Weeden ($)	Gorman ($)	Stevens ($)	Koehler ($)

Death
Pro-rata annual bonus for year of termination (5) Pension Benefit / Retirement Enhancements (3) Acceleration of unvested equity (2) Other Benefits and Perquisites (6)	1,850,000 — 2,281,208 400,000	590,000 — 2,150,664 400,000	1,150,000 570,284 1,689,513 400,000	540,000 — 1,264,764 400,000	750,000 253,022 737,672 400,000
Total	4,531,208	3,140,664	3,809,797	2,204,764	2,140,693

Involuntary Termination Without Cause
Base Salary (7) Pension Benefit / Retirement Enhancements (3) Acceleration of unvested equity (8) Other Benefits and Perquisites (4)	500,000 — 2,281,208 —	500,000 — 2,150,664 —	500,000 — 1,689,513 —	500,000 — 1,264,764 —	500,000 — 539,547 —
Total	2,781,208	2,650,664	2,189,513	1,764,764	1,039,547

Change of Control (no termination)(9)	—	—	—	—	—

Involuntary Termination following Change of Control
Base Salary (10) Annual Bonus (10) Pension Benefit / Retirement Benefits and Enhancements (4) Acceleration of unvested equity (11) Other Benefits and Perquisites (4) (12) 280G Adjustment—Scaleback to Safe Harbor (13) 280G Adjustment—Excise Tax Payment (13)	2,850,000 5,550,000 — 4,277,598 556,509 N/A (1,616,655)	1,950,000 1,770,000 — 3,503,666 281,933 N/A N/A	1,800,000 3,450,000 570,284 2,816,027 381,628 N/A (1,294,375)	2,160,000 1,620,000 — 2,142,326 286,819 N/A N/A	1,650,000 2,250,000 253,022 1,349,967 300,628 N/A (890,403)
Total	11,617,452	7,505,599	7,723,564	6,209,144	4,913,213

(1)

Assumes termination date of December 31, 2012, based on a closing Common Share price on December 31, 2012 of $8.42. Calculations represent total hypothetical payments as of December 31, 2012 based on each stated termination scenario, assuming no delay of payment as required by Section 409A of the Internal Revenue Code, and benefit continuation based on 2012 values.

(2)

For the Named Executive Officers, under the terms of equity award agreements, all unvested, outstanding equity awards would be forfeited upon a voluntary termination of employment, unless the employee is retirement eligible (e.g., age 55 with five years of service), in which case the award is prorated under retirement treatment. Note that Ms. Mooney and Messrs. Weeden and Stevens are retirement eligible. Mr. Gorman and Mr. Koehler are not yet retirement eligible and would forfeit unvested awards upon a voluntary termination. Note, however, that the special one-time award of cash performance shares granted to Mr. Weeden on May 19, 2011, and described in footnote (5) to the Outstanding Equity Awards at Fiscal Year-End Table, above, does not pro-rata vest upon retirement or voluntary termination.

(3)

Ms. Mooney and Messrs. Weeden and Stevens are fully vested in their retirement benefits, and there is therefore no accelerated value associated with a termination of employment. Mr. Gorman and Mr. Koehler are not 55 years old, nor do they have 25 years of continued service in the context of vesting for an involuntary termination, meaning that they are not retirement eligible and are unvested in the Second Excess Cash Balance Pension Plan. However, under the terms of the Second Excess Cash Balance Pension Plan, Mr. Gorman and Mr. Koehler would receive accelerated vesting and payment of their outstanding balances under the Second Excess Cash Balance Pension Plan in the event of their termination of employment in conjunction with a Change of Control, their Disability or their death.

(4)

The Named Executive Officers are not entitled to any benefits or perquisites upon their Voluntary Resignation, Retirement, Disability, or Involuntary Termination Without Cause. If the Named Executive is eligible for a separation benefit under the Separation Pay Plan (e.g., if a Named Executive Officer is Terminated as a Result of a Reduction in Staff (position eliminated)), he or she will be eligible to continue their coverage under the KeyCorp Medical Plan, Dental Plan and Vision Plan at the employee group rate for his or her period of severance. These contingent benefits are not reflected in the table. In addition, Mr. Gorman and Mr. Koehler receive the full value of their Second Excess Cash Balance Pension Plan in the event of their termination in connection with a Change of Control. Because neither Mr. Gorman nor Mr. Koehler is retirement eligible, this is the only scenario in which they receive this benefit.

(5)

In order to receive payment under the terms of the Annual Incentive Plan, a participant must be actively employed at the time of payment; provided, however, that KeyCorp shall determine what incentive payment, if any, is payable to the participant in the event of death, disability or retirement. For purposes of this table, we have assumed that each Named Executive Officer would receive a prorated target annual bonus in the event of his or her death, disability or retirement on December 31, 2012. In the event of a voluntary resignation, we have assumed no bonus would be paid.

(6)

KeyCorp provides its Named Executive Officers with group term life insurance coverage under the KeyCorp Group Term Life Insurance Plan in an amount that is equal to the employee’s benefits base pay rate for the applicable year. The benefits base rate is capped at $400,000.

(7)

Pursuant to the Separation Pay Plan, the Named Executive Officers would be entitled to the following base salary payments in the event that their positions were eliminated and they were not offered a comparable position: Ms. Mooney, 38 weeks; Mr. Weeden, 46 weeks; Mr. Gorman, 52 weeks; Mr. Stevens, 52 weeks; and Mr. Koehler, 52 weeks. Separation pay benefits are capped at a maximum of $500,000 per participant for 2012. To be eligible for a separation pay benefit, the employee must enter into a release agreement with KeyCorp.

(8)

In general, prior to March 2011, KeyCorp’s equity incentive plans and award agreements provided that participants who were terminated involuntarily under circumstances in which they were entitled to receive a separation benefit from KeyCorp (and who were not retirement eligible) forfeited all rights to unvested long-term incentive compensation awards; by contrast, any unvested restricted stock consisting of annual incentive compensation subject to mandatory deferral would continue to vest in their mandatory deferral awards. Beginning with awards granted in March 2011, all equity awards became prorated for employees who were “involuntarily terminated under limited circumstances” (i.e., termination from Key under circumstances in which a participant becomes entitled to receive (i) a severance benefit under the KeyCorp Separation Pay Plan as in effect at the time of termination, or (ii) under circumstances in which the participant becomes entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with KeyCorp, including, without limitation, a Change of Control Agreement, or (iii) in 2011 and 2012 only, as otherwise expressly approved by an officer of KeyCorp). Note that Ms. Mooney and Messrs. Weeden and Stevens are retirement eligible and would be entitled to pro rata vesting of unvested equity while Mr. Gorman and Mr. Koehler are not yet retirement eligible and would forfeit unvested awards upon an involuntary termination unless terminated under limited circumstances.

(9)	Upon a Change of Control, if an executive is not terminated, he or she is not eligible to receive any change of control benefits that may become payable by the Company.

(10)

Under the terms of the 2012 Change of Control Agreement, in the event of a qualifying termination, each Named Executive Officer would be entitled to a payment equal to three times the sum of (i) the highest base salary in effect for the year of termination, and (ii) the target bonus in effect for the year of termination (or, if no target bonus has been established, the bonus earned for the preceding year). For purposes of the 2012 Change of Control Agreements, a qualifying termination is a Named Executive Officer’s involuntary termination or termination for Good Reason occurring within two years following a Change of Control.

(11)

In general, if a Named Executive Officer is Terminated Under Limited Circumstances (i.e., under conditions that entitle him or her to a separation benefit or Change of Control benefit), death, disability or retirement, then stock options shall become immediately exercisable in full, awards of restricted stock or units will vest and cash performance shares shall be modified in a manner as the Compensation Committee may specify to give the Named Executive Officer the benefit of the cash performance shares through the date of termination. For purposes of this analysis, stock options and time-lapsed phantom stock, deferred cash and restricted stock or units have been treated as fully vested as of a December 31, 2012 termination date and cash performance shares have been treated as vested at 100% of target.

(12)

Under the terms of the 2012 Change of Control Agreement, in the event of a qualifying termination, each Named Executive Officer would be entitled to receive a lump-sum payment equal to 18 months of the applicable COBRA premium under our medical plan, three years of additional retirement benefits under our 401(k) Savings Plan, and three years of equivalent corporate contributions to the Deferred Savings Plan.

(13)

We do not provide our Named Executive Officers with an excise tax gross-up on termination payments. The 2012 Change of Control Agreements provides for a “best after tax” adjustment on change of control-related termination payments under Section 280G of the Internal Revenue Code. The “best after tax” provision results in the following adjustments to the Named Executive Officer’s payments: Ms. Mooney, Mr. Gorman and Mr. Koehler each will pay a Section 280G excise tax payment of $1,616,655, $1,294,375 and $890,403, respectively; Messrs. Weeden and Stevens do not exceed their Section 280G safe harbor and therefore no adjustment is required.

Directors’ Compensation

Directors’ compensation consists of two components: an annual cash retainer and stock-based (or equity) compensation. Each year, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at peer bank holding companies. The Nominating and Corporate Governance Committee considers information and analysis of director compensation at our compensation peer group provided by Compensation Advisory Partners. For a further description of the role of Compensation Advisory Partners, please see pages 11 and 40 of this proxy statement. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends changes in directors’ compensation, if any, to the full Board.

Annual Cash Retainer.  Directors (other than Mr. Stevens and Ms. Mooney, who receive no director fees) receive cash fees consisting of a $35,000 annual retainer payable in quarterly installments, $1,500 for attendance at each Board or committee meeting (except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting) and $1,500 for attendance at officially sanctioned meetings at which the directors represent KeyCorp and which require a substantial time commitment. Chairpersons of the Audit, Risk and Compensation and Organization Committees received additional compensation of $3,750 per quarter and outside directors who served as chairperson of other committees received additional compensation of $2,500 per quarter. The Lead Director receives additional compensation of $5,000 per quarter. Beginning in 2013, the annual cash retainer will increase from $35,000 to $40,000 and the Lead Director’s fees will increase from $5,000 per quarter to $6,250 per quarter.

Stock-Based Component.  The Board has determined that a significant portion of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. Under the Directors’ Deferred Share Plan, each of the non-employee directors is granted, on an annual basis, “phantom” KeyCorp Common Shares, referred to as deferred shares, having an aggregate fair market value on the grant of the award equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a directors’ separation from service or death. Until otherwise determined by the Nominating and Corporate Governance Committee, the deferred shares are distributed 50% in Common Shares and 50% in cash. In 2012, Mss. Gile, Gillis, Manos, and Snyder and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, and Sanford each were granted $70,000 of, or 9,009, deferred shares. Mr. Stevens and Ms. Mooney are not eligible to participate in the Directors’ Deferred Share Plan because they are employees of KeyCorp. Dr. Cartwright retired from the Board on May 17, 2012. At the time of her retirement, the deferral period accelerated and her deferred shares vested in full. Beginning in 2013, the deferred share award for non-employee directors will increase from $70,000 to $80,000.

Second Director Deferred Compensation Plan.  Under the KeyCorp Second Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of directors fees and further defer payment of deferred shares. Deferred payments of director fees are invested; however, there are no above-market or preferential earnings. Deferred payments of deferred shares are invested solely in the Common Shares account. Distributions to the directors under the Second Deferred Compensation Plan from the interest-bearing account are made in the form of cash and from the Common Shares account in the form of KeyCorp Common Shares.

2012 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2012. Directors who are also employees of KeyCorp are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Edward P. Campbell	85,000	70,000	155,000
Joseph A. Carrabba	62,000	70,000	132,000
Dr. Carol A. Cartwright(2)	20,083	—	20,083
Charles P. Cooley	60,500	70,000	130,500
Alexander M. Cutler	95,500	70,000	165,500
H. James Dallas	85,000	70,000	155,000
Elizabeth R. Gile	74,500	70,000	144,500
Ruth Ann M. Gillis	91,500	70,000	161,500
William G. Gisel, Jr.	56,000	70,000	126,000
Richard J. Hipple	37,750	70,000	107,750
Kristen L. Manos	68,000	70,000	138,000
Bill R. Sanford	89,500	70,000	159,500
Barbara R. Snyder	58,000	70,000	128,000

(1)

Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 18 (“Stock-Based Compensation”) of KeyCorp’s 2012 Annual Report. On July 23, 2012, Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Campbell, Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, and Sanford each received a grant of 9,009 phantom shares at a fair market value of $70,000. One-half of this phantom share award is payable in shares and one-half of this award is payable in cash.

(2)	Dr. Cartwright retired from the Board on May 17, 2012 and did not receive a grant of deferred shares in 2012.

Outstanding Equity Awards of Directors at 2012 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Shares or Units of Stock Held that Have Not Vested (#)
Edward P. Campbell	—	26,331
Joseph A. Carrabba	—	26,331
Dr. Carol A. Cartwright	—	—
Charles P. Cooley	—	9,114
Alexander M. Cutler	—	26,331
H. James Dallas	—	26,331
Elizabeth R. Gile	—	26,331
Ruth Ann M. Gillis	—	26,331
William G. Gisel, Jr.	—	9,114
Richard J. Hipple	—	9,114
Kristen L. Manos	—	26,331
Bill R. Sanford	—	26,331
Barbara R. Snyder	—	26,331

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 27 of this proxy statement and, based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee

Board of Directors

KeyCorp

Edward P. Campbell (Chair)

Joseph A. Carrabba

Alexander M. Cutler

Barbara M. Snyder

Audit Matters

Ernst & Young’s Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Ernst & Young, for 2012 and 2011.

Services	2012 ($)	2011 ($)
Audit Fees(1)	5,816,000	5,007,000
Audit-Related Fees(2)	941,000	656,000
Tax Fees(3)	613,325	831,000
All Other Fees(4)	555,000	—
Total	7,925,325	6,494,000

(1)

Aggregate fees billed for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the years ended December 31, 2012 and 2011, respectively, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2012 and 2011, respectively, and 2012 and 2011 respective audits of KeyCorp subsidiaries.

(2)

Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported as “audit fees” above. These services consisted of attestation and compliance reports in 2012 and 2011.

(3)

Aggregate fees billed for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp, tax advisory services related to the impact of ownership changes and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp in 2012 and 2011.

(4)

Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2012. Ernst & Young did not bill KeyCorp in 2011 for fees for products and services other than those described in the preceding three footnotes.

Pre-Approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures are attached hereto as Appendix B.

Audit Committee Independence and Financial Experts

The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards). The Board of Directors has determined that Audit Committee members Cooley, Gillis and Sanford are “audit committee financial experts” as defined by the applicable Securities and Exchange Commission rules and regulations.

Communications with the Audit Committee

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio at 127 Public Square, Cleveland, Ohio 44114. Such correspondence should be addressed to “Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and should be marked “Confidential.”

Audit Committee Report

The Audit Committee of the KeyCorp Board of Directors is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2012 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended.

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2012 that was filed with the Securities and Exchange Commission.

Audit Committee

Board of Directors

KeyCorp

Charles P. Cooley

Ruth Ann M. Gillis (Chair)

Kristen L. Manos

Bill R. Sanford

PROPOSAL TWO: Ratification of Independent Auditor

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditor to examine the financial statements of KeyCorp and its subsidiaries for the year 2013. The Board of Directors recommends ratification of the appointment of Ernst & Young by the Board.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of this appointment.

PROPOSAL THREE: Advisory Approval of KeyCorp’s Executive Compensation

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers at this Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act. At the 2011 annual shareholder meeting, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this option.

The vote on compensation of our Named Executive Officers will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, as described in the Compensation Discussion and Analysis, the Compensation Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by a vote of approximately 96% of the KeyCorp Common Shares represented in person or by proxy at last year’s shareholders meeting. As discussed in the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement, the Compensation Committee believes that the compensation of our Named Executive Officers for 2012 is reasonable and appropriate, is justified by the performance of the company in a difficult environment, is consistent with our pay-for-performance compensation model, and helps to ensure the alignment of management’s interests with our shareholders’ interests to support long-term value creation. In 2012, we also implemented important design changes to our compensation model, including the reduced use of stock options, enhanced risk balancing, a reduced maximum funding cap on short-term incentive opportunities, and the mandatory deferral of a significant portion of our Named Executive Officers’ short- and long-term compensation.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive compensation is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s Named Executive Officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” this proposal.

PROPOSAL FOUR: Approval of KeyCorp’s 2013 Equity Compensation Plan

KeyCorp’s Board of Directors is asking shareholders to approve the 2013 Equity Compensation Plan (the “Equity Plan”). The Board unanimously adopted the Equity Plan on March 14, 2013, subject to shareholder approval at the Annual Meeting. The following discussion of the Equity Plan is qualified by reference to the full text of the Equity Plan included as Appendix A.

The Equity Plan provides KeyCorp with the ability to offer equity-based compensation to its employees and non-employee directors in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards. These awards are designed to advance the interests and long-term success of KeyCorp and its shareholders by providing equity-based incentives for effective service and high levels of performance by plan participants. Historically, KeyCorp has provided equity-based awards under a series of plans. Most recently, awards to employees have been made through the 2010 Equity Compensation Plan (the “2010 Plan”) and the Deferred Equity Allocation Plan (the “Deferred Equity Plan”) and awards to non-employee directors have been made through the Directors’ Deferred Share Plan (the “Deferred Share Plan”, and together with the 2010 Plan and the Deferred Equity Plan, the “Prior Plans”).

The Equity Plan will employ a “fungible” plan design that assigns a higher cost to “full-value” awards (all awards other than stock options and stock appreciation rights) by reducing the share pool on a greater than one-for-one basis when full-value shares are granted. Consistent with the 2010 Plan, we have maintained a fungible rate of 2.05 Common Shares per full-value award in the Equity Plan.

On March 19, 2013, the record date for the Annual Meeting, KeyCorp had an aggregate of 923,117,024 Common Shares outstanding at a closing price of $10.07 per share. On the same date, KeyCorp had a total of approximately 14.1 million Common Shares reserved for issuance and available for future grants under the Prior Plans, consisting of approximately:

•	8.2 million Common Shares under the 2010 Plan;
•	5.7 million Common Shares under the Deferred Equity Plan; and
•	154,000 Common Shares under the Deferred Share Plan.

As of March 19, 2013, there were approximately 11.7 million full-value awards issued and outstanding and approximately 33.8 million options outstanding under all of KeyCorp’s prior equity compensation plans (including the Prior Plans), with an approximate weighted average exercise price of the outstanding options of $19.02 and an approximate weighted average remaining contractual term for the outstanding options of 4.6 years.

As part of our ongoing review of our compensation plans, we calculate our annual “burn rate” to help us determine, among other things, the expected remaining life of our plans based on the current number of outstanding shares (assuming no additional shares are authorized for issuance). Burn rate is calculated by dividing the aggregate number of stock options and full-value awards granted during the year by our weighted average Common Shares outstanding during the year. Full-value awards are counted as two Common Shares when calculating the burn rate. Including the issuance of our annual and long-term incentive awards in March 2013, our year-to-date burn rate as of March 19, 2013 is approximately 0.7%. KeyCorp’s burn rate experience for the past three years has been:

Year	Burn Rate
2012	1.32%
2011	1.62%
2010	1.33%
Three year average	1.42%

At similar burn rate levels, the 8.2 million Common Shares remaining available for issuance under the 2010 Equity Plan could be depleted soon after the issuance of equity awards in 2014. Unless our shareholders authorize the issuance of Common Shares under the Equity Plan, we may be required to increase the cash component of our long-term incentive compensation mix. While cash-settled, performance-based phantom shares are an important component of our balanced cash and equity compensation mix, an increase in cash awards may limit our ability to align our executives’ interests with the interests of our shareholders, to recruit new employees, and to retain and motivate our current employees over in the long term. For a discussion of our current compensation practices, please refer to the Compensation Discussion and Analysis section beginning on page 27 of this proxy statement.

We are also taking this opportunity to combine the 2010 Plan, the Deferred Equity Plan, and the Directors’ Deferred Share Plan into a single “umbrella” plan—the Equity Plan. Upon adoption, the Equity Plan will become the sole source of new equity awards for KeyCorp. This will provide us with greater efficiency in administrating our compensation programs and enhance consistency in the implementation of KeyCorp’s pay-for-performance compensation model. Important components of the Directors’ Deferred Share Plan will be incorporated into the Equity Plan, and the Directors’ Deferred Share Plan will be adopted as a sub-plan upon adoption of the Equity Plan as a whole. We currently use the Deferred Equity Plan as the source of Common Shares for employee inducement and retention awards and as the source of Common Shares delivered pursuant to our deferred compensation plans. Similarly, we use the Directors’ Deferred Share Plan as the source of Common Shares granted to our directors as the equity portion of their compensation program as described on page 53 of this proxy statement. Unlike the 2010 Plan and the Equity Plan, neither the Deferred Equity Plan nor the Directors’ Deferred Share Plan uses a fungible plan design. If shareholders approve the Equity Plan, employee inducement and retention awards, awards granted pursuant to our deferred compensation plans, and awards granted to directors will all be delivered under the Equity Plan, and will reduce the Equity Plan’s share pool at the fungible rate of 2.05 Common Shares for each such share awarded.

Based on the current range of our stock price, our current compensation practices, our anticipated future growth, the inclusion of deferred equity awards, employee inducement and retention awards, and director awards into the Equity Plan, as well as our three-year burn rate experience, we are requesting authority to issue up to 86.1 million Common Shares in connection with Equity Plan awards. At our fungible rate of 2.05, this will permit us to issue up to 42 million full-value awards. We believe this request will be sufficient for us to grant equity awards for four to five years.

The number of Common Shares included in the request was set in accordance with (and below the maximum number of Common Shares that would be permitted under) the guidelines and models of an influential proxy advisory firm. Our actual share usage will vary based on a number of factors, including the number of employees receiving equity awards, our price per Common Share, the methodology used to value and determine the size of equity awards, the mix of award types provided to participants, and regulatory guidance regarding incentive compensation. We believe that our requested number of Common Shares will give us the necessary flexibility to respond to these changes and other unanticipated circumstances that may arise during the life of the Equity Plan.

If only full-value awards are granted under the Equity Plan (reducing the available share pool by 2.05 Common Shares for each full-value award granted), the incremental voting power dilution would be approximately 5%. If only stock options and stock appreciation rights are granted under the Equity Plan (reducing the available share pool on a share-for-share basis), the maximum incremental voting power dilution would be approximately 8%. It is highly unlikely that all 86.1 million Common Shares requested for issuance under the Equity Plan will be issued, given that, among other factors, we currently limit awards of stock options to 10% of total long-term compensation opportunities. Additionally, some of the Common Shares underlying awards may be surrendered by grantees to satisfy income tax withholding obligations and as payment of the exercise price of option awards. The Equity Plan prohibits us from recycling Common Shares surrendered to us for tax withholding purposes or as payment of an option award’s exercise price.

Upon approval of the Equity Plan by our shareholders, outstanding awards granted under the Prior Plans will remain outstanding, subject to the terms and conditions of the respective plan under which each award was granted. We will deregister with the Securities and Exchange Commission the Common Shares that would otherwise remain reserved for issuance and available for future grants under the Prior Plans (approximately 14.1 million Common Shares). While we are requesting authorization to issue up to 86.1 million Common Shares in connection with the Equity Plan (plus the number of Common Shares subject to awards under the Prior Plans which are forfeited, cancelled or settled without the issuance of Common Shares), the actual number of additional shares we will need to reserve for issuance pursuant to future equity grants will increase by approximately 72 million Common Shares.

Important Equity Plan Features

Some of the important features of the Equity Plan, reflecting KeyCorp’s commitment to sound corporate governance and effective management of incentive compensation, are set forth below.

Feature	Description
Shares Available Under the Plan:	If the Equity Plan is approved, no more than 86.1 million Common Shares will be authorized for issuance and no more than 5 million of those shares may be granted as incentive stock options. During any calendar year, no participant will receive stock options or stock appreciation rights individually or in the aggregate exceeding 1 million Common Shares, and no non-employee director will receive any awards that, individually or in the aggregate, exceed 300% of that director’s annual retainer.
Fungible Plan Design:	The Equity Plan employs a “fungible” plan design that assigns a higher cost to full-value awards by reducing the share pool on a greater than one-for-one basis when granted. Consistent with the 2010 Plan, we have maintained a fungible rate of 2.05 Common Shares per full-value award. Accordingly, no more than 42 million of the overall 86.1 million available Common Shares may be authorized for issuance in connection with full-value awards. Full-value awards include all awards granted under the Equity Plan other than stock options or stock appreciation rights.
Responsible Recycling Provisions:	Only Common Shares relating to Equity Plan awards or outstanding awards under Prior Plans that have expired, are forfeited, or are cancelled, and Common Shares related to awards settled in cash instead of Common Shares, will become available again for issuance under the Equity Plan. Common Shares tendered in payment of an option exercise price, withheld by KeyCorp to satisfy tax withholding obligations, and Common Shares that are repurchased by KeyCorp with stock option proceeds will not be recycled back into the total number of Common Shares available for issuance under the Equity Plan.
No Discounted Stock Options:	All stock options must have an exercise price equal to or greater than the fair market value of KeyCorp’s Common Shares on the grant date.
No “Evergreen” Provisions:	The Equity Plan authorizes the issuance of a fixed number of KeyCorp Common Shares. Shareholder approval will be required before any additional shares can be authorized for issuance under the Equity Plan.
No Options Repricing:	The Equity Plan prohibits the repricing of stock options or stock appreciation rights without the approval of shareholders. This restriction applies to both direct repricing (lowering the exercise price of a stock option) and indirect repricing (canceling an outstanding stock option to grant a replacement stock option with a lower exercise price or exchanging the outstanding stock option for cash).

Feature	Description
“Double-Trigger” Required for Change-in-Control Acceleration:	Unless otherwise specified in an award agreement under the Equity Plan, a participant’s unvested or unearned awards will vest upon a change of control only if the participant also incurs a qualifying termination of employment in connection with the change of control.
Administered by an Independent Committee:	The Equity Plan will be administered by the Compensation Committee, except for non-employee director awards which will be administered by the Nominating and Corporate Governance Committee. Each of the members of the Compensation Committee and the Nominating and Corporate Governance Committee qualify as “independent” under the listing standards of the New York Stock Exchange. References to the “Compensation Committee” below also refer to the Nominating and Corporate Governance Committee, as applicable.

Types of Awards

The following types of awards, described below, may be granted under the Equity Plan: incentive or nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, dividend equivalents and other awards (e.g., unrestricted shares, shares subject to transfer restrictions, etc.).

Stock Options

Stock options provide the right to purchase Common Shares at a price not less than the fair market value of KeyCorp’s Common Shares on the grant date (generally the closing price on the New York Stock Exchange on that date). All stock options granted under the Equity Plan will expire no later than ten years from the grant date. The option exercise price may be paid either in cash or, as determined by the Compensation Committee, in other securities or property having a fair market value on the exercise date equal to the exercise price. In addition, KeyCorp may withhold Common Shares subject to the stock option to satisfy the exercise price. Stock options may be issued as incentive stock options to employees of KeyCorp and certain of its subsidiaries, or as nonqualified stock options to any participant in the Equity Plan. No dividend equivalents will be issued in connection with stock options.

Stock Appreciation Rights

Stock appreciation rights provide the right to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of Common Shares over the grant price of the stock appreciation right (generally the fair market value of KeyCorp’s Common Shares on the grant date). Stock appreciation rights may be granted in connection with stock options (“Tandem SARs”) or may be granted independent of other awards (“Free-Standing SARs”). Amounts payable upon exercise of a Tandem SAR or Free-Standing SAR are payable by KeyCorp at the time of exercise in cash, in Common Shares, or in any combination of cash and Common Shares as determined by the Compensation Committee. Stock appreciation rights may only be exercised:

•	on a date when the stock appreciation right is “in the money”;
•

with respect to Tandem SARs, at a time and to the same extent as the related stock option is exercisable and by surrender, unexercised, of the related stock option or any applicable portion of the related stock option; and

•	in compliance with all applicable restrictions specified in the applicable award agreement.

Award agreements for Free-Standing SARs must specify a base price for the Free-Standing SAR that is equal to or greater than the fair market value of KeyCorp’s Common Shares on the grant date. The base price of a Tandem SAR is the exercise price of the related stock option. No stock appreciation right may be exercised more than ten years from the grant date, and no dividends or dividend equivalents will be paid with respect to stock appreciation rights awarded under the Equity Plan.

Restricted Stock

Restricted stock is an award of Common Shares subject to restrictions set by the Compensation Committee in the award agreement. The Compensation Committee may require that participants pay consideration for the restricted stock. All restricted stock awards under the Equity Plan will include a restriction on the sale, transfer or other disposition of the restricted stock for a period specified by the Compensation Committee, and may include other restrictions and conditions as the Compensation Committee may impose. The award agreement may also provide that the restricted period will terminate or terminate early upon the achievement of specified performance goals. A participant will have the right to vote the Common Shares upon payment of any required consideration; however, the Compensation Committee will determine to what extent, and under what conditions, a participant will have the right to receive dividends paid on those shares during the restriction period. However, for restricted stock with performance goals, dividends or distributions paid on the restricted stock shall be deferred until and be contingent upon the achievement of the applicable performance goals.

Restricted Stock Units

Restricted stock units are an agreement to issue Common Shares or pay cash to the participant in consideration of the performance of services, subject to the fulfillment of conditions specified by the Compensation Committee. The Compensation Committee may require that participants pay consideration for the restricted stock units. A recipient of a restricted stock unit may not transfer any rights under the restricted stock unit award and will have no ownership (including any voting rights) in the Common Shares that may be deliverable upon payment of the restricted stock unit. The Compensation Committee will determine to what extent, and under what conditions, a participant will have the right to receive dividend equivalents with respect to the dividends that are paid on the Common Shares underlying the restricted stock units. However, for restricted stock units with performance goals, any dividend equivalents granted with respect to the Common Shares underlying the restricted stock units shall be deferred until and be contingent upon the achievement of the applicable performance goals.

Performance Shares and Performance Units

An award of performance shares or performance units is contingent upon the participant achieving one or more of the performance goals described more fully below under “Summary of the Equity Plan—Performance Goals.” An award of performance shares is denominated in Common Shares, while an award of performance units is a bookkeeping entry in favor of the recipient with a recorded book value per unit of $1.00. The Compensation Committee will specify the performance goals with respect to each grant of performance shares and performance units, subject to the considerations discussed below under “U.S. Federal Income Tax Consequences—Section 162(m) of the Internal Revenue Code.” Performance goals may be tied to the performance of the participant, to the performance of KeyCorp, or any of its subsidiaries, divisions, departments, regions or functions, may be made relative to one or more other companies or may be made relative to an index of the performance goals themselves. Unless otherwise provided in an award agreement, a participant must be employed throughout the performance period (of not less than one year) to be entitled to any payment that may be earned during that period. The Committee may establish one or more formulas to determine whether all, some portion, or none of the performance shares or performance units granted with respect to any performance period qualify as earned during that performance period. KeyCorp may pay a participant for earned performance shares and performance units in cash, Common Shares, or any combination of cash and Common Shares, in the judgment of the Compensation Committee. Any dividend equivalents paid with respect to grants of performance shares will be deferred and be contingent on the participant earning the underlying performance shares.

Other Awards

The Compensation Committee may grant other equity-based awards that do not constitute stock options, stock appreciation rights, restricted shares or restricted share units, or performance shares or performance units. The Compensation Committee may grant other equity-based awards to anyone eligible to participate in the Equity Plan. These grants will be based on or measured in reference to the Common Shares, and will be payable in cash, Common Shares, or a combination of cash and Common Shares. The terms and conditions for these grants will be determined by the Compensation Committee. Cash awards, as an element of or supplement to any other award granted under the Equity Plan, may also be granted under the Equity Plan. Common Shares may be granted as a bonus or in lieu of obligations of KeyCorp or any of its subsidiaries to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to such terms as determined by the Compensation Committee in compliance with Section 409A of the Internal Revenue Code.

Dividend Equivalents

The Compensation Committee may provide for dividend equivalents permitting the grantee to receive equivalent value as dividends are paid on the Common Shares underlying the award. Dividend equivalents are payable in cash or Common Shares and are accrued as contingent obligations. Dividend equivalents will not be granted with respect to stock options or stock appreciation rights.

Summary of the Equity Plan

The discussion that follows describes a number of terms of the Equity Plan to be approved by shareholders. The summary is subject, in all respects, to the complete terms of the Equity Plan attached hereto as Appendix A.

Eligibility

Awards under the Equity Plan may be granted to the approximately 16,000 employees of KeyCorp and its subsidiaries, and to the non-employee directors of KeyCorp.

Administration

The Equity Plan will be administered by the Compensation Committee or such other committee as the Board may designate from time to time. Within the terms of the Equity Plan, the Compensation Committee will have full authority to determine which persons are eligible to participate in the Equity Plan, which participants will receive awards, and the type and conditions of those awards. The Compensation Committee may delegate by resolution some of its authority to issue awards to employees under the Equity Plan to officers of KeyCorp, subject to limitations established by the Compensation Committee or applicable law. Awards to non-employee directors will be administered under the Director’s Deferred Share Sub-Plan (to be adopted as a sub-plan upon approval of the Equity Plan by our shareholders) by the Nominating and Corporate Governance Committee of the Board. Additionally, the KeyCorp Board of Directors may reserve to itself any or all of the authority granted to the Compensation Committee under the Equity Plan or the Nominating and Corporate Governance Committee under the Directors’ Deferred Share Sub-Plan.

Term and Termination

Upon shareholder approval, the Equity Plan will be deemed adopted and effective as of March 14, 2013. The Equity Plan will remain in effect until March 13, 2023, or such earlier time as either all Common Shares available under the plan have been issued and no further Common Shares are authorized for issuance or, subject to any required shareholder approval, such other earlier time as the Board may determine. All grants made on or prior to the date of termination will continue in effect thereafter, subject to their respective terms and the terms of the Equity Plan.

Shares Available for Issuance

The total number of KeyCorp Common Shares that may be issued or transferred in connection with awards under the Equity Plan is limited to 86.1 million Common Shares, plus any shares granted under the Equity Plan or any of KeyCorp’s prior plans relating to awards granted that expire or are forfeited or cancelled or for which the benefit provided by the award is settled in cash.

Fungible Plan Design

Due to the usage of a fungible plan design, the number of full-value awards that may be granted under the Equity Plan (awards other than stock options or stock appreciation rights) is limited to a maximum of 42 million Common Shares, assuming that all awards granted under the Equity Plan are full-value awards. For every award other than stock options or stock appreciation rights, 2.05 Common Shares will be subtracted from the total number of Common Shares available under the Equity Plan for every Common Share that may be issued or transferred under the award. Common Shares that may be issued pursuant to stock options or stock appreciation rights will be subtracted from the total available Common Shares of the Equity Plan on a share-for-share basis. Awards settled in cash will not be subtracted from either the total number of Common Shares available for issuance under the Equity Plan or the aggregate limit on full-value awards under the Equity Plan.

Limit on Incentive Stock Options

No more than 5,000,000 Common Shares may be issued or transferred with respect to incentive stock options under the Equity Plan.

Individual Award Limits

During any calendar year, no participant will be granted:

•	an individual award, or awards in the aggregate, of stock options or stock appreciation rights for more than 1,000,000 Common Shares;
•

an individual award, or awards in the aggregate, of restricted stock, restricted stock units, performance shares or other stock-based awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code for more than 7,500,000 Common Shares;

•

an individual award, or awards in the aggregate, of performance units intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code with an aggregate maximum value in excess of $7,500,000;

•

an individual award, or awards in the aggregate, of other awards payable in cash intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code with an aggregate maximum value in excess of $7,500,000; or

•	with respect to any non-employee director, any individual award, or awards in the aggregate, in excess of 300% of that director’s annual retainer during any calendar year.

Additionally, all Common Shares relating to a stock appreciation right that is exercised and settled in Common Shares (whether or not Common Shares are actually issued to the participant upon exercise), will be considered issued or transferred pursuant to the Equity Plan.

Minimum Vesting Periods

The Equity Plan provides that:

•

restrictions on restricted stock, restricted stock units, stock appreciation rights, stock options, and (except as may otherwise be provided in a deferred compensation plan established under the Equity Plan) other awards that lapse by the passage of time may not lapse sooner than one-third per year (on a ratable basis) over three years except in connection with the retirement, death or disability of a participant or a change of control;

•

restricted stock, stock appreciation rights, restricted stock units, stock options and (except as may otherwise be provided in a deferred compensation plan established under the Equity Plan) other awards that vest upon the achievement of performance goals may not vest sooner than one year from the grant date, subject to earlier lapse or modification in connection with the retirement, death or disability of a participant or a change of control; and

•

the performance period relating to awards of performance shares and performance units will be no less than one year, subject to earlier lapse or modification in connection with the retirement, death, disability of a participant or a change of control.

Up to 5% of the total number of Common Shares available for issuance under the Equity Plan may be issued pursuant to restricted stock, restricted stock units, performance shares, performance units and other awards that do not comply with the vesting periods set forth above.

Performance Goals

The Committee will specify certain measurable performance goals in connection with the grant of performance shares or performance units, and may specify performance goals in connection with the grant of any stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents or other awards under the Equity Plan. One or more of the following business criteria may be applied to the award:

•	return measures (earnings per share; return on equity; return on assets; economic profit added; earnings before or after interest, taxes, depreciation and amortization)
•	revenue (total revenue; gross revenue; net revenue; revenue growth)
•	income (gross income; net income (before or after tax); net income after cost of capital; net interest income; noninterest income; fee income)
•	expense factors (noninterest expense; efficiency ratio)
•	balance sheet measures (loans; deposits; assets; tangible equity)
•	pre-provision net revenue
•	risk measures (net-charge offs; nonperforming assets; risk-weighted assets; classified assets; criticized assets; allowance for loan and lease losses)
•	share price measures (share price; share price increase; total shareholder return)
•	market capitalization
•	strategic objectives (branding; mergers and acquisitions; succession management; dynamic market response; expense reduction initiatives; risk management; regulatory compliance)

The Equity Plan is designed to allow awards made under the Equity Plan to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. If the Compensation Committee issues an award as “qualified performance-based compensation,” the failure to meet the specified performance goals set for the award will result in the forfeiture of all or part of such award. Prior to, or soon after the beginning of, the performance period for a performance-based award, the Compensation Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if performance goals are met and any other conditions of the award.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of KeyCorp, or the manner in which KeyCorp conducts its business, or other events or circumstances render the performance goals unsuitable, the Compensation Committee may in its discretion modify the performance goals or the related minimum acceptable level of achievement as the Compensation Committee judges appropriate and equitable in order to avoid the dilution or enlargement of awards granted with one or more of those performance goals, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges. However, if an award intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code would lose its status as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code due to such a change, the performance goals as originally established will remain in place.

Acceleration upon a Change of Control

The Equity Plan includes a “double-trigger” feature with respect to the acceleration of unvested or unearned awards in connection with a change of control. If a change of control occurs, unless otherwise specified in the award agreement, a participant’s unvested or unearned awards will not automatically vest unless KeyCorp terminates the participant’s employment without cause or the participant terminates his or her employment for good reason, within a two-year period following the change of control. The terms “cause”, “good reason” and “change of control” are defined in the Equity Plan.

Consequences for Harmful Activity

If a participant engages in “Harmful Activity” (as defined in the Equity Plan) during his or her employment or within six months after termination of employment, then, subject to limited exceptions, adverse consequences are provided for in the Equity Plan, including KeyCorp’s recapture of: Common Shares underlying vested awards; profits realized upon the exercise of stock options or stock appreciation rights; and profits realized upon the sale of Common Shares underlying vested awards.

Compensation Recovery

All awards granted under the Equity Plan will be subject to forfeiture or repayment pursuant to KeyCorp’s clawback policy. KeyCorp’s clawback policy is described on page 29 of this proxy statement.

Assignment and Transfer of Awards

Nonqualified stock options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Compensation Committee in its judgment allows such assignment or transfer. If the Committee allows any such assignment or transfer, the transferee will have the power to exercise the nonqualified stock option in accordance with the terms of the award and the provisions of the Equity Plan. No incentive stock option, stock appreciation right, restricted stock (during its restriction period), restricted stock units, performance share or unvested other award may be transferred except by will or by the laws of descent and distribution. No award granted under the Equity Plan may be transferred for value. During a participant’s lifetime, only the participant (or in the case of incapacity of a participant, the participant’s attorney-in-fact or legal guardian) may exercise any incentive stock option or stock appreciation right.

Award Amendments

The Compensation Committee may amend the terms and conditions applicable to outstanding awards in any case where expressly permitted by the terms of the Equity Plan or of the relevant award agreement; or in any other case with the consent of the participant to whom the award was granted.

Plan Amendments

The Board may, subject to any shareholder approval required by law or the listing requirements of the New York Stock Exchange, alter or amend the Equity Plan from time to time as the Board determines to be in the best interests of KeyCorp and its shareholders.

Adjustments Upon Extraordinary Events

Notwithstanding the limits on plan amendments described above, upon certain extraordinary events related to the Common Shares, the Equity Plan may be adjusted automatically (in the case of any stock dividend, stock split, or share combination of the Common Shares) and automatically or upon the act of the Compensation Committee (in the case of any reclassification, recapitalization, merger, consolidation, business combination, liquidation, dissolution or spin-off, or other distribution to the shareholders other than cash dividends). Such adjustments may include increasing or decreasing the total number of Common Shares available for issuance under the Equity Plan, increasing or decreasing the total number of Common Shares that may be issued as incentive stock options, increasing or decreasing the individual award limits of the Equity Plan, adjusting the number and kinds of shares subject to a then-outstanding award, or adjusting the price per share or the terms and conditions of a then-outstanding award.

Deferral

To the extent permitted by Section 409A of the Internal Revenue Code, the Compensation Committee may permit participants to defer the issuance of Common Shares or the settlement of awards in cash under the Equity Plan pursuant to such rules, procedures or programs as the Compensation Committee may establish. The Compensation Committee may also provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, to the extent permitted by Section 409A of the Internal Revenue Code.

U.S. Federal Income Tax Consequences

The following summary describes the principal federal (and not state or local) income tax consequences of awards granted under the Equity Plan as of the date of this proxy statement. This summary is general and is not intended to cover all tax consequences that may apply to any particular participant in the Equity Plan. For instance, this summary does not describe state or local tax consequences, nor does it discuss the provisions of Section 409A of the Code, to the extent an award is subject to this section and does not satisfy its requirements.

Tax Consequences to Participants

Non-Qualified Stock Options

In general: (i) at the time a non-qualified stock option is granted, no income will be recognized by a participant; (ii) at the time of exercise of a non-qualified option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

Incentive Stock Options

No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If Common Shares are issued to a participant pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the participant within two years after the grant date or within one year after the transfer of the shares to the participant, then upon the sale of the shares any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the exercise price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).

Stock Appreciation Rights

No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any unrestricted Common Shares, received pursuant to the exercise.

Restricted Stock

A participant receiving restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the participant at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a participant who elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of award of the restricted stock will have taxable ordinary income on the date of award of the Common Shares equal to the excess of the fair market value of the Common Shares (determined without regard to the risk of the forfeiture or restrictions on transfer) over any purchase price paid for the Common Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture and restrictions on transfer generally will be treated as additional compensation income and not as dividend income.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. A participant receiving restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units

No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the participant generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Other Awards

No income generally will be recognized upon the grant of other awards. Upon payment of other awards, the participant generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Tax Consequences to KeyCorp

To the extent that a participant recognizes ordinary income in the circumstances described above, KeyCorp or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Otherwise, the deductibility of income would be limited by the application of Section 162(m).

Section 162 of the Internal Revenue Code

The Equity Plan is structured to comply with the requirements imposed by Section 162(m) of the Internal Revenue Code and its related regulations. Although the Compensation Committee has the ability to structure awards that are exempt from Section 162(m), it is under no obligation to do so. Compliance with Section 162(m) preserves KeyCorp’s tax deduction for awards made under the Equity Plan to covered employees. Section 162(m) generally does not allow an employer to take a deduction for compensation paid to covered employees (typically, the Named Executive Officers excluding the Chief Financial Officer) of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it is “qualified performance-based compensation.”

To be “qualified performance-based compensation” under Section 162(m), compensation provided under the Equity Plan to covered employees must be paid under pre-established, objective performance goals and measures determined and certified by a committee comprised of outside directors. Within 90 days after the beginning of each performance period that is at least a year in duration, that committee must establish specific performance goals for the performance period. The performance goals are specific targets and objectives established by the committee under one or more, or a combination of, absolute or relative values or a percentage of any of the objective performance measures identified above in “Summary of the Equity Plan—Performance Goals.” Results against the performance goals will be determined and measured by an objective calculation method established by the committee at the time performance goals are determined for a given award; and the committee may determine at that time whether that special items and other unusual or non-recurring items (including changes in tax law or accounting principles) will be excluded from the measurements used to determine that performance goals have been met. Since payment of performance-based compensation to covered employees is contingent upon the employee’s achievement of pre-established performance goals, the committee may not increase the amount of any performance-based compensation that is payable upon the achievement of the performance goals. However, the committee may reduce or eliminate any performance-based compensation otherwise payable to a covered employee. In addition to other requirements for the performance-based compensation exception, shareholders must be advised of, and must approve, the performance measures and other material terms (or changes in material terms) for the performance goal(s) under which performance-based compensation is to be paid to covered employees. The Equity Plan specifies the performance measures and other material terms that must be approved by our shareholders, and approval of the Equity Plan by the required vote of our shareholders at the Annual Meeting will constitute such approval.

Registration with the Securities and Exchange Commission

KeyCorp intends to file a Registration Statement on Form S-8 relating to the issuance of the Common Shares under the Equity Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Equity Plan by the shareholders. Contemporaneously with this registration, KeyCorp will deregister that amount of Common Shares authorized but not issued or subject to awards under each of the Prior Plans.

New Plan Benefits

No benefits or amounts will have been granted, awarded, or received under the Equity Plan prior to shareholder approval. Because the Compensation Committee (and in the case of non-employee directors, the Nominating and Corporate Governance Committee) will, in its sole judgment, determine the benefits that will be received by participants in the Equity Plan, it is not possible at this time to determine the benefits or the amounts to be received under the Equity Plan by KeyCorp’s employees or non-employee directors.

For grants made during fiscal year 2012 to KeyCorp’s Named Executive Officers, please see the 2012 Grants of Plan-Based Awards Table on page 45 of this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors of KeyCorp unanimously recommends that our shareholders vote “FOR” approval of the KeyCorp’s 2013 Equity Compensation Plan.

Additional Information

Proxy Statement Proposals for the 2014 Annual Meeting of Shareholders

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2014 annual shareholders meeting is December 5, 2013. This deadline applies to proposals submitted for inclusion in KeyCorp’s proxy statement under the provisions of Rule 14a-8 of the Exchange Act.

Other Proposals and Nominations for the 2014 Annual Meeting of Shareholders

KeyCorp’s Regulations also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in KeyCorp’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, but that a shareholder instead wishes to present directly at an annual meeting. Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2014 annual shareholders meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before the 2014 annual shareholders meeting. KeyCorp’s Amended and Restated Code of Regulations requires, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

Shareholders may only nominate a person for election as a director of KeyCorp at an annual meeting if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Amended and Restated Code of Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Amended and Restated Code of Regulations upon request to the Secretary of KeyCorp.

The KeyCorp proxy relating to the 2014 annual shareholders meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with KeyCorp’s Amended and Restated Code of Regulations.

Eliminating Duplicative Proxy Materials

A single Notice of Internet Availability of Proxy Materials or a single copy of each of the 2012 Annual Review, 2012 Annual Report on Form 10-K, and this proxy statement will be delivered to multiple shareholders residing at the same address unless KeyCorp received contrary instructions from one or more of those shareholders prior to the mailing date.

If you reside at the same address as another shareholder and would like to receive your own copy of the Notice of Internet Availability of Proxy Materials, 2012 Annual Review, 2012 Annual Report on Form 10-K, or 2013 proxy statement, please contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephone at (800) 539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. A separate copy of the Notice of Internet Availability of Proxy Materials or of the 2012 Annual Review, 2012 Annual Report on Form 10-K, and 2013 proxy statement will be delivered to you promptly and without charge.

If you reside at the same address as another shareholder and are receiving multiple copies of our proxy materials, please contact Computershare in the manner provided above if you choose to receive only one copy of those materials.

APPENDIX A

2013 Equity Compensation Plan

KEYCORP 2013 EQUITY COMPENSATION PLAN

1.	EFFECTIVE DATE; PURPOSE; TERM; PRIOR PLANS.

(a)	The Corporation hereby establishes an equity compensation plan to be known as the KeyCorp 2013 Equity Compensation Plan. The Plan is effective as of March 14, 2013 (the “Effective Date”), subject to the approval of the Plan by the shareholders of the Corporation (the date of such shareholder approval being the “Approval Date”). Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

(b)	The Plan is intended to promote the interests of the Corporation and its shareholders by providing equity-based incentives for effective service and high levels of performance to Employees and Directors selected by the Committee. To achieve these purposes, the Corporation may grant Awards to selected Employees and Directors in accordance with the terms and conditions hereinafter set forth.

(c)	No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

(d)	If the Company’s shareholders approve the Plan, the KeyCorp Deferred Equity Allocation Plan (the “Deferred Equity Allocation Plan”), the KeyCorp Directors’ Deferred Share Plan (the “Directors’ Deferred Share Plan”) and the KeyCorp 2010 Equity Compensation Plan (collectively, the “Prior Plans”) each will terminate in its entirety effective on the Approval Date and all Common Shares authorized for issuances under the Prior Plans but which are not yet subject to awards under the Prior Plans will be canceled and no longer be available for issuance as awards; provided that all outstanding awards under each of the Prior Plans as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the applicable Prior Plan.

2.        DEFINITIONS.

2.1      1934 ACT.  The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

2.2      ACQUISITION PRICE.  The term “Acquisition Price” with respect to Restricted Stock and Restricted Stock Units shall mean such amount, if any, required by applicable law or as may be otherwise specified by the Committee in the Award Instrument with respect to the Restricted Stock or Restricted Stock Units as the consideration to be paid by the Participant for the Restricted Stock or Restricted Stock Units.

2.3      APPROVAL DATE.  The term “Approval Date” shall mean the date that the Plan is approved by the shareholders of the Corporation.

2.4      AWARD.  The term “Award” shall mean an award granted under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards.

2.5      AWARD INSTRUMENT.  The term “Award Instrument” shall mean a writing evidencing an Award in such form and with such provisions as the Committee may prescribe, including, without limitation, an agreement to be executed by the Participant and the Corporation, a certificate issued by the Corporation, a sub-plan established under the Plan or a letter executed by the Committee or its designee. An Award Instrument may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the Committee, need not be signed by a representative of the Corporation or the Participant. Acceptance of the Award Instrument by a Participant constitutes agreement to the terms of the Award evidenced thereby.

2.6      BASE PRICE.  The term “Base Price” with respect to a Free-Standing SAR shall mean the price specified in an Award of the Free-Standing SAR to be used as the basis for determining the amount to which a holder of the Free-Standing SAR is entitled upon the exercise of the Free-Standing SAR.

2.7      BOARD.  The term “Board” shall mean the Board of Directors of the Corporation.

2.8      CHANGE OF CONTROL.  Unless otherwise provided in the relevant Award Instrument or a Deferred Compensation Plan, a “Change of Control” shall be deemed to have occurred if there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, the Corporation will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 2.8, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of the Corporation or any successor to the Corporation.

(a)	A Change of Control will have occurred under this clause (a) if the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either:

(i)	immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to the transaction, or

(ii)	immediately after giving effect to that transaction, individuals who were directors of the Corporation on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

(b)

A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of the Corporation or any Person is or becomes the beneficial owner of 35% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any Person.

(c)	A Change of Control will have occurred under this clause (c) if either:

(i)	without the prior approval, solicitation, invitation, or recommendation of the Board any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with the Corporation that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board, or

(ii)	any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of the Corporation (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act),

AND,

at any time within the 24-month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24-month period to cause the Incumbent Directors to no longer be a majority of the Board was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):

(x)	A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of the Corporation or any Person is or becomes the beneficial owner of 25% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any Person.

(y)

The Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation were directors of the Corporation immediately prior to such transaction.

(z)	There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation.

(d)	A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation.

2.9       CODE.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10     COMMITTEE.  The term “Committee” shall mean the Compensation and Organization Committee of the Board or such other committee or subcommittee as may be designated by the Board from time to time to administer the Plan. The Committee shall consist solely of at least three directors each of whom qualify as a Non-Employee Director and “outside director” within the meaning of Section 162(m) of the Code, and satisfies any applicable standards of independence under the federal securities and tax laws and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

2.11     COMMON SHARES.  The term “Common Shares” shall mean common shares of the Corporation, with a par value of $1.00 each.

2.12     CORPORATION.  The term “Corporation” shall mean KeyCorp and its successors, including the surviving or resulting corporation of any merger of KeyCorp with or into, or any consolidation of KeyCorp with, any other corporation or corporations.

2.13     COVERED EMPLOYEE.  The term “Covered Employee” shall mean an Employee who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

2.14     DEFERRED COMPENSATION PLANS.  The term “Deferred Compensation Plans” shall mean the Existing Deferral Plans and any other plan, agreement or program of the Corporation that is now or hereafter intended to provide Employees or Directors with the opportunity or obligation to defer the payment or delivery of compensation earned by or awarded to them, but only if and to the extent that such plan (a) has been determined by the Board to be covered by this Plan as a Deferred Compensation Plan, (b) has not been separately approved by the Corporation’s shareholders, and (c) is not a plan that is qualified under Section 401(a) of the Code.

2.15     DEFERRED EQUITY ALLOCATION PLAN.  The term “Deferred Equity Allocation Plan” shall have the meaning set forth in Section 1(d) of the Plan.

2.16     DIRECTOR. The term “Director” means any individual who is a member of the Board who is not an Employee.

2.17     DIRECTORS’ DEFERRED SHARE PLAN.  The term “Directors’ Deferred Share Plan” shall have the meaning set forth in Section 1(d) of the Plan.

2.18     DISABILITY. The term “Disability” with respect to an Employee shall mean shall mean (1) a physical or mental disability which prevents the Employee from performing the duties the Employee was employed to perform for the Corporation or Subsidiary employing such Employee when such disability commenced, (2) has resulted in the Employee’s absence from work for 180 qualifying days, and (3) application has been made for the Employee’s disability coverage under the KeyCorp Long Term Disability Plan, and such Disability results in the Participant’s termination of employment.

2.19     EFFECTIVE DATE.  The term “Effective Date” shall have the meaning set forth in Section 1(a) of the Plan.

2.20     EMPLOYEE.  The term “Employee” shall mean any individual employed by the Corporation or by any Subsidiary and shall include officers as well as all other employees of the Corporation or of any Subsidiary (including employees who are members of the Board or of the Board of Directors of any Subsidiary).

2.21     EMPLOYMENT TERMINATION DATE.  Except as otherwise determined by the Committee, the term “Employment Termination Date” with respect to an Employee shall mean the first date on which the Employee is no longer employed by the Corporation or any Subsidiary.

2.22     EXERCISE PRICE.  The term “Exercise Price” with respect to an Option shall mean the price specified in the Option at which the Common Shares subject to the Option may be purchased by the holder of the Option.

2.23     EXISTING DEFERRAL PLANS.  The term “Existing Deferral Plans” shall mean the KeyCorp Deferred Savings Plan, The KeyCorp Deferred Bonus Plan, the KeyCorp Signing Bonus Plan, and such other deferred compensation plans as KeyCorp shall from time to time establish.

2.24     FAIR MARKET VALUE.  Except as otherwise determined by the Committee at the time of the grant of an Award in accordance with Section 409A of the Code, the term “Fair Market Value” with respect to Common Shares shall mean:

(a)	if the Common Shares are traded on a national securities exchange, the closing price per Common Share on that national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares; or

(b)	if the Common Shares are not traded on a national securities exchange, the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Instrument, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

2.25     FREE-STANDING STOCK APPRECIATION RIGHT.  The term “Free-Standing Stock Appreciation Right” or “Free-Standing SAR” shall mean an SAR granted to a Participant that is not granted in tandem with an Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Free-Standing SAR or any portion of the Free-Standing SAR, an amount equal to 100%, or such lesser percentage as the Committee may determine at the time of grant of the Free-Standing SAR, of the excess, if any, measured at the time of the exercise of the Free-Standing SAR, of

(a)	the aggregate Fair Market Value of the Common Shares underlying the Free-Standing SARs being exercised over

(b)	the aggregate Base Price of those Common Shares underlying the Free-Standing SARs being exercised.

2.26     GOOD REASON.  The term “Good Reason” shall have the meaning given to it in any change in control agreement between the Corporation and the Employee. If no such agreement exists or if such agreement does not contain a definition of “Good Reason”, an Employee shall be deemed to have “Good Reason” to terminate the Employee’s employment with the Corporation or a Subsidiary under this Plan if, within two years after the occurrence of a Change of Control, either or both of the events listed in clauses (a) and (b) of this Section 2.26 occurs without the written consent of the Employee:

(a)	following notice by the Employee to the Corporation and an opportunity by the Corporation to cure, the Employee determines in good faith that the Employee’s position, responsibilities, duties, or status with the Corporation are at any time materially less than or reduced from those in effect before the Change of Control or that the Employee’s reporting relationships with superior Employee officers have been materially changed from those in effect before the Change of Control; or

(b)	The Corporation’s headquarters is relocated outside of the greater Cleveland metropolitan area (but this clause (b) shall apply only if the Corporation’s headquarters was the Employee’s principal place of employment before the Change of Control).

For purposes of clause (a), the Corporation will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Employee, whose determination shall be conclusive) for more than seven calendar days after the Employee has given notice to the Corporation of the existence of that circumstance.

2.27     INCENTIVE STOCK OPTION.  The term “Incentive Stock Option” shall mean an Option intended by the Committee to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (or any successor provision).

2.28     NON-EMPLOYEE DIRECTOR.  The term “Non-Employee Director” shall mean a director who is a “Non-Employee Director” of the Corporation within the meaning of Rule 16b-3.

2.29     NONQUALIFIED OPTION.  The term “Nonqualified Option” shall mean an Option intended by the Committee not to qualify as an “incentive stock option” under Section 422 of the Code (or any successor provision) or an Option intended by the Committee to qualify as an “incentive stock option” under Section 422 of the Code but that fails to so qualify.

2.30     OPTION.  The term “Option” shall mean an Award entitling the holder thereof to purchase a specified number of Common Shares at a specified price during a specified period of time.

2.31     OPTION EXPIRATION DATE.  The term “Option Expiration Date” with respect to any Option shall mean the date selected by the Committee after which, except as provided in Section 12.4 of the Plan, in the case of the death of the Participant to whom the Option was granted, the Option may not be exercised.

2.32     OTHER AWARD.  The term “Other Award” shall mean an Award granted pursuant to Section 11 of the Plan.

2.33     PARTICIPANT.  The term “Participant” shall mean any eligible Employee or Director who holds one or more outstanding Awards.

2.34     PERFORMANCE GOAL.  The term “Performance Goal” shall mean the measurable performance goal or goals specified by the Committee in connection with the grant of Performance Shares or Performance Units, or when so determined by the Committee, Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or dividend equivalents, pursuant to the Plan. Performance Goals may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which an Employee is employed. The Performance Goals may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance goals themselves. The Committee may grant Awards with Performance Goals that are either Qualified Performance-Based Awards or not Qualified Performance-Based Awards. The Performance Goals applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more of, a combination of, or ratios involving the following criteria:

(a)	return measures (earnings per share, return on equity, return on assets, economic profit added, earnings before or after interest, taxes, depreciation and amortization);

(b)	revenue (total revenue, gross revenue, net revenue, revenue growth);

(c)	income (gross income, net income (before or after tax), net income after cost of capital, net interest income, noninterest income, fee income);

(d)	expense factors (noninterest expense, efficiency ratio);

(e)	balance sheet measures (loans, deposits, assets, tangible equity);

(f)	pre provision net revenue;

(g)	risk measures (net charge-offs, nonperforming assets, risk weighted assets, classified assets, criticized assets, allowance for loan and lease losses);

(h)	share price measures (share price, share price increase, total shareholder return);

(i)	market capitalization; and

(j)	strategic objectives (branding, mergers and acquisitions, succession management, dynamic market response, expense reduction initiatives, risk management and regulatory compliance).

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable in order to avoid the dilution or enlargement of awards granted with one or more of those performance goals, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement with respect to such Covered Employee.

2.35     PERFORMANCE PERIOD.  The term “Performance Period” shall mean such one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, within which the Performance Goals relating to one or more Awards of Performance Shares or Performance Units are to be achieved.

2.36     PERFORMANCE SHARES.  The term “Performance Shares” shall mean an Award denominated in Common Shares and contingent upon attainment of one or more Performance Goals over a Performance Period.

2.37     PERFORMANCE UNITS.  The term “Performance Units” shall mean a bookkeeping entry that records a unit equal to $1.00 awarded pursuant to Section 10 of the Plan, which are contingent upon attainment of one or more Performance Goals over a Performance Period.

2.38     PERSON.  The term “Person” shall mean a “person” as used in Section 13(d) and Section 14(d)(2) of the 1934 Act.

2.39     PLAN.  The term “Plan” shall mean this KeyCorp 2013 Equity Compensation Plan as from time to time hereafter amended in accordance with Section 22.1 of the Plan.

2.40     PRIOR PLANS.  The term “Prior Plans” shall have the meaning set forth in Section 1(d) of the Plan.

2.41     QUALIFIED PERFORMANCE-BASED AWARD.  The term “Qualified Performance-Based Award” shall mean any Award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or Other Awards, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

2.42     RESTRICTED STOCK.  The term “Restricted Stock” shall mean Common Shares delivered to a Participant pursuant to an Award subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument, including

(a)	the restriction that the Participant not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the Restricted Stock during the applicable Restriction Period,:

(b)	the requirement that the Restriction Period will terminate or terminate early upon achievement of specified Performance Goals, and

(c)	such other restrictions, conditions, and contingencies, if any, as the Committee may provide in the Award Instrument with respect to the Restricted Stock.

2.43     RESTRICTED STOCK UNITS.  The term “Restricted Stock Units” shall mean an Award pursuant to Section 9 of the Plan whereby a Participant receives the right to receive Common Shares or the cash equivalent thereof at a specified time in the future in consideration of the performance of services, but subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument.

2.44     RESTRICTION PERIOD.  The term “Restriction Period” with respect to an Award of Restricted Stock shall mean the period selected by the Committee and specified in the Award Instrument with respect to that Restricted Stock during which the Participant may not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate that Restricted Stock.

2.45     RULE 16b-3.  The term “Rule 16b-3” shall mean Rule 16b-3 (or any successor rule substantially to the same effect) promulgated under the 1934 Act, as in effect from time to time.

2.46     STOCK APPRECIATION RIGHT.  The term “Stock Appreciation Right” or “SAR” shall mean a right granted pursuant to Section 7 of the Plan and will include Tandem Stock Appreciation Rights and Free-Standing Stock Appreciation Rights.

2.47     SUBSIDIARY.  The term “Subsidiary” shall mean any corporation, partnership, joint venture, or other business entity in which the Corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock (in the case of a corporation) or other ownership interest (in the case of any entity other than a corporation).

2.48     TANDEM STOCK APPRECIATION RIGHT.  The term “Tandem Stock Appreciation Right” or “Tandem SAR” shall mean an Award granted to a Participant with respect to all or any part of any Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Tandem SAR and surrender of the related Option, or any portion of the Tandem SAR and the related Option, an amount equal to 100%, or such lesser percentage as the Committee may determine at the time of the grant of the Tandem SAR, of the excess, if any, measured at the time of the exercise of the Tandem SAR, of (a) the aggregate Fair Market Value of the Common Shares subject to the Option with respect to which the Tandem SAR is exercised over (b) the aggregate Exercise Price of those Common Shares under the Option.

2.49     TERMINATION FOR CAUSE.    The termination of the employment of an Employee of the Corporation or any of its Subsidiaries shall be deemed a “Termination for Cause” if, prior to the termination of employment, any of the following has occurred:

(a)	the Employee shall have been convicted of a felony;

(b)	the Employee commits an act or series of acts of dishonesty in the course of the Employee’s employment which are materially inimical to the best interests of the Corporation or a Subsidiary and that constitutes the commission of a felony;

(c)	the Corporation or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Employee’s employment and such order or directive has not been vacated or reversed upon appeal; or

(d)	after being notified in writing by the Corporation to cease any particular Harmful Activity (as defined in Section 18), the Employee shall intentionally continue to engage in such Harmful Activity while the Employee remains in the employ of the Corporation or a Subsidiary.

If (x) the Corporation or any Subsidiary terminates the employment of the Employee when it has “cause” therefor under clause (c) above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) the Corporation or the Subsidiary fails to offer to reinstate the Employee to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, the termination of the employment of the Employee will not be deemed to be a “Termination for Cause.”

2.50     TERMINATION UNDER LIMITED CIRCUMSTANCES.  The term “Termination Under Limited Circumstances” shall mean, except as otherwise set forth in the Award Instrument, an Employee’s termination from the Corporation or any Subsidiary under circumstances in which the

Employee becomes entitled to receive: (a) a severance under the KeyCorp Separation Pay Plan as in effect at the time of the Employee’s termination, or (b) under circumstances under which the Employee is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with the Corporation or any Subsidiary, including, without limitation, a Change of Control Agreement.

2.51     TRANSFEREE.  The term “Transferee” shall mean, with respect to Nonqualified Options only, any person or entity to which a Participant transfers or assigns all or part of his or her Options with permission by the Committee.

2.52     VOLUNTARY RESIGNATION.  The term “Voluntary Resignation” means that the Employee shall have terminated his or her employment with the Corporation and its Subsidiaries by voluntarily resigning at his or her own instance without having been requested to so resign by the Corporation or its Subsidiaries, except that any resignation by the Employee will not be deemed to be a Voluntary Resignation if, within two years after the occurrence of a Change of Control, the Employee terminates his or her employment for Good Reason.

3.       ADMINISTRATION.  The Plan shall be administered by the Committee. The Committee shall have authority, subject to the terms of the Plan,

(a)	to determine the Participants who are eligible to participate in the Plan, the type, size, and terms of Awards to be granted to any Participant, the time or times at which Awards shall be exercisable or at which restrictions, conditions, and contingencies shall lapse, and the terms and provisions of the instruments by which Awards shall be evidenced,

(b)	to establish any other restrictions, conditions, and contingencies on Awards in addition to those prescribed by the Plan,

(c)	to interpret the Plan, and

(d)	to make all determinations necessary for the administration of the Plan.

The construction and interpretation by the Committee of any provision of the Plan or any Award Instrument delivered pursuant to the Plan and any determination by the Committee pursuant to any provision of the Plan or any Award Instrument shall be final and conclusive. No member or alternate member of the Committee shall be liable for any such action or determination made in good faith.

The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, subject to any limitations imposed by the Committee or by applicable law, the Committee may delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Corporation to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of Awards under this Plan; and (ii) determine the size of any such Awards; provided, however, that (A) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is an officer, director, or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the 1934 Act, as determined by the Committee in accordance with Section 16 of the 1934 Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Awards granted to Directors may be made pursuant to one or more sub-plans to this Plan, which shall be administered by the Committee, the Board or another committee thereof as specified in such sub-plan(s).

The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this paragraph) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

4.        ELIGIBILITY.  Awards may be granted to Employees and Directors selected by the Committee in its sole discretion. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify the Participant from, participation in any other grant of an Award.

5.	STOCK SUBJECT TO THE PLAN.

5.1       TYPE OF STOCK.  The Common Shares that may be issued and distributed to Participants in connection with Awards granted under the Plan may be authorized and unissued Common Shares, treasury Common Shares, or Common Shares acquired on the open market specifically for distribution under the Plan, as the Board may from time to time determine.

5.2     NUMBER OF SHARES AVAILABLE.  Subject to adjustment as provided in Section 5.4 and Section 15 of the Plan, the number of Common Shares that may be issued or transferred

(a)	upon the exercise of Options or Stock Appreciation Rights,

(b)	in payment of Restricted Stock and released from a substantial risk of forfeiture thereof,

(c)	in payment of Restricted Stock Units,

(d)	in payment of Performance Shares or Performance Units that have been earned,

(e)	in payment of dividend equivalents paid with respect to Awards made under the Plan,

(f)	as Other Awards or in payment of Other Awards, or

(g)	in payment of any other award pursuant to this Plan,

shall not exceed in the aggregate 86,100,000 Common Shares, plus any shares described in Section 5.4 of the Plan. Common Shares issued under any plan assumed by the Corporation in any corporate transaction or awards granted pursuant to Section 20 will not count against the aggregate share limit described in this Section 5.2.

5.3      SHARE USE.  Each Common Share issued or transferred pursuant to an award of Options or Stock Appreciation Rights will reduce the aggregate plan limit described above in Section 5.2 by one Common Share. Each Common Share issued or transferred (and in the case of

Restricted Stock, released from all substantial risk of forfeiture) pursuant to an award other than Options or Stock Appreciation Rights shall reduce the aggregate plan limit described above in Section 5.2 by 2.05 Common Shares. Any Common Shares that again become available for issuance pursuant to this Section 5 shall be added back to the aggregate plan limit in the same manner such shares were originally deducted from the aggregate plan limit pursuant to this Section 5.3 (or, in the case of Common Shares subject to an outstanding award under a Prior Plan as of the Approval Date that again become available for issuance pursuant to this Section 5, in the same manner such shares were originally deducted from the share limit under the applicable Prior Plan).

5.4      ADJUSTMENTS.  The number of Common Shares available in Section 5.2 above shall be adjusted to account for Common Shares relating to any awards granted under this Plan that expire or are forfeited. Common Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and distributed to an Employee and, therefore, the total number of Common Shares available under Section 5.2 above as of a given date shall not be reduced by any Common Shares relating to prior Awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award granted under the Plan, any Common Shares that were covered by that Award will be available for issuance or transfer hereunder. In addition, the number of Common Shares available in Section 5.2 above shall be increased by any Common Shares subject to outstanding awards under the Prior Plans as of the Approval Date that on or after the Approval Date are forfeited, canceled, settled in cash or otherwise terminated without the issuance of such Common Shares. Notwithstanding anything to the contrary contained herein: (a) if Common Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Common Shares covered by the Option being exercised shall reduce the aggregate plan limit described above; (b) Common Shares withheld by the Corporation to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (c) the number of Common Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued and distributed to the Employee upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Corporation repurchases Common Shares with Option proceeds, those Common Shares will not be added to the aggregate plan limit described above. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on Fair Market Value (whether under a Deferred Compensation Plan or otherwise), such Common Shares will not count against the aggregate plan limit described above.

5.5      LIMITS.  Notwithstanding anything in this Section 5 or elsewhere in the Plan to the contrary and subject to adjustment as provided in Section 15 of the Plan:

(a)	the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 5,000,000 Common Shares;

(b)	no Employee shall be granted Options or Stock Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any one calendar year;

(c)	no Employee will be granted Qualified Performance Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 7,500,000 Common Shares during any one calendar year;

(d)	in no event shall any Employee in any calendar year receive Qualified Performance-Based Awards in the form of Other Awards payable in cash under Section 11 of the Plan having an aggregate maximum value in excess of $7,500,000;

(e)	in no event shall any Employee in any calendar year receive Qualified Performance-Based Awards of Performance Units having an aggregate maximum value as of their respective dates of grant in excess of $7,500,000; and

(f)	in no event shall the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any single Director during any single calendar year exceed an amount equal to 300% of the Director’s cash retainer for such calendar year.

6.	STOCK OPTIONS

6.1	TYPE AND DATE OF GRANT OF OPTIONS.

(a)	The Award Instrument pursuant to which any Incentive Stock Option is granted shall specify that the Option granted thereby shall be treated as an Incentive Stock Option. The Award Instrument pursuant to which any Nonqualified Option is granted shall specify that the Option granted thereby shall not be treated as an Incentive Stock Option.

(b)	The day on which the Committee authorizes the grant of an Incentive Stock Option shall be the date on which that Option is granted.

(c)	The day on which the Committee authorizes the grant of a Nonqualified Option shall be considered the date on which that Option is granted, unless the Committee specifies a later date.

(d)	The Committee reserves the discretion after the date of grant of an Option to provide for (i) the availability of a loan at exercise; or (ii) the right to tender in satisfaction of the Exercise Price nonforfeitable, unrestricted Common Shares, which are already owned by the Employee and have a value at the time of exercise that is equal to the Exercise Price.

(e)	Options granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Employees who meet the definition of “employees” under Section 3401(c) of the Code.

6.2       EXERCISE PRICE.  The Exercise Price under any Option shall be not less than the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted.

6.3       OPTION EXPIRATION DATE.  The Option Expiration Date under any Option shall be not later than ten years from the date on which the Option is granted.

6.4	EXERCISE OF OPTIONS.

(a)

Except as otherwise provided in Section 12 of the Plan, an Option may be exercised only while the Participant to whom the Option was granted is in the employ or service of the Corporation or of a Subsidiary. Subject to this requirement, each Option shall become exercisable in one or more installments at the time or times provided in the Award Instrument evidencing the Option. A Participant to whom an Option is granted or, with respect to Nonqualified Options, the Participant’s Transferee may exercise the Option from time to time, in whole or in part, up to the total number of Common Shares with respect to which the Option is then exercisable, except that no fraction of a Common Share may be purchased upon the exercise of any Option. Restrictions relating to exercise of an Option granted to an Employee that vest upon the achievement of Performance Goals may not terminate sooner than one year from the date that the Option is granted. If the elimination of restrictions relating to exercise of an Option granted to an Employee is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the date the Option is granted.

(b)	The Award Instrument may provide that specified Performance Goals must be achieved as a condition to the exercise of any Option.

(c)	A Participant or, with respect to Nonqualified Options, any Transferee electing to exercise an Option shall deliver to the Corporation (i) the Exercise Price payable in accordance with Section 6.5 of the Plan and (ii) written notice of the election that states the number of whole Common Shares with respect to which the Participant is exercising the Option.

(d)	The exercise of an Option will result in the cancellation on a share-by-share basis of any Tandem SAR granted under Section 7 of the Plan.

6.5       PAYMENT FOR COMMON SHARES.  Upon exercise of an Option by a Participant or, with respect to Nonqualified Options, any Transferee, the Exercise Price shall be payable by the Participant or Transferee in cash or in such other form of consideration as the Committee determines may be accepted, including without limitation, securities or other property, or any combination of cash, securities or other property or, to the extent permitted by applicable law, by delivery by the Participant or Transferee (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the 1934 Act promptly to deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price. The Committee, in its sole discretion, may grant to a Participant or, with respect to Nonqualified Options, any Transferee the right to transfer Common Shares acquired upon the exercise of a part of an Option in payment of the Exercise Price payable upon immediate exercise of a further part of the Option or to have the Company withhold Common Shares with an aggregate Fair Market Value equal to the Exercise Price.

6.6       CONVERSION OF INCENTIVE STOCK OPTIONS.  The Committee may at any time in its sole discretion take such actions as may be necessary to convert any outstanding Incentive Stock Option (or any installments or portions of installments thereof) into a Nonqualified Option with or without the consent of the Employee to whom that Incentive Stock Option was granted and whether or not that Employee is an Employee at the time of the conversion.

6.7       DIVIDEND EQUIVALENTS.  No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

7.	STOCK APPRECIATION RIGHTS.

7.1	GRANT OF SARS.

(a)	The Committee may authorize the granting (i) to any holder of an Option, of Tandem SARs in respect of Options granted hereunder, and (ii) to any Participant, of Free-Standing SARs. A Tandem SAR may be granted only in connection with an Option. A Tandem SAR granted in connection with an Incentive Stock Option may be granted only when the Incentive Stock Option is granted. A Tandem SAR granted in connection with a Nonqualified Option may be granted either when the related Nonqualified Option is granted or at any time thereafter including, in the case of any Nonqualified Option resulting from the conversion of an Incentive Stock Option, simultaneously with or after the conversion. A Free-Standing SAR is not granted in tandem with an Option.

7.2	EXERCISE OF SARS.

(a)	A Participant electing to exercise a SAR shall deliver written notice to the Corporation of the election identifying the SAR and, with respect to Tandem SARs, the related Option with respect to which the Tandem SAR was granted to the Participant, and specifying the number of whole Common Shares with respect to which the Participant is exercising the SAR. Upon exercise of a Tandem SAR, the related Option shall be deemed to be surrendered to the extent that the Tandem SAR is exercised. Restrictions relating to exercise of a SAR granted to an Employee that vest upon the achievement of Performance Goals may not terminate sooner than one year from the date that the SAR is granted. If the elimination of restrictions relating to exercise of a SAR granted to an Employee is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the date the SAR is granted.

(b)	The Committee may specify in the Award Instrument pursuant to which SARs are granted that the amount payable on exercise of a SAR may not exceed a maximum specified by the Committee in the Award Instrument.

(c)	No SAR granted under this Plan may be exercised more than ten years from the date on which the SAR is granted.

(d)	No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

(e)	SARs may be exercised only (i) on a date when the SAR is “in the money” (i.e., when there would be positive consideration received upon exercise of the SAR), (ii) with respect to Tandem SARs, at a time and to the same extent as the related Option is exercisable, (iii) with respect to Tandem SARs, unless otherwise provided in the relevant Award Instrument, by surrender to the Corporation, unexercised, of the related Option or any applicable portion thereof, and (iv) in compliance with all restrictions set forth in the relevant Award Instrument or specified by the Committee.

(f)	The Committee may specify in the Award Instrument pursuant to which any SAR is granted waiting periods and restrictions on permissible exercise periods in addition to the restrictions on exercise set forth in this Section 7.

(g)	The Committee may specify in the Award Instrument pursuant to which SARs are granted Performance Goals that must be achieved as a condition of the exercise of such SARs.

(h)	Each Award Instrument pursuant to which Free-Standing SARs are granted shall specify in respect of each Free-Standing SAR a Base Price, which shall be equal to or greater than the Fair Market Value of the Common Shares subject to each Free-Standing SAR on the date the Free-Standing SAR is granted.

7.3       PAYMENT FOR SARS.  The amount payable upon exercise of a SAR may be paid by the Corporation in cash or in whole Common Shares (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and whole Common Shares and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives; provided, however, that in no event shall the total number of Common Shares that may be paid to a Participant pursuant to the exercise of a Tandem SAR exceed the total number of Common Shares subject to the related Option.

7.4       TERMINATION, AMENDMENT, OR SUSPENSION OF SARS.  SARs shall terminate and may no longer by exercised upon the first to occur of

(a)	with respect to Tandem SARs, the exercise or termination of the related Option,

(b)	any termination date specified by the Committee at the time of grant of the SAR, or

(c)	with respect to Tandem SARs, the transfer by the Employee of the related Option. In addition, the Committee may in its sole discretion at any time before the occurrence of a Change of Control amend, suspend, or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan.

8.	RESTRICTED STOCK.

8.1	CONDITIONS ON RESTRICTED STOCK.

(a)

In addition to the restrictions on disposition of Restricted Stock during the Restriction Period, the Committee may provide in the Award Instrument with respect to any Award of Restricted Stock other restrictions, conditions, and contingencies, which other restrictions, conditions, and contingencies, if any, may relate to, in addition to such other matters as the Committee may deem appropriate, the achievement of Performance Goals measured in such manner as may be specified by the Committee. The Committee may impose different restrictions, conditions, and contingencies on separate Awards of Restricted Stock granted to different Participants, whether at the same or different times, and on separate Awards of Restricted Stock granted to the same Participant, whether at the same or different times. The Committee may specify a single Restriction Period for all of the Restricted Stock subject to any particular Award Instrument or may specify multiple Restriction Periods so that the restrictions with respect to the Restricted Stock subject to the Award will expire in stages according to a schedule specified by the Committee and set forth in the Award Instrument. Restrictions relating to Restricted Stock granted to an Employee that vests upon the achievement of Performance Goals may not terminate sooner than one year from the date that the Restricted Stock is granted. If the elimination of restrictions relating to Restricted Stock granted to an Employee is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Committee on the date the Restricted Stock is granted. For any Qualified Performance-Based Award of Restricted Stock, no restrictions shall lapse on any such Award until the Committee certifies, in writing, that the requirements established as described in this Section 8.1(a) have been satisfied.

(b)	The Committee may specify in the Award Instrument pursuant to which the Restricted Stock is granted, that any or all dividends or other distributions paid on Restricted Stock during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Performance Goals shall be deferred until and paid contingent upon the achievement of the applicable Performance Goals.

(c)	If so directed by the Committee, all certificates representing Restricted Stock may be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Common Shares.

8.2       PAYMENT FOR RESTRICTED STOCK.  Each Participant to whom an Award of Restricted Stock is made shall pay the Acquisition Price, if any, with respect to that Restricted Stock to the Corporation not later than 30 days after the delivery to the Participant of the Award Instrument with respect to that Restricted Stock. If any Participant fails to pay any Acquisition Price with respect to an Award of Restricted Stock within that 30 day period, the Participant’s right under that Award shall be forfeited.

8.3       RIGHTS AS A SHAREHOLDER.  Upon payment by a Participant in full of the Acquisition Price, if any, for Restricted Stock under an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights, subject only to such restrictions and requirements referred to in Section 8.1 of the Plan as may be incorporated in the Award Instrument with respect to that Restricted Stock.

9.	RESTRICTED STOCK UNITS.

9.1	GRANT OF RESTRICTED STOCK UNITS.

(a)	Each grant or sale of Restricted Stock Units shall provide that the Restricted Stock Units shall be subject to deferral and a risk of forfeiture, as determined by the Committee on the date the Restricted Stock Units are granted. In addition, restrictions relating to Restricted Stock Units granted to an Employee that vest upon the achievement of Performance Goals may not terminate sooner than one year from the date that the Restricted Stock Units are granted. If the elimination of restrictions relating to Restricted Stock Units granted to an Employee is based only on the passage of time rather than the achievement of Performance Goals, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee on the date the Restricted Stock Units are granted. For any Qualified Performance-Based Award of Restricted Stock Units, no restrictions shall lapse on any such Award until the Committee certifies, in writing, that the requirements established as described in this Section 9.1(a) have been satisfied.

(b)	Each Participant to whom an Award of Restricted Stock Units is made shall pay the Acquisition Price, if any, with respect to those Restricted Stock Units to the Corporation not later than 30 days after delivery to the Participant of the Award Instrument with respect to the Restricted Stock Units being granted. If any Participant fails to pay any Acquisition Price with respect to an Award of Restricted Stock Units within that 30 day period, the Participant’s right under that Award shall be forfeited.

9.2       PAYMENT FOR RESTRICTED STOCK UNITS.  The Corporation shall pay each Participant who is entitled to payment for Restricted Stock Units an amount for those Restricted Stock Units (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

9.3       RIGHTS AS A SHAREHOLDER.  During any time that the Restricted Stock Units are outstanding, the Participant shall have no right to transfer any rights under his or her Award, shall have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but, to the extent permitted by Section 409A of the Code, the Committee may, at or after the date on which the Restricted Stock Units are granted, authorize the payment of dividend equivalents on such Common Shares underlying the Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividends or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Goals shall be deferred until and paid contingent upon the achievement of the applicable Performance Goals.

10.	PERFORMANCE SHARES AND PERFORMANCE UNITS.

10.1    DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE SHARES AND PERFORMANCE UNITS.  The Committee shall have full discretion to select the Participant to whom Awards of Performance Shares and Performance Units are made, the number of Performance Shares or Performance Units to be granted to any Participant so selected, the kind and level of the Performance Goals, the dates on which each Performance Period shall begin and end, and to determine the form and provisions of the Award Instrument to be used in connection with any Award of Performance Shares or Performance Units.

10.2    CONDITIONS TO PAYMENT FOR PERFORMANCE SHARES AND PERFORMANCE UNITS.

(a)	Unless otherwise provided in the relevant Award Instrument, a Participant must be employed by, or providing services to, the Corporation or a Subsidiary on the last day of a Performance Period to be entitled to payment for any Performance Shares or Performance Units.

(b)

The Committee may establish, from time to time, one or more formulas to be applied against the Performance Goals to determine whether all, some portion but less than all, or none of the Performance Shares or Performance Units granted with respect to the Performance Period are treated as earned pursuant to any Award. A Participant will be entitled to receive payments with respect to any Performance Shares and Performance Units only to the extent that those Performance Shares or Performance Units, as the case may be, are treated as earned under one or more such formulas. The Performance Period with respect to any Award of Performance Shares or Performance Units granted to an Employee shall be no less than one year. For any Qualified Performance-Based Award of Performance Shares or Performance Units, no

Participant will be entitled to receive payments with respect to such Award until the Committee certifies, in writing, that the requirements established as described in this Section 10.2(b) have been satisfied. The Committee may at the date of grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares subject in all cases to payment on a deferred and contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

10.3     PAYMENT FOR PERFORMANCE SHARES AND PERFORMANCE UNITS.  The Corporation shall pay each Participant who is entitled to payment for Performance Shares or Performance Units earned with respect to any Performance Period an amount for those Performance Shares or Performance Units, as the case may be, (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

11.	OTHER AWARDS.

11.1     The Committee may, subject to limitations under applicable law, grant to any Participant such Other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, unrestricted Common Shares, or Common Shares subject to transfer restrictions and/or deferred delivery, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, Awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Corporation. The Committee shall determine the terms and conditions of such Awards. Common Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other Awards, notes or other property, as the Committee shall determine. For any Qualified Performance-Based Award in the form of an Other Award, no Employee will be entitled to receive payments with respect to such Award until the Committee certifies, in writing, that the requirements established for such Award have been satisfied.

11.2    Cash awards, as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 11.

11.3    The Committee may grant Common Shares as a bonus or in lieu of other compensation to a Participant, or may grant Other Awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property (including Common Shares) under the Plan, a Deferred Compensation Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

11.4    Except as otherwise provided pursuant to a Deferred Compensation Plan, if the earning or vesting of, or elimination of restrictions applicable to, an Other Award granted to an Employee is based only on the passage of time rather than the achievement of Performance Goals, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee at the date of grant. Except as otherwise provided pursuant to the a Deferred Compensation Plan, if the earning or vesting of, or elimination of restrictions applicable to, an Other Award granted to an Employee is based on the achievement of Performance Goals, the earning, vesting or restriction period may not terminate sooner than one year from the date of grant.

12.      TERMINATION OF EMPLOYMENT.  After an Employee’s Employment Termination Date, the rules set forth in this Section 12 shall apply unless otherwise provided in the relevant Award Instrument or a Deferred Compensation Plan, as applicable, or as determined by the Committee, at the Employment Termination Date or thereafter. All factual determinations with respect to the termination of an Employee’s employment that may be relevant under this Section 12 shall be made by the Committee in its sole discretion.

12.1    VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE.  Upon an Employee’s Voluntary Resignation or Termination For Cause all Awards that are not otherwise exercisable and/or vested shall be forfeited as of the date of the Employment Termination Date. Upon an Employee’s Voluntary Resignation, unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right (i) during the period ending six months after the Employment Termination Date, but not later than the Option Expiration Date, to exercise any Options (even though exercise of any Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code) and related Tandem SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and Tandem SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, and (ii) during the period ending six months after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, to exercise any Free-Standing SARs that were outstanding on the Employment Termination Date if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date.

12.2    TERMINATION DUE TO CERTAIN RETIREMENTS.  Upon any termination of an Employee’s employment with the Corporation or any Subsidiary under the circumstances described in subsections (a) or (b), below, the following will provisions will apply:

(a)	If the Employee terminates on or after attaining age 55 and completion of at least five years of service:

(i)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based solely upon the passage of time;

(ii)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based upon the attainment of Performance Goals, with the proration and settlement of such Awards as set forth in the applicable Award Instrument; and

(iii)	the Employee or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending five years after the Employment Termination Date, but not later than the Option Expiration Date or expiration date of the Free-Standing SAR, as the case may be, all Options and/or SARs that were exercisable as of, or that become exercisable after, the Employment Termination Date (even though exercise of any Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code).

(b)	If the Employee terminates on or after attaining age 60 and completion of at least ten years of service:

(i)	the Employee shall continue to vest in all Awards whose vesting and/or exercisability was based solely upon the passage of time and which were granted one year or more prior to the Employee’s termination on or after attaining age 60 and completion of at least ten years of service;

(ii)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based solely upon the passage of time and which were granted less than one year prior to the Employee’s termination on or after attaining age 60 and completion of at least ten years of service;

(iii)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based solely upon the passage of time;

(iv)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based upon the attainment of Performance Goals, with the proration and settlement of such Awards as set forth in the applicable Award Instrument; and

(v)	the Employee or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending five years after the Employment Termination Date, but not later than the Option Expiration Date or expiration date of the Free-Standing SAR, as the case may be, all Options and/or SARs that were exercisable as of, or that become exercisable after, the Employment Termination Date (even though exercise of any Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code).

12.3    TERMINATION DUE TO DISABILITY.  Upon any termination of an Employee’s employment due to Disability:

(a)	the Employee shall continue to vest in all Awards whose vesting and/or exercisability was based solely upon the passage of time;

(b)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based upon the attainment of Performance Goals, with the proration and settlement of such Awards as set forth in the applicable Award Instrument; and

(c)	the Employee, the Employee’s attorney in fact or legal guardian or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending five years after the Employment Termination Date, but not later than the Option Expiration Date or expiration date of the Free-Standing SAR, as the case may be, all Options and/or SARs that were exercisable as of, or that become exercisable after, the Employment Termination Date (even though exercise of any Incentive Stock Option more than one year after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code).

12.4    DEATH OF AN EMPLOYEE.  Upon an Employee’s death while employed by the Corporation or a Subsidiary or within any of the periods referred to in any Section 12.1, 12.2, or 12.3 of the Plan:

(a)	the Employee’s estate shall continue to vest in all Awards whose vesting and/or exercisability was based solely upon the passage of time;

(b)	the Employee’s estate shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based upon the attainment of Performance Goals, with the proration and settlement of such Awards as set forth in the applicable Award Instrument;

(c)	the Employee’s executor or administrator, the person or persons to whom the Employee’s rights under any Option or SAR are transferred by will or the laws of descent and distribution or, with respect to Nonqualified Options, any Transferee, shall have the right to exercise, from time to time during the period ending four years after the date of the Employee’s death, but not later than the Option Expiration Date or expiration date of the Free-Standing SAR, as the case may be, all Options and/or SARs that were exercisable as of, or that become exercisable after, the Employee’s death (even though exercise of any Incentive Stock Option more than one year after the Employee’s death may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code); and

(d)	if the Option Expiration Date of any Nonqualified Option that had not expired before the Employee’s death would otherwise expire before the first anniversary of the Employee’s death, that Option Expiration Date shall automatically be extended to the first anniversary of the Employee’s death or such other date as provided in the relevant Award Instrument provided that the Option Expiration Date shall not be extended beyond the date that is ten years from the date on which the Option was granted;

12.5     TERMINATION UNDER LIMITED CIRCUMSTANCES.  If the Employee Terminates Under Limited Circumstances:

(a)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based solely upon the passage of time;

(b)	the Employee shall vest in a pro rata portion of all Awards whose vesting and/or exercisability was based upon the attainment of Performance Goals, with the proration and settlement of such Awards as set forth in the applicable Award Instrument; and

(c)	the Employee or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the Option Expiration Date or expiration date of the Free-Standing SAR, as the case may be, all Options and/or SARs that were exercisable as of, or that become exercisable after, the Employment Termination Date (even though exercise of any Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code).

13.       ACCELERATION AFTER A CHANGE OF CONTROL.  Notwithstanding anything in this Plan to the contrary, unless otherwise specified in the relevant Award Instrument, if, within two years following the date of a Change of Control, an Employee’s employment with the Corporation terminates for any reason other than a Voluntary Resignation or a Termination for Cause (and other than in connection with the Employee’s retirement as provided in Section 12.2, Disability as provided in Section 12.3 or death as provided in Section 12.4), then each Award granted to such Employee prior to the Change of Control that then remains outstanding shall be automatically treated as follows:

(a)	any outstanding Option shall become immediately exercisable in full;

(b)	Tandem SARs related to any such Options shall also become immediately exercisable in full;

(c)	any outstanding Free-Standing SAR shall become exercisable in full;

(d)	the Restriction Period with respect to all outstanding Awards of Restricted Stock shall immediately terminate;

(e)	the restrictions, conditions or contingencies on any Restricted Stock Units shall immediately terminate;

(f)	unless otherwise provided pursuant to a Deferred Compensation Plan, the restrictions, conditions or contingencies on any Other Awards shall immediately terminate; and

(g)	the restrictions, conditions, or contingencies on any Performance Shares and Performance Units shall be modified in such manner as the Committee may specify to give the Employee the benefit of those Performance Shares or Performance Units through the date of termination.

Notwithstanding anything herein to the contrary, if within two years after a Change of Control an Employee’s Employment Termination Date occurs other than as a result of a Voluntary Resignation or a Termination for Cause, unless otherwise provided in the relevant Award Instrument, the Employee, or with respect to Nonqualified Options any Transferee, shall have the right, during the Extended Period, but not later than the Option Expiration Date or the date of expiration of Free-Standing SARs, as the case may be, to exercise any Options and related SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date (even though, in the case of Incentive Stock Options, exercise of those Options more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code). As used in the immediately preceding sentence, the term “Extended Period” means the longer of the period that the Option or SAR would otherwise be exercisable in the absence of the immediately preceding sentence or the period ending with second anniversary of the Employee’s Employment Termination Date.

14.	RESTRICTIONS.

14.1    ASSIGNMENT AND TRANSFER.  Nonqualified Options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee, in its sole discretion, determines to allow such assignment or transfer and, if the Committee determines to allow any such assignment or transfer, the Transferee shall have the power to exercise such Nonqualified Option in accordance with the terms of the Award and the provisions of the Plan. No Incentive Stock Option, SAR, Restricted Stock during the Restriction Period, Restricted Stock Unit, Performance Share or unvested Other Award may be transferred other than by will or by the laws of descent and distribution. In no event may any Award granted under the Plan be transferred for value.

During an Employee’s lifetime, only the Employee (or in the case of incapacity of an Employee, the Employee’s attorney in fact or legal guardian) may exercise any Incentive Stock Option or SAR.

14.2     FURTHER RESTRICTIONS.  The Committee may specify at the date of grant of any Award that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Options or SARs, upon the termination of any period of deferral applicable to Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards or (ii) no longer subject to the Restriction Period, will be subject to further restrictions on transfer.

15.      ADJUSTMENT UPON CHANGES IN COMMON SHARES.  Automatically and without Committee action, in the event of any stock dividend, stock split, or share combination of the Common Shares, or by appropriate Committee action in the event of any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving the Corporation or any spin-off or other distribution to shareholders of the Corporation (other than normal cash dividends), appropriate adjustments to

(a)	the maximum number of Common Shares that may be issued under the Plan pursuant to Section 5 of the Plan, the maximum number of Common Shares that may be issued under the Plan pursuant to Incentive Stock Options as provided in Section 5 of the Plan, and the maximum number of Common Shares with respect to which any Employee may receive Awards during any calendar year or calendar years as provided in Section 5 of the Plan, and

(b)	the number and kind of shares subject to, the price per share under, and the terms and conditions of each then outstanding Award shall be made to the extent necessary and in such manner that the benefits of Employees under all then outstanding Awards shall be maintained substantially as before the occurrence of such event.

Any such adjustment shall be conclusive and binding for all purposes of the Plan and shall be effective, in the event of any stock dividend, stock split, or share combination, as of the date of such stock dividend, stock split, or share combination, and in all other cases, as of such date as the Committee may determine. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR; provided, however, that any such adjustment to the number specified in Section 5.5(a) of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 15 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 15 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) if any Award is subject to Section 409A of the Code, Section 15 of the Plan shall be applicable only to the extent specifically provided in the Award Instrument and permitted pursuant to Section 27 of the Plan.

16.      PURCHASE FOR INVESTMENT.  Each person acquiring Common Shares pursuant to any Award may be required by the Corporation to furnish a representation that he or she is acquiring the Common Shares so acquired as an investment and not with a view to distribution thereof if the Corporation, in its sole discretion, determines that such representation is required to insure that a resale or other disposition of the Common Shares would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

17.      WITHHOLDING OF TAXES. The  Corporation will withhold from any payments of cash made pursuant to the Plan such amount as is necessary to satisfy all applicable Federal, state, and local and other withholding tax obligations. Except as otherwise determined by the Committee, a Participant (or other person exercising an Option with respect to withholding taxes upon exercise of such Option) may elect, or the Committee may require such Participant or other person, to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the grant of an Award, the lapse of any restrictions with respect to an Award, the acquisition of Common Shares pursuant to any Award, or the disposition of any Common Shares received pursuant to any Award by having the Corporation hold back some portion of the Common Shares that would otherwise be delivered pursuant to the Award or by delivering to the Corporation an amount equal to the withholding tax obligation arising with respect to such grant, lapse, acquisition, or disposition in (a) cash, (b) Common Shares, or (c) such combination of cash and Common Shares as the Committee may determine. The Fair Market Value of the Common Shares to be so held back by the Corporation or delivered by the Participant shall be determined as of the date on which the obligation to withhold first arose.

18.      HARMFUL ACTIVITY.  If an Employee shall engage in any “Harmful Activity” prior to or within twelve months after termination of employment with Key, then (a) any shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards held by the Employee that have vested, (b) any Profits realized upon the exercise of any Covered Option or SAR and (c) any Profits realized upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, on or after one year prior to the termination of employment with Key shall inure to the Corporation. The aforementioned restriction shall not apply in the event that employment with Key terminates within two years after a Change of Control of the Corporation if any of the following have occurred: a relocation of an Employee’s principal place of employment more than 35 miles from an Employee’s principal place of employment immediately prior to the Change of Control, a reduction in an Employee’s base salary after a Change of Control, or termination of employment under circumstances in which an Employee is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan. If any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards or any Profits realized upon the exercise of any Covered Option or SAR or upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, an Employee shall provide all such forfeited Awards and pay all such Profits to the Corporation within 30 days after first engaging in any Harmful Activity and all Awards that have not yet vested and all unexercised Covered Options or SARs shall immediately be forfeited and canceled. Consistent with the provisions of Section 3 of the Plan, the determination by the Committee as to whether an Employee engaged in Harmful Activity prior to or within six months after termination of employment with Key shall be final and conclusive. Unless otherwise provided in the relevant Award Instrument with specific reference hereto, the provisions of this Section 18 shall apply to all Awards made under the Plan.

A Harmful Activity shall have occurred if an Employee shall do any one or more of the following:

(a)	Use, publish, sell, trade or otherwise disclose Non-Public Information of Key unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to Key.

(b)	After notice from the Corporation, fail to return to Key any document, data, or thing in an Employee’s possession or to which an Employee has access that may involve Non-Public Information of Key.

(c)	After notice from the Corporation, fail to assign to Key all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employment with Key, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(d)	After notice from the Corporation, fail to agree to do any acts and sign any document reasonably requested by Key to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employment with Key, including, without limitation, the signing of patent applications and assignments thereof.

(e)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, solicit or entice for employment or hire any Employee of Key.

(f)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, call upon, solicit, or do business with (other than business which does not compete with any business conducted by Key) any customer of Key an Employee called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at Key unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom an Employee should have reasonably known was a customer of Key.

(g)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, engage in any business activity in competition with Key in the same or a closely related activity that an Employee was engaged in for Key during the one year period prior to the termination of employment.

For purposes of this Section 18:

“Covered Option or SAR” means any Option or SAR granted under this Plan unless the relevant Award Instrument expressly excludes the Option or SAR from the provisions of this Section 18.

“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing.

“Key” shall mean the Corporation and its Subsidiaries collectively.

“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as Key, and that of its customers or suppliers, and that are not generally known by the public.

“Profit” shall mean, (1) with respect to any Covered Option or SAR, the spread between the Fair Market Value of a Common Share on the date of exercise and the Exercise Price or the Base Price, as the case may be, multiplied by the number of shares exercised under the Covered Option or SAR; and (2) with respect to any shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, any profit realized upon the sale of any Common Shares that were acquired upon the vesting of such Awards.

19.      COMPENSATION RECOVERY POLICY.  Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Corporation, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or any applicable securities exchange.

20.      AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES.  Awards, whether Incentive Stock Options, Nonqualified Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, may be granted under the Plan in substitution for awards held by employees of a company who become Employees of the Corporation or a Subsidiary as a result of the merger or consolidation of the employer company with the Corporation or a Subsidiary, or the acquisition by the Corporation or a Subsidiary of the assets of the employer company, or the acquisition by the Corporation or a Subsidiary of stock of the employer company as a result of which it becomes a Subsidiary. The terms, provisions, and benefits of the substitute Awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

21.      LEGAL REQUIREMENTS.  No Awards shall be granted and the Corporation shall have no obligation to make any payment under the Plan, whether in Common Shares, cash, or any combination thereof, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations, including, without limitation, the Code and Federal and state securities laws.

22.      MISCELLANEOUS.

22.1    AMENDMENTS. The Board, or a duly authorized committee thereof, may alter or amend the Plan from time to time prior to its termination in any manner the Board, or such duly authorized committee, may deem to be in the best interests of the Corporation and its shareholders, provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

The Committee shall have the authority to amend these terms and conditions applicable to outstanding Awards

(a)	in any case where expressly permitted by the terms of the Plan or of the relevant Award Instrument; or

(b)	in any other case with the consent of the Employee to whom the Award was granted.

Except as expressly provided in the Plan or in the Award Instrument evidencing the Award, the Committee may not, without the consent of the holder of an Award granted under the Plan, amend the terms and conditions applicable to that Award in a manner adverse to the interests of the Participant.

Notwithstanding the foregoing, except in connection with a corporate transaction or event described in Section 15 of the Plan or with approval by the shareholders of the Corporation, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or the Base Price of outstanding SARs, and no outstanding Options or SARs may be cancelled in exchange for other Awards, or cancelled in exchange for Options or SARs with an Exercise Price or a Base Price that is less than the Exercise Price of the original Options or the Base Price of the original SARs, as applicable, or cancelled in exchange for cash, without approval by the shareholders of the Corporation. This paragraph is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 15 of the Plan. Notwithstanding any provision of the Plan to the contrary, this paragraph may not be amended without approval by the shareholders of the Corporation.

22.2    DEFERRAL.  Subject to Section 27 of the Plan and to the extent permitted by Section 409A of the Code, the Committee may permit Participants to elect to defer the issuance of Common Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, to the extent permitted by Section 409A of the Code.

22.3    CONDITIONS.  The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Employee, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

22.4    ACCELERATION.  If permitted by Section 409A of the Code, in the event of a termination of employment by reason of death, disability, normal or early retirement, or a Change of Control, of a Participant who holds an Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which any period of deferral has not been completed, or any Performance Shares, Performance Units or Other Awards that have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 14 of the Plan, the Committee may, in its sole discretion, accelerate the time at which such Option or SAR may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such period of deferral will end or the time at which such Performance Shares, Performance Units or Other Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award; provided, however, that in the case of a Qualified Performance-Based Award, acceleration is not permitted in the event of normal or early retirement.

22.5    PLAN NONCONTRACTUAL.  Nothing herein contained shall be construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person’s employment or service with the Corporation or the Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or service or the annual rate of compensation of any such person for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

22.6    INTEREST OF PARTICIPANTS.  Any obligation of the Corporation under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Corporation to make such payment from its general assets in accordance with the Plan, and no Participant (or person claiming an interest through a Participant) shall have any interest in, or lien or prior claim upon, any property of the Corporation or any Subsidiary by reason of that obligation.

22.7    FRACTIONAL SHARES.  The Corporation will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

22.8    FOREIGN EMPLOYEES.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by or providing services to the Corporation or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

22.9    SPECIAL VESTING PROVISIONS.  Notwithstanding anything in the Plan to the contrary, 5% of the maximum number of Common Shares that may be issued or transferred under the Plan provided for in Section 5.2 of the Plan, as may be adjusted under Section 15 of the Plan, may be used for Awards granted under Sections 8 through 11 of the Plan that do not comply with the three-year vesting requirements set forth in Sections 6.4(a), 7.2(a), 8.1(a), 9.1(a) and 11.4 of the Plan or the one-year vesting requirements set forth in Sections 6.4(a), 7.2(a), 8.1(a), 9.1(a), 10.2(b) and 11.4 of the Plan.

23.      CLAIMS OF OTHER PERSONS.  The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

24.      ABSENCE OF LIABILITY.  No member of the Board or of the Board of Directors of a Subsidiary, of the Committee, of any other committee of the Board, or any officer or Employee of the Corporation or a Subsidiary shall be liable for any act or action under the Plan, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, or except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself or herself.

25.      SEVERABILITY.  The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

26.      GOVERNING LAW.  The provisions of the Plan shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.

27.      COMPLIANCE WITH SECTION 409A OF THE CODE.

27.1    To the extent applicable, it is intended that the Plan and any Awards hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to any Participant. The Plan and any Awards hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

27.2    Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its affiliates.

27.3    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

27.4    Notwithstanding any provision of the Plan or any Award Instrument to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Committee reserves the right to make amendments to the Plan and any Award Instrument as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

APPENDIX B

Policy Statement on Independent Auditing Firm’s

Services and Related Fees

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by KeyCorp’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for KeyCorp and all consolidated affiliates. All services of any nature provided by KeyCorp’s independent auditing firm to entities affiliated with but unconsolidated by KeyCorp, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of proscribed services.

Examples of services that may not be provided to KeyCorp by its independent auditing firm:

•	Bookkeeping or other services related to the accounting records or financial statements
•	Financial information systems design and development
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports
•	Actuarial services
•	Internal audit outsourcing services
•	Management functions including human resources searches
•	Broker-dealer, investment advisor or investment banking services
•	Legal services
•	Expert services unrelated to the audit
•	Executive tax return preparation, including such work for expatriates
•	Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

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PLEASE PRESENT THIS NOTICE AS YOUR ADMISSION TICKET IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.	+
Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 16, 2013

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2012 Annual Review, 2013 Proxy Statement and the 2012 Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/key to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 6, 2013 to facilitate timely delivery.

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Shareholder Meeting Notice

KeyCorp Annual Meeting of Shareholders will be held on May 16, 2013 at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 8:30 a.m., local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3, and 4:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2014 are:
Edward P. Campbell, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, and Barbara R. Snyder.
2.	Ratification of the appointment of independent auditor Ernst & Young LLP.
3.	Advisory approval of executive compensation.
4.	Approval of KeyCorp 2013 Equity Compensation Plan.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/key. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by
May 6, 2013.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 16, 2013.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors	B	Proposals

The Board of Directors recommends a vote FOR the listed nominees.							The Board of Directors recommends a vote FOR Proposal 2.	For	Against	Abstain
1.	Nominees:	For	Withhold		For	Withhold	2. Ratification of the appointment of independent auditor.	☐	☐	☐	+
	01 - Edward P. Campbell	☐	☐	02 - Joseph A. Carrabba	☐	☐
	03 - Charles P. Cooley	☐	☐	04 - Alexander M. Cutler	☐	☐	The Board of Directors recommends a vote FOR Proposal 3. 3. Advisory approval of executive compensation.	For ☐	Against ☐	Abstain ☐
	05 - H. James Dallas	☐	☐	06 - Elizabeth R. Gile	☐	☐
	07 - Ruth Ann M. Gillis	☐	☐	08 - William G. Gisel, Jr.	☐	☐	The Board of Directors recommends a vote FOR Proposal 4.	For ☐	Against ☐	Abstain ☐
	09 - Richard J. Hipple	☐	☐	10 - Kristen L. Manos	☐	☐	4. Approval of KeyCorp 2013 Equity Compensation Plan.
	11 - Beth E. Mooney	☐	☐	12 - Barbara R. Snyder	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — KeyCorp

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 16, 2013

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 16, 2013, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2014 are:
Edward P. Campbell, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, and Barbara R. Snyder.
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending on December 31, 2013.
3.	Advisory approval of executive compensation.
4.	Approval of KeyCorp 2013 Equity Compensation Plan.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Proposals 2, 3 and 4.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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